     As filed with the Securities and Exchange Commission on August 21, 2000

                                                     REGISTRATION NO. __________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                IPVoice.com, Inc.
                 (Name of small business issuer in its charter)

             Nevada                                             4813                               65-0729900
(State or other jurisdiction of                    (Primary Standard Industrial                (I.R.S. Employer
 incorporation or organization)                     Classification Code Number)                Identification No.)


  7585 East Redfield Road, Suite 202, Scottsdale, Arizona 85260, (480) 948-1895
          (Address and telephone number of principal executive offices and principal place of business)

                                  Barbara Will
                      President and Chief Operating Officer
                       7585 East Redfield Road, Suite 202
                            Scottsdale, Arizona 85260
                                 (480) 948-1895
            (Name, address and telephone number of agent for service)

                                 With Copies to:

                               I. Douglas Dunipace
                       Jennings, Strouss & Salmon, P.L.C.
                          Two North Central, Suite 1600
                           Phoenix, Arizona 85004-2393
                            Telephone: (602) 262-5832
                               Fax: (602) 253-3255

Approximate date of proposed sale to the public: as soon as practicable from time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of each class of securities          Dollar amount to be     Proposed maximum aggregate     Amount of registration
        to be registered                       registered         offering price per share (1)              fee
        ----------------                       ----------         ----------------------------              ---
Common Stock $.001 Par Value (2)               $13,817,996                  $.875                        $3,192.00

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the closing bid and asked prices for the Company's Common Stock, $.001 par value (the "Common Stock") as reported on the OTC Bulletin Board on August 14, 2000. With respect to the 350,000 shares issuable upon exercise of the Warrants, the registration price per share is based on the average exercise price of the Warrants.

(2) Pursuant to Rule 416 promulgated under the Securities Act, this Registration Statement also registers such number of additional shares of Common Stock that may be offered or issued for dividends on the Series B Convertible Preferred Stock, $.001 par value (the "Series B Preferred Stock"), upon exercise of the warrants or option of the Selling Stockholders and for other adjustments or to prevent dilution resulting from stock splits, stock dividends or similar transactions in connection with such Series B Preferred Stock, warrants and options.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The index for exhibits is on page II-7.

                                IPVOICE.COM, INC.

               15,287,595 SHARES OF COMMON STOCK, $.001 PAR VALUE


The selling stockholders listed on pages 39-40 of this prospectus (the "Selling Stockholders") are offering and selling up to 15,287,595 shares (the "Shares") of the common stock, $.001 par value (the "Common Stock") of IPVoice.com, Inc., a Nevada corporation (the "Company," "we", "us" or "our"). This registration statement has been filed to register for resale Shares issued to certain Selling Stockholders, and shares issued or issuable in connection with our Series B Convertible Preferred Stock, $.001 par value (the "Series B Preferred Stock") convertible into Common Stock and warrants or options (the "Warrants") exercisable for shares of Common Stock on behalf the Selling Stockholders and to account for certain adjustments to the number of shares issuable under the Series B Preferred Stock and the Warrants. We will not receive any of the proceeds from the sale of securities by the Selling Stockholders. However, we could receive up to $3,247,600 in gross proceeds, if certain Selling Stockholders exercise their rights under the Warrants or other equity rights to purchase shares of Common Stock. All proceeds that we receive, if any, will be used for sales and marketing of our products and services, service of our products, deployment of our products and technology, continued research and development, working capital and general corporate purposes. The Selling Stockholders' securities may be offered from time to time by the Selling Stockholders directly to purchasers or to or through broker-dealers who may act as agents or principals, at market prices prevailing at the time of sale. See "Description of Securities - Selling Stockholders" and "- Shares Eligible for Future Sale" and "Plan of Distribution".

The Selling Stockholders intend to sell the Shares into the public market from time to time. The Selling Stockholders will negotiate with the market makers for Common Stock to determine the prices for each sale. They expect each sale price to be near to the market price at the time of the sale. During the registration period, the Selling Stockholders may not sell the Shares until the registration statement filed with the Securities and Exchange Commission is effective.

The information in this prospectus is subject to the Securities and Exchange Commission and may be changed. This prospectus is not an offer to sell the Common Stock and it is not soliciting an offer to buy the Common Stock in any state where the offer or sale is not permitted.

The Selling Stockholders will pay all brokerage commissions and discounts attributable to the sale of the Shares plus brokerage fees and expenses relating to the registration of their Shares. We are responsible for all other costs, expenses and fees incurred in registering the shares offered by this prospectus, which are estimated to be approximately $195,000.

Our Common Stock is traded under the symbol "IPVC" on the OTC Bulletin Board. The last reported sale price on the OTC Bulletin Board for our Common Stock on July 31, 2000 was $1.0625 per share. There has been a limited public market for our Common Stock on the OTC Bulletin Board system and no other public market for the Common Stock, and there can be no assurance that any such market will develop.

THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

        THESE SECURITIES SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT
                   AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 This date of this Prospectus is August 21, 2000

                             ADDITIONAL INFORMATION

We have voluntarily elected to be a reporting company. Beginning January 1, 2000, we have or intend to regularly file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at the following locations:

     -   Main Public Reference Room
         450 Fifth Street, N.W.
         Washington, D.C. 20549

     -   Regional Public Reference Room
         75 Park Place, 14th Floor
         New York, New York 10007

     -   Regional Public Reference Room
         Northwestern Atrium Center
         500 West Madison Street, Suite 1400
         Chicago, Illinois 60661-2511

You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at (800) SEC-0330.

We are required to file these documents with the SEC electronically. You can access the electronic versions of these filings on the Internet at the SEC's web site, located at http://www.sec.gov.

We have included this prospectus in our registration statement that we filed with the SEC (the "Registration Statement"). The Registration Statement provides additional information that we are not required to include in the prospectus. You can receive a copy of the entire Registration Statement as described above. Although this prospectus describes the material terms of certain contracts, agreements and other documents filed as exhibits to the Registration Statement, you should read the exhibits for a more complete description of the document or matter involved.

                           FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and Registration Statement, including without limitation information set forth under "Plan of Operations" contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Such forward-looking statements concern the Company's expectations, beliefs, estimates, intentions, and strategies about the future and are generally identified by the context of the statement and use of words such as, "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions which are intended to identify such forward-looking statements, but their absence does not mean the statement is not forward-looking. Such information contained in such statements is difficult to predict. Actual results may differ materially from those expressed or forecasted. The Company desires to avail itself of certain "safe harbor" provisions of the Act and is therefore including this special note to enable the Company to do so. Such forward-looking statements are subject to certain risks and uncertainties, including those described in the section captioned "Risk Factors" below.

                                TABLE OF CONTENTS

                                                                                                                       Page
                                                                                                                       ----
Prospectus Summary ...............................................................................................      1

Risk Factors .....................................................................................................      3

Risks Relating to Our Financial Condition ........................................................................      3

Risks Relating To Our Business ...................................................................................      5

Other Risks ......................................................................................................     10

Use Of Proceeds ..................................................................................................     13

Dividend Policy ..................................................................................................     13

Capitalization ...................................................................................................     13

Market Price Of The Registrant's Common Equity And Related Stockholder Matters ...................................     15

Selected Financial Data ..........................................................................................     15

Plan Of Operations ...............................................................................................     16

Business .........................................................................................................     16

Management .......................................................................................................     32

Certain Relationships And Related Transactions ...................................................................     37

Selling Stockholders .............................................................................................     39

Description Of Securities ........................................................................................     40

Plan Of Distribution .............................................................................................     44

Legal Matters ....................................................................................................     45

Experts ..........................................................................................................     45

Financial Statements .............................................................................................    F-1

                               PROSPECTUS SUMMARY

         READ THIS ENTIRE PROSPECTUS CAREFULLY. THE FOLLOWING SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS", APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "WE," "US," "OUR" OR "COMPANY" MEAN IPVOICE.COM, INC. AND ITS SUBSIDIARY, IPVOICE COMMUNICATIONS, INC.

The Company

         Since 1998 we have been developing our MultiCom business management software ("MultiCom") for use in Internet Protocol ("IP") telephony applications (such as telephone, fax, data, images and video over the Internet). MultiCom is the business management system behind our TrueConnect Gateway product and our newly released next generation Gateway products called SuperConnect and UltraConnect (each referred to herein as a "Gateway"). The MultiCom, Gateways and other proprietary technology and products are generally referred to as the "IPVoice System." A Gateway provides a mechanism for bridging the public telephone system with the Internet. Our current business was founded on the premise that traditional telephone systems underutilized resources by assigning each call a "nailed down" circuit. Our Gateways allow a packet of information (voice, video, e-mail, data, images, etc.) to cross multiple networks on its way to its final destination. Thus, instead of having one dedicated circuit for a call, the entire network is shared. We continue to research the availability of additional innovative products in IP telephony and related industries for development, distribution or acquisition.

         It is our intention to (i) continue to market our Gateway products,
(ii) to conduct research to further develop our Gateway products, and (iii) to develop further "add-ons" which will enhance and expand the Gateway products.

         Access through our Gateways is presently available in limited markets in the United States and in the United Kingdom. We have Gateways and provide service in New York, Los Angeles, Dallas, Chicago, Atlanta, Phoenix and London. With the exception of New York and Los Angeles, we generally enter into contracts with selected agents to operate our Gateways and sell our products and services. We intend to expand the availability of the Gateways in selected U.S. and foreign markets. We also receive revenue from the sale of prepaid calling cards and TruePartners Programs.

         The Company is comprised of IPVoice.com, Inc., the parent and a Nevada corporation, and IPVoice Communications, Inc., the wholly-owned subsidiary and a Delaware corporation. The parent was formed in 1997 as Nova Enterprises, Inc. In April 1999, the parent changed its name to IPVoice.com, Inc. after it acquired the subsidiary in March 1998 in a reorganization. The Company is quoted on the OTC Bulletin Board under the symbol "IPVC." Our executive offices are located 7585 East Redfield Road, Suite 202, Scottsdale, Arizona 85260 and our telephone number is (480) 948-1895.

The Selling Stockholders

         The Selling Stockholders are using this prospectus to sell shares of Common Stock to the public. Several of the Selling Stockholders have rights to acquire some of the Shares as a result of a private financing of $2,500,000 consummated in May 2000.

Outstanding Shares

         We are authorized to issue 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, $.001 par value (the "Preferred Stock"). Our articles of incorporation permit our Board of Directors to determine the relative rights, preferences and privileges in the Preferred Stock, except to the extent set forth in our articles of incorporation. We have designated two series of Preferred Stock outstanding, 10,000 shares designated as Senior Convertible Preferred Stock, with 200 shares outstanding and 7,500 shares designated as Series B Preferred Stock, with 2,500 shares outstanding. On the date of this prospectus there were 18,566,384 shares of Common Stock outstanding. In addition, there are warrants, options and contract rights outstanding that could lead to additional shares of Common Stock being issued. We cannot determine at this time the number of additional shares that could be issued, because some of the contract rights are based on the future market price of our Common Stock.

Risk Factors

         The Shares of Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 3.

The Offering

Common Stock offered by Selling Stockholders ........................      15,287,595 shares

Common Stock Outstanding (1) ........................................      18,566,384 shares

Use of Proceeds .....................................................      We will not receive any proceeds from the sale of
                                                                           the Shares of Common Stock by the Selling
                                                                           Stockholders.  However, we may receive proceeds
                                                                           from the exercise of warrants, options and rights
                                                                           to purchase Common Stock and plan to use such
                                                                           proceeds, if any, for sales and marketing of our
                                                                           products and services, service of our products,
                                                                           deployment of the IPVoice System, continued
                                                                           research and development, working capital, and
                                                                           other general corporate purposes.

OTC Bulletin Board Symbol ...........................................      IPVC

---------------

(1) Based on the number of shares outstanding on the date of this prospectus, which does not include (i) 1,000,000 shares of Common Stock reserved for issuance upon exercise of options outstanding or available for future grant under our 2000 Executive Incentive Plan, (ii) shares of Common Stock issuable upon the exercise of certain outstanding warrants and options and other rights to purchase shares of Common Stock, or (iii) shares of Common Stock issuable upon the occurrence of certain default events and resulting conversion of shares of our Senior Convertible Preferred Stock. EXCEPT AS OTHERWISE INDICATED, ALL REFERENCES IN THIS PROSPECTUS TO THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING DO NOT INCLUDE THE FOREGOING SHARES.

Summary Financial Information

                                                           Year Ended December 31,           Six Months Ended June 30,
                                                          -----------------------            -------------------------
STATEMENT OF OPERATIONS DATA:
                                                           1999              1998            2000               1999
                                                           ----              ----            ----               ----
                                                                                          (Unaudited)       (Unaudited)
     Net sales                                          $321,279            $41,254        $107,973                 $0
     Gross Profit                                         15,845             41,254           3,997                  0
     Loss from operations                             (1,881,239)          (507,685)      1,232,992           (796,028)
     Other income (expense)                              (92,595)                 0         (28,578)            (5,161)
     Net Loss                                         (1,973,834)          (507,685)     (1,261,570)          (801,189)
     Loss per share                                       $(0.13)            $(0.04)         $(0.07)            $(0.05)
                                                      ----------         ----------      ----------         ----------

     Weighted average shares
         Outstanding                                  15,413,751         11,620,451      17,268,264         14,762,758

BALANCE SHEET DATA:
     Current Assets                                     $256,348           $153,888      $2,232,163         $1,242,997
     Total assets                                        633,903            191,513       2,855,038          1,291,909
     Current Liabilities                                 406,339            307,129         337,148            123,150
     Long-term debt                                    1,145,400                  0         385,950          1,145,400
     Total liabilities                                 1,551,739            307,129         723,098          1,268,550
     Stockholders equity (deficiency)                   (917,836)          (115,616)      2,131,940             23,359

                                  RISK FACTORS

         In addition to other information in this prospectus, the following risk factors should be considered carefully in evaluating us, our business and before purchasing the Common Stock offered hereby.

         AN INVESTMENT IN OUR COMMON STOCK IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY THOSE PERSONS WHO ARE ABLE TO AFFORD A LOSS OF THEIR ENTIRE INVESTMENT IN EVALUATING OUR BUSINESS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS.

                    RISKS RELATING TO OUR FINANCIAL CONDITION

Our Business Prospects are Difficult to Evaluate Because Our Current Operations are New

         IPVoice.com, Inc. (the "Parent"), as the parent company, and IPVoice Communications, Inc. (the "Subsidiary"), as its wholly-owned subsidiary, are collectively referred to herein as "the Company," "we," "us," or "our". The Subsidiary was incorporated in Delaware in December of 1997. The Parent was incorporated in February 1997 in the State of Nevada under the name Nova Enterprises, Inc. In March 1998, the Subsidiary entered into a reorganization agreement with the Parent. Under the reorganization agreement, the stockholders of the Subsidiary exchanged all of the outstanding common shares of the Subsidiary for 9,000,000 shares of the Parent. The Subsidiary became a wholly-owned subsidiary of the Parent. The Parent changed its name to "IPVoice.com, Inc." in April 1999. The reorganization agreement was accounted for as a reorganization of the Subsidiary. We are considered a development stage company. Our limited operating history, particularly since implementing the IPVoice System, makes predicting future operating results difficult, and there is no assurance that we will be profitable in the future.

         We have been in the development stage since our reorganization. We only recently have commenced operations of the IPVoice System and have not begun generating any significant revenues for the IPVoice System. Accordingly, we have only a limited operating history upon which you can evaluate our prospects and us. We are subject to all the risks inherent in the operation of a development stage business and cannot assure you that we will be successful in addressing these risks.

We Have a History of Losses and Expect That Losses Will Continue in the Future

         For the six months ending June 30, 2000 and 1999, we had revenues of $108,000 and $0, respectively and operating expenses of $1,237,000, and $796,000, respectively. For the six months ending June 30, 2000, we had cash of $1,674,000 compared to cash of $99,000 for the year ended December 31, 1999, and working capital (deficiency) of $1,895,000 and ($150,000), respectively. We continue to generate cash losses from operations and expect to continue to generate losses until our revenues increase or our expenses decrease. There is no assurance that we can increase our revenue source and it is unlikely we can lower our expenses. We may never earn a profit. If we continue to lose money over a period of time, we may discontinue our operations.

         As of June 30, 2000, our total assets were $2,855,000, consisting, principally, of $1,674,000 in cash, $487,000 in prepaid expenses and deposits and $518,000 in property and equipment, net. As a result of our limited assets and a cumulative net loss from operations, in the amount of $3,766,000, as of June 30, 2000, we only had working capital of $1,895,000 even after receipt of net proceeds from the sale of $2,500,000 of Series B Preferred Stock in May 2000.


Lack of Working Capital

         Other than revenues from the sale of our products and services, which revenues have yet to produce a profit, and the proceeds from the sale of the Series B Preferred Stock, we have no current source of working capital funds. We have incurred a net loss in each year of our existence and have financed our operations primarily through sales of equity and debt securities.

         We do not expect to overcome our history of losses unless sales significantly exceed the current levels. While we anticipate the receipt of increased operating revenues, such increased revenues cannot be assured. Further, we may incur significant unanticipated expenditures, which deplete our capital at a more rapid rate because of among other things, the stage of our business, our limited personnel and other resources and our lack of a widespread client base and market recognition. Because of these and other factors, management is presently unable to predict what additional costs might be incurred beyond those currently contemplated.

We May be Unable to Obtain the Financing We Need to Continue Our Operations

         We have experienced significant cash flow difficulties from the lack of revenues since our inception in February 1997. Our future capital requirements will depend upon many factors, including the expansion of the IPVoice System, requirements to maintain adequate telecommunications capabilities, the progress of our research and development efforts, expansion of our marketing and sales efforts and the status of competitive products and services. We will require additional funding in order to exploit fully our plan for operations. We are uncertain that additional financing will be available to us on acceptable terms, or at all. If additional funds are raised by issuing equity securities, further dilution to the existing stockholders will result. If adequate funds are not available, we may be required to delay, scale back or eliminate our research and development, marketing or expansion or obtain funds through arrangements with partners or others that may require us to relinquish rights to certain of our existing or potential products or other assets. Accordingly, the inability to obtain such financing could have a material adverse effect on our business, financial condition and results of operations.

         We recently received proceeds, net of expenses of $2,157,000, from the issuance of our Series B Preferred Stock and warrants. As of the date of the prospectus, we have no commitments, agreements or understandings regarding additional financings and we may be unable to obtain additional financing on satisfactory terms or at all.

Our Future Revenue and Operating Results are Unpredictable and May Fluctuate

         We have experienced, and expect to continue to experience, substantial fluctuations in revenues and other operating results due to a variety of factors. Our quarterly results of operations can be substantially affected by factors such as costs of entering new markets, the amount of traffic over our Gateways and the IPVoice System, the amount of minutes on the IPVoice System purchased by the Company's distributors, agents and customers, research and development expenditures, professional and other expenses, intellectual property work and other activities to protect the Company's proprietary rights to the IPVoice System technology, and the timing of the receipt of certain license and other fees. In view of such fluctuations, we believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as a measure of future performance. The Company's operating results in the first half of fiscal year 2000 are expected to be significantly affected by the costs of entering into strategic alliances and other arrangements with new distributors in additional markets in the United States and markets in foreign countries.

         Our short operating history and the rapidly changing nature of the market in which we compete make it difficult to accurately forecast our revenues and operating results. Our operating results are unpredictable and we expect them to fluctuate in the future due to a number of factors. These factors may include, among others:

       -   Internet and telecommunications growth;
       -   Demand for our services;
       - Our ability to develop and introduce new products and services in response to changing market conditions and customer preferences;
       - The amount and timing of operating costs and capital expenditures relating to the growth of our business;
       - The announcement or introduction of new or enhanced products or services by our competitors;
       - Technical difficulties with customers' use of our service and interruptions; and
       -   Changes in general economic or industry conditions.

         Comparisons of our operating results for each period do not indicate our future performance. It is likely that our operating results in some periods will fall short of market expectations. If this occurs, the price of our Common Stock may decline.

                         RISKS RELATING TO OUR BUSINESS

Our Business Depends on One Form of Technology

         We receive revenues primarily through the exploitation of the IPVoice System technology. While the Company believes that this basic technology has certain features that make it attractive to segments of the IP telephony market, it has not yet had the opportunity to test the appeal of the IPVoice System technology to those additional market segments. These features include the ability to offer a carrier grade back office features such as least cost routing, order entry, rating, product platforms, real time billing and multiple reports. We believe that these features can make the IPVoice System attractive to Internet providers, carriers, resellers, independent telephone companies ("ITCs"), large and small businesses and hospitality networks. The IPVoice System offers the ability to interface with other switching vendors. However, the IPVoice System has limitations, such as development time and cost to interface or overlay MultiCom with top switching vendors. We have undertaken limited efforts to date to take advantage of these capabilities of the IPVoice System but have not had the resources to systematically market the IPVoice System to these potential users. We also are continually working on upgrades and enhancements to the basic IPVoice System technology with such items as TrueWeb, PCTruePhone, Click'N Call and others. Our revenues are, and for the foreseeable future will be, based on the market acceptance of products and services utilizing our core IPVoice System technology. Any decline in demand for such products and services, whether because of competition, technological changes or other reasons, would have a material and adverse effect on our business, financial condition and result of operations. Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger client bases and significantly greater financial, technical and marketing resources than us. This may allow them to compete more effectively and be more responsive to industry and technological change than us. We may be unable to compete successfully, and competitive pressures may reduce our revenues and result in increased losses or reduced profits.

No Assurance of Product Quality, Performance and Reliability

         We expect that our distributors and their customers will continue to establish demanding specifications for quality, performance and reliability. Although we attempt to only deal with manufacturers who adhere to good manufacturing practice standards, there can be no assurance that problems will not occur in the future with respect to quality, performance, reliability, and price. If such problems occur, we could experience increased costs, delays, cancellations or rescheduling of orders and/or shipments or possible product returns and discounts, any of which would have a material adverse effect on our business, financial condition or results of operations.

Limited Distribution Capability

         Our success depends in large part upon our ability to distribute our products and services. Virtually all of our competitors or potential competitors have much larger budgets for securing customers. In comparison, we lack the financial resources, personnel and other resources required to compete effectively with these larger, better-financed competitors. Although we have entered into TruePartner and other agreements, these have produced only limited revenues to date. Depending upon the level of operating capital generated or funding obtained by us, we believe, that it will be possible for us to attract additional customers for our products and services. However, in the event that only limited funds are generated from operations or otherwise obtained, we anticipate that our limited finances and other resources may be a determinative factor in the decision to go forward with planned expansion. Until such time, if ever, as we are successful in generating sufficient cash flow from operations or securing additional capital, we intend to continue marketing our products through our current distribution arrangement.

We Have Significant Competition

         The telecommunications market and, in particular the IP telephony market, are intensely and increasingly competitive. Many major internet backbone companies and telephone carriers are involved in one or more aspects of the IP telephony market. These include AT&T, MCI WorldCom, Cisco and Qwest, which offer a variety of products from switching platforms to least cost routes and long distance. We will be competing with these larger competitors, in international, national, regional and local markets. In addition, we may encounter substantial competition from new market entrants. Many of our competitors or potential competitors have significantly greater name recognition and have greater marketing, financial and other resources than we do. There can be no assurance that we will be able to compete effectively against such competitors in the future.

         We believe that an openly competitive market is desirable and that many of our competitors could become customers because of MultiCom's advanced capabilities and relative ease to interface with other types of equipment and networks. To date, we are not aware of anyone else who has a system with the capabilities and features of the IPVoice System, although we have not engaged in extensive market research. Industry consolidation may also increase competition. It is impossible to estimate what impact a similar system may have on the competitive status of the IPVoice System.

         Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger client bases and significantly greater financial, technical and marketing resources than we have. This may allow them to compete more effectively and be more responsive to industry and technological change than us. We may be unable to compete successfully and competitive pressures may reduce our revenues and result in increased losses.

Growth Opportunity through Acquisitions

         We expect to grow through acquisitions, internal growth and by expansion of our TruePartner relationships. We do not know if we will be able to create a greater market presence or successfully enter other markets. Our ability to grow will depend on a number of factors, including the availability of working capital to support such growth, existing and emerging competition, one or more qualified strategic alliances and our ability to maintain sufficient profit margins in the face of pricing pressures. We must also manage costs in a changing regulatory environment and adapt our infrastructure and systems to accommodate growth within the niche market which we have created.

         We also plan to expand our business, in part, through acquisitions. Although we will continuously review potential acquisition candidates, we have not entered into any agreement or commitment with respect to any additional acquisitions at this time. We do not know if we will be able to successfully identify suitable acquisition candidates, complete acquisitions on favorable terms, or at all, or integrate acquired businesses into our operations. Moreover, acquisitions may have a material adverse effect on our operating results, particularly in the fiscal quarters immediately following the consummation of such transactions, while the operations of the acquired business are being integrated into our operations. Once integrated, acquisitions may not achieve comparable levels of revenues, profitability or productivity as our existing products and services or otherwise perform as expected. We are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisitions will be completed. We will be competing for acquisition and expansion opportunities with entities that have substantially greater resources than we have. In addition, acquisitions involve a number of special risks, such as diversion of management's attention, difficulties in the integration of acquired operations and retention of personnel, unanticipated problems or legal liabilities, and tax and accounting issues, some or all of which could have a material adverse effect on our results of operations and financial condition.

Reduction of Traditional Long Distance Service

         Our rates for long distance telephone calls are generally competitive with and in some cases less than the telephone charges for the same long-distance service that the customer would pay to a primary seller of such services. Our ability to undersell such primary sellers arises as a result of the use of the Internet to transmit long distance telephone calls. Therefore, narrowing of the differential between the rates charged to our customers and the cost of long distance telecommunications services provided by competitors or traditional long distance carrier's customers would have a significant adverse effect on us.

We Depend on Key Personnel

         Our success depends to a significant extent on the continued service of our key management and technical personnel, particularly Barbara Will, Anthony Welch, Michael Scott and Harry Bowman. Virtually all decisions concerning the marketing, distribution and sales of our products and services will be made or significantly influenced by our officers. The loss of the services of any of these officers would adversely affect the conduct of our business and our prospects for the future.

         Our growth and future success will depend in large part upon our ability to continue to hire, motivate and retain these and other qualified employees. The competition for persons with comparable experience is intense and the loss of key employees could have an adverse effect on us. Although Ms. Will, Mr. Welch, Mr. Scott and Mr. Bowman have entered into employment agreements with us, there can be no assurance that we will be able to retain them or other key employees in the future. We do not hold key person life insurance on any of our employees.

Significant Customer and Product Concentration

         To date, a limited number of customers and distributors have accounted for substantially all of our revenues with respect to product sales. Although we have entered into TruePartner agreements, there is no assurance that we will be able to obtain adequate distribution of our products to the intended end user. Our ability to achieve revenues in the future will depend in significant part upon our ability to obtain additional Gateway outlets, maintain relationships with and provide support to, existing and new distributors, as well as the financial strength of our distributors. As a result, any cancellation, reduction or delay may materially adversely affect our business, financial condition and results of operations. There can be no assurance that we will be able to support or attract additional customers.

Our Industry is Changing Rapidly

         Telecommunications technology and IP telephony are rapidly changing. Our market is also characterized by frequent new product and service introductions, short development cycles and evolving industry standards. The recent growth of the Internet and intense competition in our industry exacerbate these market characteristics. The development of new products involves considerable expenditures and can take from several months to several years. Accordingly, new product development requires a long-term forecast of market trends and customer needs and often a substantial commitment of capital resources with no assurance that such products or enhancements will be commercially viable.

         Our future success will depend significantly on our ability to enhance the current IPVoice System capabilities or develop new technology that meets the changing market demands on a timely and cost-effective basis by maintaining and improving the performance features and reliability of our services, and to continue to meet emerging industry standards and other technological changes. We may experience technical difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, any new enhancements to our products and services must meet the requirements of our current and prospective users. We could incur substantial costs to modify our services to adapt to rapid technological change.

         We do not know if we will be successful in enhancing the existing IPVoice System or developing new products on a timely basis or if such new or enhanced products will achieve market acceptance or sustain such acceptance for any significant period. Our failure to anticipate or respond adequately to changes in technology and customer requirements and preferences, or any significant delay in development of enhanced or new products, will have a material and adverse effect on our business, financial condition and results of operations.

Our Business Depends on Our Ability to Protect Our Intellectual Property

         The IPVoice System is based upon a core technology encompassing a combination of hardware and proprietary software which enables users to conduct two-way voice communications via the Internet. Our ability to compete effectively depends in large part on our ability to maintain the proprietary nature of the essential parts of our technology. To protect our proprietary rights, we rely on a combination of the copyright and trademark laws, trade secret protection, confidentiality procedures, limited physical access, and contractual provisions, including nondisclosure agreements with employees and others. Although we intend to enforce aggressively our intellectual property rights. Even so, this may not preclude competitors from developing products with similar features and there can be no assurance that such protection will be available or be enforceable in any particular instance of competition. We also do not know if we will have the financial resources necessary to enforce our trade secret or other intellectual property rights which may be infringed. Our inability to enforce such rights could materially decrease the expected benefits from our technology. Confidentiality and nondisclosure agreements with employees and others may not provide adequate protection for our proprietary information in the event of any unauthorized use or disclosure of such proprietary information. We are aware that the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the

United States. In addition, we have not sought or received patent protection in any jurisdiction nor trademark protection for our service mark in any foreign jurisdiction.

         Litigation may be necessary to protect our intellectual property rights and trade secrets, to determine the validity of and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources. There can be no assurance that infringement, invalidity, right to use or ownership claims by third parties or claims for indemnification resulting from infringement claims will not be asserted in the future. In addition, should we decide to litigate such claims, such litigation could be extremely expensive and time consuming and could materially adversely affect our business, financial condition and results of operations, regardless of the outcome of the litigation.

Third Parties May Try to Claim Infringement

         We believe that our products, service marks and other proprietary rights do not infringe on the proprietary rights of third parties. We are not currently engaged in intellectual property litigation or proceedings. There can be no assurance, however, that third parties will not assert infringement claims against us. In certain cases, we may agree to defend and indemnify licensees and others against certain infringement and similar claims relating to the use of the IPVoice System. The assertion of third party infringement claims could have a material and adverse effect on our business, operating results and financial condition. An adverse outcome in litigation or similar proceedings could subject us to significant liabilities to third parties, require disputed rights to be licensed from others or require us to cease using certain technology. If we are required to obtain licenses under patents or proprietary rights of others, we do not know if any required licenses would be available on terms acceptable to us, if at all. In addition, the cost of responding to an intellectual property litigation claim both in legal fees and expenses and the diversion of management resources, whether or not the claim is valid, could have a material and adverse effect on our operating results.

We Expect to Enter Into Additional Transactions, Which Result in Significant Dilution or Substantial Indebtedness

         We may pursue additional equity or debt financing transactions. Unless otherwise required, stockholders will be unable to vote on any potential relationships into which we may enter. Consequently, stockholders are dependent upon the Board of Directors' judgment with respect to any such financings or other transactions. These transactions, if realized, may involve the issuance of a significant number of additional equity securities which could cause significant dilution or the incidence, assumption or issuance by us of substantial indebtedness and the undertaking by us of material obligations including, among other things, long-term employment, consulting or management agreements.

If the Market for IP Telephony Fails to Grow, Our Revenues Will Not Grow

         Our success will depend in large part on the continued growth in the use of the Internet for our IPVoice System. We do not have direct control over the expansion of the Internet, and to the extent that the market for IP telephony does not increase, our potential customer base and revenues will not grow.

         In addition, critical and unresolved issues concerning the commercial use of the Internet may affect the development of the market for the IPVoice System and our other products and services, including:

       - the ability of users, distributors and other intermediaries to conduct communications without interruption and on a secure basis;
       -   the reliability and quality of the Internet for communications;
       -   the availability of low-cost access to the Internet for users;
       - availability of sufficient telecommunications bandwidth to consumers to enhance their ability to conduct communications over the Internet; and
       - the possible imposition of sales, use or transaction privilege taxes on Internet use.

         If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, a number of Internet-based businesses have experienced interruptions in their services as a result of outages and other delays occurring throughout the Internet. If outages or delays occur frequently in the future, Internet usage, as well as electronic commerce and the usage of our products and services could grow more slowly or decline, and this could have an adverse effect on our business.

Uncertainty of Market Acceptance

         Our future operating results depend to a significant extent upon the continued development of products and services deemed necessary, useful, convenient, affordable and competitive. There can be no assurance that we have the ability to continuously introduce proprietary products and services into the marketplace which will achieve the market penetration and acceptance necessary for us to grow and become profitable on a sustained basis, especially given the fierce competition that exists from companies more established and better financed than we are.

         To date, substantially all of our product sales have been to a limited number of TruePartners. Our future results of operations will be dependent in significant part on our ability to penetrate markets in the United States and foreign countries in which we have not yet established a meaningful presence. There can be no assurance that we will be successful in penetrating these additional markets.

Inability to Expand Our IP Telephony Infrastructure

         We may be required to expand and adapt our IP telephony infrastructure as the number of users and the amount of information they wish to transfer increases. The expansion and adaptation of our IPVoice System will require substantial financial, operational and management resources. We cannot be certain, however, that we will be able to expand or adapt our infrastructure to meet additional demand or subscribers' changing requirements on a timely basis, at a commercially reasonable cost, or at all, or that we will be able to deploy successfully any necessary infrastructure expansion. Any failure to expand our infrastructure, as needed, on a timely basis or to adapt to changing subscriber requirements or evolving industry standards could have a material adverse effect on our overall business, financial condition and results of operations.

High Risks and Unforseen Costs Associated With Our Expanded Entry into the IP Telephony Industry

         There can be no assurance that the funds expended for the establishment of TruePartner arrangements and creation of a client base for our products and services will not be significantly greater than those estimated by our management. There could be cost overruns which could adversely affect us. Further, unfavorable general economic conditions or a downturn in customer confidence could have an adverse affect on our business. Additionally, competitive pressures and changes in customer mix, among other things, could reduce our gross profit margin from time to time. Accordingly, there can be no assurance that we will be capable of establishing a commercially viable position in local, state, national and international IP telephony markets.

We Rely on Other Businesses

         The ability of the IPVoice System to operate in each market is dependent upon maintaining operating agreements and good relations with the companies offering multiple service. Presently, these companies are primarily vendors. Should any of the local or long distance carriers currently providing access to multiple services in a market terminate that relationship, we, our TruePartners or our customers will be required to establish a new relationship for such market. There can be no assurance given that such a relationship can be established or that, if established, it can be done without an interruption in the availability of the IPVoice System in that market. Entry into each additional market will require new contracts with carriers and no assurance can be given that such contracts can be attained upon terms, which are acceptable to us or our TruePartners in a particular market.

         Though we conduct final assembly of the TrueConnect system components at our Scottsdale, Arizona facility, many of the components are manufactured to our specifications by other firms. We are dependent upon these other firms for the accurate manufacturing and timely delivery of necessary components. Frequently there is a substantial waiting period between the placing of an order and the receipt of finished products. This can have an adverse effect on our ability to open a new market on short notice. To date, we have not experienced any unexpected delays in obtaining components for the TrueConnect or the SuperConnect system. If, however, any supplier is unable to provide products on a timely basis because of labor disputes, shortages in raw materials or other reasons, such delays would significantly impair our ability to open new markets or to provide additional or upgraded equipment in existing markets.

Our Financial Condition Depends on the State of the Economy

         A generally favorable economic climate in recent years is viewed as having contributed to the rapid increase in Internet businesses and IP telephony. It is impossible to predict whether an adverse change in the general economic condition would materially adversely affect us. There has not been a serious economic decline since IP telephony usage has become available.

International Operations, Risks of Doing Business in Developing Countries

         We anticipate that international sales will, as a result of various TruePartner distribution agreements entered into, account for an increasing percentage of our revenues for the foreseeable future. Our international sales may be denominated in foreign or United States currencies. We do not currently engage in foreign currency hedging transactions. As a result, a decrease in the value of foreign currencies relative to the United States dollar could result in losses from transactions denominated in foreign currencies. With respect to our international sales that are United States dollar-denominated, such a decrease could make our products and services less price-competitive. Additional risks inherent in our international business activities include changes in regulatory requirements, costs and risks of local customers in foreign countries, availability of suitable export financing, timing and availability of export licenses, tariffs and other trade barriers, political and economic instability, difficulties in staffing and managing foreign operations, difficulties in managing distributors, potentially adverse tax consequences, foreign currency exchange fluctuations, the burden of complying with a wide variety of complex foreign laws and treaties and the possibility of difficulty in accounts receivable collections. Some of our purchase, distributor and other agreements may be governed by foreign laws, which may differ significantly from U.S. laws. Therefore, we may be limited in our ability to enforce our rights under such agreements and to collect damages, if awarded. These factors may have a material adverse effect on our business, financial condition and results of operations.


                                   OTHER RISKS

Potential for Changes or Unfavorable Interpretation of Government Regulation

         Presently, the Federal Communication Commission in the United States ("FCC") does not regulate companies that provide IP telephony services as common carriers or telecommunications service providers. Notwithstanding the current state of the rules, the FCC's potential jurisdiction over the Internet is broad because the Internet relies on wire and radio communications facilities and services over which the FCC has long-standing authority. The regulatory environment in which we operate is subject to change. Regulatory changes, which are affected by political, economic and technical factors, could significantly impact our operations by restricting our development efforts and our customers, making current products obsolete, making the delivery of IP telephony services more costly or increasing the opportunity for additional competition. Any such regulatory changes could have a material adverse effect on our business, financial condition and results of operations. We might deem it necessary or advisable to alter or modify our products to operate in compliance with such regulations. Such modifications could be extremely expensive and, especially if subject to regulatory review and approval, time-consuming.

There is a Limited and Volatile Market for Our Common Stock

         Although there is a market for our Common Stock on the OTC Bulletin Board, the shares of Common Stock are volatile and do not have much liquidity. We obtained a submission for quotation on the OTC Bulletin Board as of July 1998. As a result, there is little historical record of trading in our Common Stock. Moreover, our Common Stock must be considered "thinly" traded such that the price appears to be very volatile. Each potential purchaser of Common Stock should understand that our Common Stock has a very limited trading market and there is no assurance that the price of our Common Stock may not be at risk or adversely affected by the completion of this Offering, that the price will be the same as currently quoted. Any additional issuances of Common Stock will likely have a significant and adverse impacts upon the price of the Common Stock and its market. The trading price of the Common Stock could also be subject to significant fluctuations in response to variations in our quarterly results of operations, announcements of technological innovations or new products or services or our competitors, developments or disputes with respect to proprietary rights, general trends in the telecommunications industry and overall markets conditions and other factors.

The market for securities of early-stage, technology-based, small market capitalization companies has been highly volatile in recent years, often as a result of factors unrelated to a company's operations.

Sales of Restricted Shares Could Lower the Market Price of Our Common Stock and Affect Our Ability to Obtain Equity Financing

         Future sales of Common Stock by existing stockholders under exemptions from registration or through the exercise of outstanding registration rights could materially adversely affect the market price of our Common Stock and could materially impair our future ability to raise capital through an offering of equity securities. A substantial number of shares of Common Stock are, or will be in the near future, available for sale under exemptions from registration or are being registered pursuant to registration rights. We are unable to predict the effect, if any, that market sales of these shares or the availability of these shares for future sale will have on the market price of our Common Stock prevailing from time to time. After the completion of this registration, up to approximately 15,288,000 shares of previously restricted Common Stock will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than "affiliates" of the Company (as that term is defined in Rule 144 promulgated under the Securities Act). Approximately 9,500,000 shares of the remaining Common Stock issued by the Company prior to this offering will still be "restricted securities" (as that term is defined in Rule 144) and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. Sales of substantial amounts of shares in the public market following the expiration of restrictions imposed by Rule 144, or the prospect of such sales, could adversely affect the market price of the Common Stock.

The Exercise or Conversion of Warrants and Other Securities into Common Stock Will Dilute Other Stockholders and Affect the Market Price of Our Common Stock

         As of July 31, 2000, we had outstanding options, warrants and other rights to acquire as many as 7,487,678 shares of our Common Stock. This includes rights to acquire up to 6,985,803 shares of Common Stock held by the Selling Stockholders. Additional shares of Common Stock may be issuable upon certain default events in connection with the Senior Convertible Preferred Stock. More options will be granted in the future under our 2000 Executive Incentive Plan. The exercise or conversion of outstanding stock options, warrants or other convertible securities will dilute the percentage ownership of our other stockholders. In addition, any sales in the public market of shares of our Common Stock issuable upon the exercise or conversion of such stock options, warrants or convertible securities, or the perception that such sales could occur, may adversely affect the prevailing market price of our Common Stock. We lack control over the timing of any exercise or the number of shares issued or sold if exercises occur.

Several Pending Litigation Matters Could Adversely Affect Our Financial
Condition

         We are involved in litigation that could affect our financial condition. Such litigation can be expensive and time consuming to defend. We believe that our pending litigation matters, in the aggregate, could have a material adverse effect on our operating results and financial condition if resolved against us. Because they involve controversies over our failure to issue securities, they could also result in dilution of the interest of our other stockholders.

Limitations on Secondary Trading

         Secondary trading in the Common Stock will not be possible in each state until the shares of Common Stock are qualified for sale under the applicable securities laws of the state or we verify that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. There can be no assurance that we will be successful in registering or qualifying the Common Stock for secondary trading, or availing ourselves of an exemption for secondary trading in the Common Stock, in any state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the Common Stock in any particular state, the shares of Common Stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our Common Stock, the market for the Common Stock could be adversely affected. We are listed in Standard and Poor's Standard Corporation Records.

Potential Anti-Takeover and Other Effects of Issuance of Preferred Stock May Be Detrimental to Common Stockholders

         We are authorized to issue shares of preferred stock ("Preferred Stock"). The issuance of Preferred Stock does not require approval by the stockholders of our Common Stock. The Board of Directors, in its sole discretion, has the power to issue shares of Preferred Stock in one or more series and to establish the dividend rates and preferences, liquidation preferences, voting rights, redemption and conversion terms and conditions and any other relative rights and preferences with respect to any series of Preferred Stock. Holders of Preferred Stock may have the right to receive dividends, certain preferences in liquidation and conversion and other rights; any of which rights and preferences may operate to the detriment of the stockholders of our Common Stock. Further, the issuance of any shares of Preferred Stock having rights superior to those of our Common Stock may result in a decrease in the value of market price of the Common Stock provided a market exists, and additionally, could be used by the Board of Directors as an anti-takeover measure or device to prevent a change in control of the Company.

We Are Subject to the Penny Stock Rules

         Our Common Stock is subject to the Penny Stock Rules promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"). The Penny Stock Rules regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). These rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with the current bid and offer quotations for the penny stocks, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer in writing before or with the customer's confirmation.

         In addition, the Penny Stock Rules require that, prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure and documentation requirements may have the effect of reducing the level of purchases in the instant offering and trading activity in the secondary market for our securities. The Penny Stock Rules may make it more difficult for stockholders to sell the Common Stock.

We Are Not Likely to Receive Proceeds from this Offering

         This Offering is for the Selling Stockholders. Therefore, except for any amounts we receive from the exercise of the Warrants or other rights to purchase Common Stock, we will not receive any proceeds from this Offering. Any proceeds received will be used for sales and marketing of our products and services, service of our products, deployment of the IPVoice System, continued research and development, working capital and general corporate purposes. Our management will have broad discretion as to the use of such proceeds and we reserve the right to reallocate all proceeds. We, however, have agreed to pay for all Offering expenses, except sales commissions. While we have no immediate plans that would require us to seek additional funding for these purposes, we may be required to do so, particularly if we must expand our marketing and sales activity. There can be no assurance that such additional funding will be available on terms acceptable to us and the failure to procure such funding on acceptable terms could materially adversely affect our results of operations.

We Have Provisions Limiting the Liability of Our Directors

         Our Articles of Incorporation substantially limit the liability of our directors to the Company and our stockholders for breach of fiduciary duty and other duties to the Company.

No Cumulative Voting

         The election of directors and other questions will be decided by a majority vote. Since cumulative voting is not permitted and a majority of our outstanding Common Stock constitute a quorum, investors who purchase shares of our

Common Stock may not have the power to elect even a single director and, as a practical matter, the current management could continue to effectively control the Company.

Certain Members of Our Management Hold Our Common Stock

         Our current officers and directors and their affiliates beneficially own or have the voting control over approximately 46.89% of the outstanding Common Stock. Accordingly, these individuals have the ability to influence the election of the directors and effectively control most corporate actions. This concentration of ownership may also have the effect of delaying, deterring or preventing a change in control of the Company. If all Shares being offered under this prospectus are issued, then the current officers and directors will beneficially own approximately 26.84% of the outstanding Common Stock.

We Do Not Pay Dividends

         We have never paid cash dividends on the Common Stock and do not anticipate paying cash dividends on the Common Stock in the foreseeable future. Payment of dividends on the Common Stock is at the discretion of the Board of Directors. Payment of dividends is contingent upon, among other things, our future earnings, if any, and our financial condition, and capital requirements, general business conditions and other factors which cannot be predicted.


                                 USE OF PROCEEDS

         The primary purpose of this Offering is to register the Shares issuable to the Selling Stockholders and we do not expect to receive any proceeds. However, if all of the outstanding Warrants and other rights to purchase shares by the Selling Stockholders are exercised, we will receive approximately $3,248,000 (approximately $3,053,000 after deducting estimated offering expenses of approximately $195,000) excluding any commissions. We expect to use such amounts, if any, for sales and marketing of our products, and services, service of our products, deployment of our IPVoice System, continued research and development, working capital and general corporate purposes.


                                 DIVIDEND POLICY

         We have never paid cash dividends on our Common Stock. We currently intend to retain earnings for future growth and, therefore, do not anticipate paying any cash dividends in the foreseeable future. The declaration of dividends on our Common Stock in the future will be at the election of our Board of Directors and will depend upon our earnings, capital requirements, financial position, general economic conditions and other relevant factors.


                                 CAPITALIZATION

         The following table shows our capitalization at June 30, 2000 on an actual basis and as adjusted to give effect to (1) our issuance of 700,000 shares of Common Stock during July in satisfaction of certain outstanding warrants and obligations, and (2) our proposed issuance of shares of Common Stock to be issued upon the conversion of the outstanding shares of Series B Preferred Stock, including shares issuable as dividends on the Series B Preferred Stock, and shares issuable upon exercise of warrants and other rights to acquire Common Stock that were issued in connection with the sale of the Series B Preferred Stock and our receipt of the net proceeds from the exercise of such warrants and rights. The table assumes no exercise of options to purchase 305,000 shares of Common Stock pursuant to the 2000 Executive Incentive Plan and no exercise of warrants to purchase 196,875 shares of Common Stock. The options under the 2000 Executive Incentive Plan do not vest and become exercisable until July 2001. You should read this table in conjunction with "Use of Proceeds" and our financial statements.

                                                                                           June 30,2000
                                                                           -----------------------------------------------
                                                                           Actual          Adjustment(1)       As Adjusted
                                                                           ------          -------------       -----------
Long-term debt:
     Notes payable to stockholders (secured by Senior Convertible
     Preferred Stock)                                                         $199,200                          $199,200(2)
     Notes payable to stockholders (secured by assets)                         186,750                           186,750
                                                                              --------                          --------
                 Total long-term debt                                          385,950                           385,950
                                                                              --------                          --------

Stockholders' equity:
     Preferred stock, $.001 par value, 10,000,000 shares authorized
        Series A, 200 shares issued and outstanding and as adjusted                  1                0                1(2)
        Series B, 2,500 shares issued and outstanding,  0 as adjusted                2               (2)               0(3)
     Common stock, $.001 par value, 50,000,000 shares authorized,
        17,866,384 issued and outstanding, 25,204,965 as adjusted               17,866           $7,339           25,205(3)
Additional paid in capital                                                   5,227,363        4,167,346        9,394,709(4)
Beneficial conversion feature discount                                         833,333         (833,333)               0
Deficit accumulated in the development stage                                (3,946,625)         (93,750)      (4,040,375)
                                                                           -----------       ----------      -----------
     Total stockholders' equity                                              2,131,940        3,247,600        5,379,540
                                                                           -----------       ----------      -----------
     Total capitalization                                                   $2,517,890       $3,247,600       $5,765,490
                                                                           ===========       ==========      ============


 (1) The following table represents the adjustments to our Series B Preferred Stock, Common Stock, additional paid in capital, beneficial conversion feature discount, stockholders' equity and total capitalization upon the conversion of the Series B Preferred Stock, exercise of warrants, options and other equity rights, and payment of Series B Preferred Stock dividends.

                                 Preferred     Common
                                  Stock         Stock          Total     Common  Preferred  Beneficial
                     Issuance    Additional    Additional    Additional  Stock    Stock     Conversion
                     of Common    Paid in      Paid in        Paid in    Par       Par       Feature
                      Stock       Capital      Capital        Capital    Value    Value     Discount    Deficit     Proceeds
                      -----       -------      -------        -------    -----    -----     --------    -------     --------
IIP                     700,000                    (700)         (700)     700
Conversion of
Series B Preferred    3,086,420  (1,323,907)  2,154,156       830,249    3,086      (2)     (833,333)
Stock
Options               3,086,420               2,496,913     2,496,913    3,087                                      2,500,000
Dividends               115,741                  93,634        93,634      116                          (93,750)
Warrants to Funds       250,000                 533,750       533,750      250                                        534,000
Warrants to Delano      100,000                 213,500       213,500      100                                        213,600
                      ---------  ----------   ---------     ---------    -----     -----    --------    -------     ---------
                      7,338,581  (1,323,907)  5,491,253     4,167,346    7,339      (2)     (833,333)   (93,750)    3,247,600
                      =========  ==========   =========     =========    =====     =====    ========    =======     =========


(2) Series A Preferred Stock, referred to elsewhere as Senior Convertible Preferred Stock, is not convertible unless we fail to make timely payments of interest and principal on $199,200 of promissory notes due to certain stockholders. Interest on these notes is payable quarterly at a rate of 9% per annum and the principal is due in May 2001. Upon payment of the notes, the Series A Preferred Stock will be fully redeemed. If we fail to pay these notes in a timely manner, the holders will be entitled to convert their shares of Series A Preferred Stock into the number of shares of Common Stock as will equal approximately 8.87% of the then issued and outstanding shares of Common Stock on a fully diluted basis. We intend to pay this obligation in a timely manner.

(3) This data assumes that all 2,500 shares of Series B Preferred Stock will be converted, that the dividends on the Series B Preferred Stock will be paid in shares of Common Stock, that the holders of the Series B Preferred Stock will fully exercise their rights to acquire one (1) additional share of Common Stock for each share of Common Stock acquired upon conversion, and that the holders of the warrants issued in connection with the issuance of the Series B Preferred Stock will exercise all their warrants.

(4) For purposes of this table, we have assumed that the warrants issued in connection with the issuance of the Series B Preferred Stock will be exercised at a price of $2.136 per share and that the exercise price for the Series B Preferred Stock will be $0.81 per share of Common Stock.

               MARKET PRICE OF THE REGISTRANT'S COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS

         Our Common Stock currently is quoted on the OTC Bulletin Board under the symbol "IPVC" and has been since July 1998. The high, low and average bid information for each quarter since July 1998 to the present are presented below. The quotations are interdealer prices without adjustment for retail markups, markdowns or commissions and do not necessarily represent actual transactions. These prices may not necessarily be indicative of any reliable market value.

Quarter                                          High               Low             Average

1998
Third Quarter.......................             $1.17             $0.55            $0.86
Fourth Quarter......................             $0.56             $0.10            $0.24

1999
First Quarter.......................             $1.38             $0.19            $0.95
Second Quarter......................             $7.50             $0.75            $3.13
Third Quarter.......................             $3.06             $1.50            $2.17
Fourth Quarter .....................             $4.06             $1.44            $2.01

2000
First Quarter.......................             $4.81             $2.00            $3.37
Second Quarter......................             $3.19             $1.00            $1.80

         On July 31, 2000, the last reported sale price of the Common Stock on the OTC Bulletin Board was $1.0625 per share.

         As of the date of this prospectus, there were 18,566,384 shares of Common Stock held of record by 102 holders, 10,918,055 of which are restricted Rule 144 shares and 7,648,329 of which are free-trading. Excluding the Warrants and the Senior Convertible Preferred Stock, as of the date hereof, we had outstanding options to purchase 305,000 shares of Common Stock. As of the date hereof, we had 200 shares of Senior Convertible Preferred Stock outstanding and 2,500 shares of Series B Preferred Stock outstanding. See "Certain Relationships and Related Transactions."


                             SELECTED FINANCIAL DATA

         Our selected financial data below as of and for the years ended December 31, 1998 and 1999 have been derived from the Financial Statements of the Company audited by Durland & Company, CPAs, P.A., Palm Beach, Florida. The selected financial data for the six-months ended June 30, 1999 and 2000 have been derived from our unaudited financial records which, in our opinion, contain all adjustments, consisting of only normal recurring adjustments, which we consider necessary to present fairly the financial position and results of operations for these periods. The selected financial information below should be read in conjunction with, and is qualified in its entirety by our Financial Statements and Notes attached as an exhibit to this prospectus. Results of operations for an interim period should not be considered indicative of results for a full year.

                                                 Year Ended December 31,            Six Months Ended June 30,
STATEMENT OF OPERATIONS DATA:
                                                 1999               1998            2000               1999
                                                 ----               ----            ----               ----
                                                                                 (Unaudited)         (Unaudited)

     Net sales                             $    321,279       $     41,254       $    107,973       $          0
     Gross Profit                                15,845             41,254              3,997                  0
     Loss from operations                    (1,881,239)          (507,685)         1,232,992           (796,028)
     Other income (expense)                     (92,595)                 0            (28,578)            (5,161)
     Net Loss                                (1,973,834)          (507,685)        (1,261,570)          (801,189)
     Loss per share                        $      (0.13)      $      (0.04)      $      (0.07)      $      (0.05)
                                           ------------       ------------       ------------       ------------

     Weighted average shares
         Outstanding                         15,413,751         11,620,451         17,268,264         14,762,758

BALANCE SHEET DATA:
     Current Assets                        $    256,348       $    153,888       $  2,232,163       $  1,242,997
     Total assets                               633,903            191,513          2,855,038          1,291,909
     Current Liabilities                        406,339            307,129            337,148            123,150
     Long-term debt                           1,145,400                  0            385,950          1,145,400
     Total liabilities                        1,551,739            307,129            723,098          1,268,550
     Stockholders equity (deficiency)          (917,836)          (115,616)         2,131,940             23,359


                               PLAN OF OPERATIONS

         We estimate that the cash flow from operations over the next 12 months, as well as the proceeds from agreements with Augustine Fund, L.P. and The Shaar Fund Ltd. will be sufficient to continue our operations and to cover our operational expenses. However, we reserve the right to raise additional proceeds or incur debt or take such other actions to expand or sustain our operations.

         We plan to continue to make material investments in our product research and development. We anticipate making material purchases of equipment and leasing new facilities. We anticipate increasing our number of employees over the next 12 months to include clerical and other administrative services, sales and technical personnel.

         Until we achieve a sustained level of profitability, we must be considered a start-up entity. We remain dependent on financing resources for cash flows to meet certain operating expenses and no assurance of financial success or economic survival of the Company can be given during this period.

         It also should be noted that, as a start up entity, we have and will necessarily continue to incur certain types of start up costs, including costs related to the commencement of business, legal and accounting fees, initial filing fees, and advertising and marketing fees which may not constitute ongoing fees; or, if ongoing, may not be incurred at the same level or percentage of revenues as experienced in the initial start-up period.

         This general discussion of operations is limited by and should be considered within the context of the actual Financial Statements and Notes.


                                    BUSINESS

General

         The Company's Parent was formed in February 1997 and had essentially no operations until March 1998, when it acquired the Subsidiary. At the time of the acquisition, the Subsidiary principally was involved in developing its MultiCom business management software. Such software was developed by Anthony Welch, our Senior Vice President of Research and Development.

         With the agreement to acquire Satlink 3000 ("INS") in April 1999, we intended to gain licenses to provide telecommunications services. At that time, INS was licensed in thirty-one (31) states and the District of Columbia and had a pending tariff licensing in one other state. INS is a switchless reseller of long distance telephone services. At the time of the acquisition of INS, we believed that we were acquiring the Carrier Identification Code designated 10-10-460 (the "CIC Code"). As a result of the audit, there appeared to be a question of whether INS gained title to the CIC Code and, in the event that it did not, we resolved to unwind the acquisition. We determined that there was no clear link between the ownership of the CIC Code and INS. Therefore we elected to unwind the transaction and to rescind the issuances made under the acquisition and the employment agreements. While such CIC Code is not operational at this time, if the title issue had been resolved and if we had elected to make such service operational, it would have allowed us to diversify into distinct segments of the long distance market not currently provided by us. INS has instituted a suit against the Company. See "Business - Legal Proceedings."

         Today, we primarily focus on Internet Protocol ("IP") telephony. In the fast moving world of communications, especially IP telephony, the companies with systems in the market are currently establishing both open and closed systems. We have developed an open system that we believe will have an edge on closed systems. In a closed system, the provider is limited to receiving calls only. In an open system, the provider can both send and receive calls from any other telephone carrier in the market.

         With the growth of the Internet we believe that IP telephony can provide cost savings to the consumer when such telephony services are provided by a small IP telephony company. Smaller companies are able to compete with large established telecommunications companies in this market because it is easier for them to assimilate new technology and to adapt and make changes as they are developed. We believe that our billing, management network and marketing programs allow us to compete.

IP Telephony

         Traditional telephone networks give every call a nailed-down circuit. This means that a dedicated circuit must be utilized for the full time that the call is connected. Such circuitry underutilizes resources because only one person can talk at a time and also because there are breaks in the conversation. In a normal conversation, one person speaks while the other listens, using half of the capacity of the dedicated circuit. At best, a traditional telephone network uses 25% of capacity for each call. This significantly inflates the costs of making telephone calls.

         Internet Protocol is the most significant of the communication methods on which the Internet (and thus the World Wide Web) is based. It allows a packet of information (e.g., voice, video, e-mail, data and images) to cross multiple networks on its way to its final destination. Thus, instead of having one dedicated circuit for a call, the entire network is shared. The "conversation" (voice, data, images, video, etc.) is split into many small packets and each packet is sent down whichever path is open at that time. Packets are reassembled at the destination. Until recently, packet switching was very slow. New technology can zip packets around networks at lightning speed. Fast packet networks will make voice sound as good as (and possibly better than) the circuit-switched voice networks used currently.

         Since our inception, our MultiCom system has been installed and run in a carrier-grade switching environment to interact with voice over the Internet applications. It is marketed under the product name of TrueConnect Gateways and our newly released next generation gateway products named SuperConnect and UltraConnect (referred to herein as "Gateways"). By introducing carrier-grade business management into the marketplace, we believe we are poised to take advantage of the potential in IP telephony. We are in the final stages of developing products which allow companies and individuals to route their phone calls, faxes, and other data across the Internet at substantial cost savings with limited sacrifice of voice transmission quality, although we plan to conduct continued research and development.

         We have proprietary rights in advanced software and hardware solutions which we believe can bridge the gap between the telephone and the Internet. Our technology includes billing, management network and marketing programs.

         The hardware technology to route calls over the Internet (IP telephony) has existed for several years. It avoids traditional telephone networks, and is faster, more direct and efficient. These factors ultimately result in cheaper call cost than traditional telephone networks.

         In the past, competition in the IP telephony industry has been focused on the software applications necessary to switch an Internet call. There is, however, a current movement toward the development of back office applications.

         Traditionally, the business of telephone companies is to sell minutes. Blocks of minutes represent the commodity of the industry. The more minutes you can switch through your network switches, the more money you can make. For example, under traditional phone networks, a call from the suburbs to New York City will pass through switches belonging to a local provider near the suburbs, a regional provider, a national provider, a second regional provider and the local provider on the other end. Each provider benefits from the "per minute charge".

         IP telephony provides the ability to leapfrog the middle men, thereby creating potential savings to the customer, as well as allowing immediate monitoring of telephone services which were not available prior to the new technology.

         The deregulation of the telephone industry allowed independent companies access to the telephone market. We anticipate our technology can achieve significant savings over circuit-switched voice for both domestic and international calls. The potential market for IP telephony appears to be broad.

Products

         Our products are being designed at our facilities in Scottsdale, Arizona and by personnel located in Denver, Colorado. Our products are made from Company-designed software and Company-configured hardware, as well as materials purchased from a few major suppliers. See "Business - Sources and Availability of Raw Materials."

         In the first quarter of 1999, we deployed the first beta version of our Gateway in Hong Kong, which is no longer in operation. We have since installed Gateways in London, New York, Los Angeles, Atlanta, Dallas, Phoenix and Chicago. Within the next 30 days, we anticipate having a Gateway installed in Miami, Florida.

         The launch of our Gateway products follows three years of extensive research and development, field-testing and trials of the MultiCom system, which is the business management software behind the Gateways. The Gateways bridge the public telephone system with the Internet and is able to conduct real-time, full duplex, high quality two-way voice communications over the Internet. We anticipate that this method will produce substantial savings compared to standard long distance services. We have recently completed the development of our next generation of IP telephony Gateways which we call SuperConnect. SuperConnect provides for fax and "softphone" capabilities. "Softphone" is software within a computer that allows the placement of calls without a telephone through the use of a microphone and speaker. Both TrueConnect and SuperConnect Gateways offer phone to phone calling at this time. We also introduced our next Gateway product called UltraConnect. Our UltraConnect Gateway is designed to increase the amount of call traffic a site can handle, allowing fewer gateways to handle more minutes. Currently our UltraConnect Gateway is in operation in Phoenix.

         To support our Gateway products, we have developed several proprietary products that allow us and our distributors to offer a full solution in IP telephony. These products include: (i) MultiCom, which offers a complete order entry, billing, customer service, agent management and switching network management system for telecommunication businesses worldwide; and (ii) AuditRite, a software module add-on for the MultiCom system, which allows MultiCom to read and interpret carrier-supplied data-tapes. The AuditRite system provides a powerful tool for analyzing call patterns and finding possible errors in a vendor's billing. We also developed TrueWeb, a Web-browser interface to MultiCom. TrueWeb is designed to be a complete business management system available over the Internet and is scheduled for future release. In addition, we plan to develop PCTruePhone, a software package for softphoning and Click'N Call, a software package that will allow visitors to a business' website to establish voice communications with the business by clicking a display button at no cost to the visitor. We have applied for trademark protection for several of our product names. See "Business - Patents, Trademarks and Copyrights."

         With the new technology, our software applications control a variety of functions ranging from routing to billing. Many companies entering the industry have concentrated on software which simply switches the minutes across the network, without any concern as to how they will manage the network, conduct billing and implement feature functionality. Our MultiCom, AuditRite, TrueConnect and SuperConnect platforms were designed to handle billing, design upgrades and service options as future technology develops. We protect against pirating by randomly changing our source code for our software, up to four times daily.

         Our proprietary software includes:

         - Real-Time Billing - Real-time billing provides a customer with the ability to secure reports on the volume of calls, locations called, exact amount owed and other features.

         - Full Feature Functionality - We can add services to our software, online or when requested. Traditional phone companies are saddled with huge costs and implementation time, as they update each switch individually across their network. We can update our international network from our home base.

         - Effective Agent Control - A single agent can sit in front of a Gateway terminal and control the operation. Moreover, we can directly control the network from our main office in the U.S. This gives us the capability to add and service customers from our home base without the need of onsite installation.

         Our software can switch through multiple networks, both Internet and traditional, giving it a universal application. The Gateways employ an open system, which means that the Gateways can both send and receive calls from any other telephone carrier in the market.

         We sell our Gateway switches to our TruePartner Master Distributors, who may also market our services directly or through agents. A single, similar traditional switch, with all the attendant hardware and support for services and billing functions, typically costs significantly more than our Gateway switches.

         The MultiCom software allows for the use of prepaid debit card and travel calling card functions which are already built into the system. The software modules have been designed to work seamlessly and efficiently with each other.

         Under our current business plan, we plan to set up our own switches, or partner with a local switching business and take a percentage of the minutes. Our Gateways can route calls over the Internet in areas where our network is established, or use traditional phone lines when desired or necessary and we also can procure bulk minutes at a lower rate.

Contractual Relationships

         In order to manufacture our TrueConnect Gateways, we currently rely upon an arrangement with Natural Microsystems Corporation ("NMS"). The relationship with NMS commenced in February 1998 and is on a purchase order basis. For each shipment ordered under an invoice, we are granted a sixty (60) day evaluation period from the date we receive from NMS both hardware and the operating software for the Gateways. Within the sixty (60) day period, we purchase the product, or ship it back to NMS with no further obligation. Our SuperConnect Gateways use a combination of hardware from several manufacturers.

         In November 1999, for our SuperConnect Gateway, we executed a memorandum of understanding with Telic.net describing a strategic alliance under which Telic.net will provide enhanced services to us and we will acquire from Telic.net gateways at Telic.net's cost for use by our customers. Although the term under our agreement expired, the parties have expressed the wish to maintain the alliance as long as it is beneficial to each of them. We retain the right to purchase hardware elsewhere. In addition, we can license certain of Telic.net's software and acquire certain source codes, Telic.net will modify our Gateways to accommodate our billing system and call flow. It is intended that Telic.net will provide us with full network support to advance our timetable for full integration of our network.

         The Gateways operate as a transporter between the incoming carrier (access) and the outgoing termination (egress). The Gateways can be installed in customer locations or under co-location agreements. We may construct some of our own locations.

         Access/Egress Carriers (Local Providers) provide us the ability to originate and terminate calls across their traditional telephone networks. In addition, we purchases wholesale minutes from them. We can acquire such services from a Local Bell Company or from an independent provider.

         - In June 1999, we entered into an agreement with ICG Telecom Group, Inc. ("ITG") for local exchange service. The term of the contract is a period of three (3) years, although it is terminable by us earlier if ITG raises its prices twenty percent (20%) above the amounts stated in the contract. In addition, in the event we wish to purchase telecommunications services from a third party in ITG's areas of service, we must first offer to purchase like services from ITG.

         - In July 1999, we entered into a twelve-month agreement with RSL Com U.S.A., Inc. ("RSL") for the purchase of wholesale long distance minutes for domestic and international calls. We have not renewed this agreement and currently are operating on a month-to-month basis. We are required to purchase a minimum of 100,000 minutes per month.

         - In August 1999, we entered into an agreement with Star
Telecommunications, Inc. for telephone communications between its locations in New York and Los Angeles and the outbound to termination points around the world. The initial term was for six (6) months with an automatically renewable month-to-month term, under which we are currently operating.

         - In August 1999, we entered into an agreement with ILD Communications, Inc. ("ILD") for switching services and long distance wholesale minutes. The agreement is for a term of one (1) year and is automatically renewable. It is our intention not to renew this agreement.

         Internet bandwidth provides us with the ability to transmit and receive information utilizing IP technology.

         - In June 1999, we entered into an agreement with Level 3 Communications, LLC ("Level 3") for wholesale bandwidths. The contract is for no defined period of time and the terms of each order are governed by both a separate Customer Order Form, which is filled out for each individual order as well as by the original agreement signed in June 1999.

         - In August, 1999, we entered into an agreement with MCI WorldCom Technologies, Inc. for use of its UUNET network for wholesale bandwidths. The contract is for a term of three (3) years.

         - In December 1999, we entered into an agreement with UUNET to provide hosting for our website and e-mail facilities. UUNET bills us monthly for these services. This arrangement replaces the services we previously contemplated obtaining through INS.

         - In June 2000, we entered into a co-location agreement with Intermedia Communications, Inc for space in Miami, Florida. Certain telecommunications equipment is located at this site. The term of this agreement is three (3) years.

Gateway Locations

         We have entered into a series of TruePartner and other agreements to establish locations of our Gateways.

         - In March 1999, we entered into a TruePartner Agreement with Teleco Service International, Inc. ("Teleco"). We granted Teleco the exclusive right to market, advertise and sell our products and services in China, Nicaragua, El Salvador, Guatemala, Honduras and Panama. Teleco will share with us all revenues resulting from the proceeds of sales in the Teleco territory. The term of the agreement is for a period of two (2) years. Due to non-performance, Teleco lost the rights to China and Panama.

         - In March 1999, we entered into a TruePartner Agreement with Billion Telecommunication Services, Ltd. ("Billion"). We granted Billion the exclusive right to market, advertise and sell certain of our products and services in Hong Kong and Taiwan. As payment for these services, we must pay Billion commissions on all sales of our products and services. The term of the agreement is for a period of three (3) years. Under the agreement, Billion can acquire the rights to China as well. Our first beta version Gateway was delivered to Billion in 1999 and is no longer in operation.

         - In May 1999, we entered into an agreement with FirstNet Telephony Ltd. ("FirstNet"). We granted FirstNet the exclusive right to market, advertise and sell our products and services in London and Manchester, with a right of first refusal in the remainder of the United Kingdom. As consideration for these services, FirstNet is entitled to purchase our products and services at a wholesale rate. The term of the agreement is for a period of two (2) years. The FirstNet Gateway was delivered in October 1999 and installation has been completed.

         - In July 1999, we entered into an agreement with MetroPlus Communication Technology, Inc. ("MetroPlus"). We granted MetroPlus the exclusive right to market, advertise and sell our products and services in certain cities in Canada, Washington and Oregon. As consideration for these services, MetroPlus is entitled to purchase our products and services at a wholesale rate. The term of the agreement is for a period of three (3) years. No date has been scheduled for this installation. Moreover, pursuant to the agreement, MetroPlus was to have installed 20 Gateways no later than July 19, 2000. In that MetroPlus has not done so, it is in default of the agreement. On July 27, 2000, we provided MetroPlus with written notice of the default and have indicated it has ninety
(90) days within which to cure the default. If the default is not cured within the ninety (90) day period, the agreement may be terminated ninety (90) days thereafter.

         We plan to retain the rights for all domestic sites not licensed to other parties. We installed two (2) Gateways in New York and Los Angeles. These sites are to be used as demonstration sites for sale of our products and services. In January 2000, we entered into a three (3) year equipment lease with International Investment Partners Ltd, a Delaware corporation, ("IIP Domestic"). IIP Domestic purchased three (3) Gateways from Telic.net for installation in New York and Los Angeles. We paid IIP Domestic $120,000 to purchase the Gateways and terminate this agreement.

         We secure Gateway sales and sales of other products and services, as well as assistance in the acquisition of wholesale minutes, co-locations and carriers through our TruePartner Program and a program of advertising, trade shows, direct sales, telemarketing and agents.

         - In July 1998, we entered into an agreement with Armstrong wherein we granted Armstrong the non-exclusive right to market, advertise and sell our domestic and international calling services. As payment for these services, we agreed to issue Armstrong warrants to purchase 50,000 shares of our Common Stock exercisable at a price of $0.75 per share or, at our option, for a total sum of $37,500 cash as well as commissions on sales of our products and services. The term of the agreement is for a period of three (3) years.

         - In February 1999, we entered into an agreement with IIP Domestic in which we granted IIP Domestic the non-exclusive right to market, advertise and sell our domestic and international calling services. The agreement was terminated.

         - In March 1999, we entered into an agreement with Kenneth M. Brown ("Brown"), wherein we granted Brown the non-exclusive right to market, advertise and sell our domestic and international calling services. As payment for these services, we must pay Brown commissions on sales of our products and services. The term of the agreement is for a period of three (3) years.

         - In April, 1999, we entered into a marketing and advertising agreement with Net Genie ("NG") to provide marketing services to a minimum of 75,000 customers in thirty (30) cities we designate within a twelve (12) month period in exchange for 100,000 shares of restricted Common Stock valued at $103,100 at the time, which shares must be returned if NG fails to deliver a minimum of eight (8) cities each for a total of 75,000 customers before December 31, 1999. In addition, NG may earn performance bonuses of: 50,000 restricted shares if eight (8) cities are delivered within ninety (90) days of execution; 50,000 restricted shares if fifteen (15) cities are delivered within one hundred fifty
(150) days; and 10,000 restricted shares for each additional city thereafter before December 31, 1999 up to 30 cities. Further, NG will be granted warrants to purchase warrants to purchase 30,000 shares of the Company's restricted Common Stock exercisable for a period of two (2) years at an exercise price of $2.50 per share for every block of 5,000 pre-registered customers up to 75,000 pre-registered customers in a twelve (12) month period. We plan to renegotiate our agreement with NG this year since it has been unable to meet the incentive goals in a timely manner.

         - In April 1999, we entered into a marketing agreement with Benae to market our telephony services and to register a minimum of one hundred (100) customers in the thirty (30) cities in which we plan to offer telephony services within twelve (12) months in exchange for 200,000 shares of the unrestricted Common Stock of the Company valued at $206,200. The shares are to be returned to us if the minimum is not met. We plan to renegotiate the Benae contract this year since it has been unable to meet the incentive goals in a timely manner.

Planned Additional Services

         In addition to the sale of the Gateways and the licensing of our software, we plan to derive our revenues from the sale of the following pre-paid services:

         -        flat-rate calling plans such as Flat25, Flat5 and 4 x 4
         - wholesale long distance services for other international carriers
         -        prepaid long distance calling card services
         -        corporate long distance, fax and data networking services
         - e-commerce communications services for businesses selling products and services over the Internet
         -        other telecommunications applications and services

         Flat-Rate Calling Plans

         We have implemented portions of and plan to expand a flat-rate calling plan option to be marketed under the name Flat25 which will allow unlimited calling between cities in which the Gateways are installed for a single rate per month of $25.

         In addition, we designed a pre-paid, flat-rate long distance plan for calls originating from any of our Gateways to be marketed under the name Flat5 which will allow calls from the Gateway to anywhere in the mainland United States and Canada for $.05 per minute. The customer will receive a number to access the nearest Company Gateway. There will be a one time registration fee of $25 and the customer may elect from three monthly pre-payment plans.

         Further, we have designed a pre-paid flat-rate long distance plan for calls originating from any of our Gateways to be marketed under the name 4 x 4 which will allow calls from the Gateway to anywhere in the mainland United States and Canada for $.04 per minute plus calls to up to four (4) international countries at a 10% discounted rate. The customer will receive a number to access the nearest Company Gateway. There will be a one time registration fee of $25 and the customer may elect from three monthly pre-payment plans.

         Wholesale Long Distance Services

         We plan to market our IP telephony services to other international long distance carriers and wholesale customers that have a need for large blocks of long distance telephone time between selected locations. Although margins at the wholesale level are lower than retail margins, the sale of blocks of long distance time to other carriers will enable us to generate revenues with only a limited number of Gateways installed. We are in the process of pre-marketing our services and have identified several potential wholesale sellers of block minutes.

         Prepaid Calling Cards

         We are marketing prepaid calling cards to persons traveling to destinations such as Mexico, Central and South America, Asia, Europe and other regions where long distance telephone calls are substantially more expensive than domestic long distance telephone calls. Through June 30, 2000, we received $108,000 in revenue for shipped cards. We received calling card revenues of $262,000 and $41,000 for the fiscal years ended December 31, 1999 and 1998 respectively. Based upon expressions of interest, we believe that this market could produce between $10,000 and $50,000 in monthly revenue.

         A typical long distance telephone call from Mexico to Vancouver, British Columbia, made from a public payphone in Mexico can cost more than $2.00 per minute, and frequently surcharges are levied by third party credit card call processing companies located outside of Mexico. However, due to competition in North America, rates for calls from North America to Central and South America are significantly less expensive than calls made from this area to North America.

         We plan to market our pre-paid calling cards through travel agents, tourist agencies, airline ticketing offices, tourist agencies, tour companies, car rental agencies and hotel personnel in denominations of $10, $20, $30 and $50. We plan to have an automated voice response system to enable card holders to add time to their calling cards by charging their credit card while on the phone.

         Our calling card provides instructions for the use of the IPVoice system. To place a long distance call to North America, the cardholder dials a local access number (or an 800 number if an originating Gateway does not exist in the local calling area) and is then prompted to dial the destination number as well as the cardholder's calling card number. The call is then routed to the nearest originating Gateway. After reaching the originating Gateway the call is transmitted over the Company's network to the terminating Gateway or the least cost route to the destination number. Once the call reaches the terminating Gateway, the call is then switched to the local telephone network and is routed to the destination number.

         Travelers making long distance calls from local calling areas which do not have originating Gateways will nevertheless be able to use our calling cards. However, our operating margin will be less since these calls must be routed via an 800 number to a distant originating Gateway. By establishing Gateways in North America and select foreign countries, we believe we can service a large and identifiable market of travelers with cost-effective prepaid calling cards to use in placing calls to North America.

         Corporate Services

         We also plan to market services to corporate customers who need a cost-effective means of combining long distance voice, fax and video communications between their international offices. We plan to begin marketing our corporate IP telephony services in the US and Canada to businesses that operate branch offices or subsidiaries in the foreign countries in which we operate our Gateways.

         E-Commerce Services

         Our software also will support "web-to-phone" and "call-me" services. "Click'N Call" connections enable the users of multimedia PCs to establish a voice conversation with the owner of the website or their designated customer service representative. We plan to introduce this new capability to website owners and developers in those markets in which we have Gateways and demand for e-commerce services is increasing. We believe that this service will contribute to the development of sales made through the Internet. "Click'N Call" will provide new capabilities for customers to speak directly with sales people and reservation agents while they are online and reviewing the content of a particular website. "Click'N Call" personalizes the experience of shopping over the Internet and provides a new level of customer service.

         PCTruePhone is our planned software for softphoning. We anticipate this software will allow users to place telephone calls to any telephone in the world using their computer and a connection to the Internet.

Business Strategy

         We intend to obtain a significant market with our products. We believe that many of our current competitors lack a well-developed component to their solutions: effective data management and billing. Therefore, we also plan to market to some of our competitors as our billing and management software has the potential to communicate with other platforms. We are capable of providing the following unique features:

         - IP Telephony solutions and a mature, real-time billing system for ease of use, affordability and quality.

         -        Real-time remote access and manageability of information.

         - IP telephony technology, Internet remote-access technology and an order-entry and invoicing system.

         We have targeted international markets and support our sales efforts by participating in trade shows targeting the telecommunication industry and large businesses. We also utilize professional articles, peer-reviewed studies, direct calls and a marketing campaign in our sales.

         We established our TruePartner Program as part of our sales strategy. Under this program, a TruePartner Master Distributor can purchase and operate Gateways, market our other products and services and contract with other agents to market our products and services (called TruePartner Agents). A TruePartner Master Distributor serves as a liaison for the Company in designated territories, depending on our agreement.

         We have executed TruePartner Master Distributor and partner agreements for Gateway installations in the following locations:

         - Billion: Hong Kong and Taiwan (China was originally granted to Teleco, but Billion now has the option for it.) The Billion Gateway is no longer in operation.

         - FirstNet: London and Manchester, England. This Gateway was shipped and installed and is currently operational.

         - MetroPlus: certain major Canadian cities, Oregon and Washington. This Gateway has not been scheduled for shipment. For the status of the MetroPlus Agreement, see "Gateway Locations."

         We are retaining the rights for New York and Los Angeles, where we have installed two (2) Gateways in each city. These sites are to be used for demonstration purposes for international sales.

         In addition, we have entered into a series of agency agreements for the sale of our Gateways and other products and for assistance in the acquisition of wholesale minutes, co-locations and carriers. We intend to seek associations with professional agents who will help promote our products and services.

Marketing and Distribution

         Marketing

         According to industry sources, the global telecommunications market could generate revenues in excess of $250 billion annually. According to IDC, international switched telecommunications traffic grew from 28 billion minutes of use in 1989 to 81.8 billion minutes in 1997 and is projected to reach between approximately 128.7 and 158.6 billion minutes by 2001. Also according to IDC, in the United States, residential long distance calls represent a $67 billion dollar market. In its infancy today, the IP telephony services market is estimated to increase to $1.8 billion by the year 2001. Due to deregulation, competition has reduced rates for both business and residential calls placed within North America. However this is not the case for international calls to certain countries where higher per minute rates are common. The international telecommunications industry is growing rapidly due to:

         -        deregulation;
         -        privatization;
         -        expansion of telecommunications infrastructure;
         -        technological improvements;
         -        globalization of the world's economies; and
         -        free trade.

         In addition to the growth in the telecommunications industry, significant improvements have occurred in the compression and transmission of voice over the Internet over the last several years. The quality of service of IP telephony is now capable of being equivalent to that of a digital cellular phone connection. IP telephony technology is evolving continuously and it is expected that further improvements will allow it to rival conventional telephony networks. The Gateway equipment we deploy utilizes digital signal processing and error correction technologies for improved voice sampling and compression and reduced latency. Latency is the time spent waiting for a signal to travel from one Gateway to another and it is affected by network conditions between the Gateways as well as the processing time required to create the signal for transmission. These technologies enable us to provide high quality, commercial voice services with carrier class reliability. Carrier class reliability is determined by how often the system is operational (99.999% availability of service).

         It is our goal to have at least the same if not better reliability as those systems commonly used by the large telecommunications companies such as AT&T and MCI.

         We plan to market our products and services using four methods. The first of those methods is to rely upon our agreements for marketing with our direct TruePartner Master Distributor program, such as the agreements with NG, Armstrong, IIP and Brown, as well as others. There can be no assurances that the current agreements will continue, that the efforts of such parties will be successful or that we will be able to develop additional agreements in the future. The second method of marketing our products and services is through outside telemarketing agencies. These firms are paid on a commission only basis. We have not engaged any such firm to date and there can be no assurance that we will engage one, or that if engaged, such firm would be successful. The third method of marketing our products and services utilizes our sales force. Our sales effort currently is headed by Mr. Scott and Ms. Will, who have extensive experience in the telecommunications business. There can be no assurance that these endeavors will be successful. The fourth method of marketing our products and services utilizes the Internet. We currently market and distribute our products and services through the Internet utilizing our IPVoice.com web page. We do not know if the web page will generate sufficient interest to be a significant marketing tool. We believe these four marketing methods will be adequate to sustain us now and for the foreseeable future.

         Distribution

         We distribute our products through agreements for our services with Teleco, Billion, FirstNet and MetroPlus and through TruePartner Master Distributor Agreements and other agency agreements with Armstrong, IIP, Brown, NG and Benae. We also believe that our strategic alliance with Tel.net will enhance the market potential for our products. We are currently involved in negotiations with other potential TruePartner Master Distributors and other business relationships.

         We intend to seek other professional agents who wish to promote our products and services.

Status of Publicly Announced New Products and Services

         TrueConnect Gateways are our in-house-produced telephony gateways for the delivery of IP Telephony services. This system is based on Natural MicroSystems hardware and is controlled by our in-house-developed proprietary software that controls the hardware and interfaces to MultiCom. We currently are deploying TrueConnect Gateways. We have also introduced our SuperConnect and UltraConnect Gateways. Enhancements are made on an "as needed" basis.

         MultiCom is a telecommunications and network management system addressing multiple aspects of operating and managing a telecommunications network and operations, and which provides a full "back office" solution. MultiCom provides a low barrier of entry for partners and alliances of the Company as it does not require special computers for access. We, as well as our partners, can access MultiCom and manage their business operations from any location at any time of day. The MultiCom Data Management platform is fully functional and complete. Enhancements are made on an "as needed" basis.

         AuditRite is a software module add-in for MultiCom that allows MultiCom to read and interpret carrier-supplied data-tapes. AuditRite provides a tool for analyzing call patterns and finding possible errors in a vendor's billing. AuditRite system is fully active.

         TrueWeb is a soon-to-be-released web-browser interface to MultiCom. Included within the functions of this interface is its ability to display and interact with the user in his or her native language, including the native alphabet. We believe the TrueWeb multi-lingual capability to be unique to us. TrueWeb is currently in alpha-production. We hope to release the initial version in the fourth quarter fiscal year 2000.

         PCTruePhone and Click'N Call are under development. No release date of the initial versions have been set at this time.

         We recently introduced and are marketing our Flat25 flat-rate calling plan. We also plan to introduce or other flat-rate calling plans, Flat5 and 4 x
4. The Flat25 calling plan is discussed above under "Flat-Rate Calling Plans."

Competition

         Two significant barriers to entry in the traditional long distance telephone market are size (minimum efficient scale of operations) and regulatory constraints which preclude smaller companies from gaining significant market share. IP telephony effectively eliminates or reduces these barriers since it is presently unregulated and enjoys economies of scope and scale by using the Internet and private IP networks as a common voice, video and data network. We believe that IP telephony can decrease barriers to entry and increase competition in the long distance industry.

         We believe that our ability to compete in the IP telephony industry successfully will depend upon a number of factors including: the pricing policies of competitors and suppliers; the capacity, reliability, availability and security of the IP telephony infrastructure; marketing strategies; the timing of introductions of new products and services into the industry; our ability to support existing and emerging industry standards; our ability to balance network demand with the fixed expenses associated with network capacity; and industry and general economic trends.

         The market for telecommunications services is extremely competitive and there is a growing number of competitors in the IP telephony industry. There are many companies that offer business communications services and which will compete with us at some level. These include large telecommunications companies and carriers such as AT&T, MCI WorldCom and Qwest; smaller, regional resellers of telephone line access; and other existing IP telephony companies. These companies, as well as others, including manufacturers of hardware and software used in the business communications industry such as Lucent, could in the future develop products and services that could compete with our products and services on a direct basis. Many of these entities have far greater name recognition and financial and organizational resources than we have and control significant market share in their respective industry segments. There is no assurance that we will be able to successfully compete in the IP telephony industry.

         Certain large public telephone companies are positioning themselves to enter the IP telephony market to protect their dominant domestic market from competition. Many of these companies are testing other existing IP telephony gateway technology which at the present time has limited call volume capabilities. A number of companies are waiting for gateway manufacturers to introduce advanced gateways that will be able to handle larger call volumes and provide better quality and service.

         In North America considerable discounting has been experienced in recent years as competition has increased. While in many countries outside of North America local telephone companies have begun offering discounts to very large business and government customers with high call volumes, there are few discounts available for individuals or small and medium sized companies. It is expected that competition in the United States will be led by carriers providing low cost but high quality IP telephony services at rates of $0.05 to $0.09 per minute. Smaller Internet service providers and new carriers are expected to focus primarily on international or niche markets.

         We believe that international markets are attractive to smaller carriers and new entrants while large carriers may be evaluating the technology and marketplace and contending with competition and deregulation in their domestic markets. With international long distance rates in many countries costing well in excess of $0.50 per minute, we believe that we can earn attractive gross profit margins while offering service at substantial discounts to currently available long distance rates.

         Although we anticipate that our primary competitors will be other IP telephony companies which offer phone-to-phone or PC phone services, they have not yet captured the international market in the manner in which we plan to pursue with TruePartner Gateway installations and pre-paid calling cards. We believe that other IP telephony companies have not introduced a full billing and back office system or integrated product offering containing corporate and e-commerce communications services as we have.

Sources and Availability of Raw Materials

         Our products are made from company-designed software and company-configured hardware as well as materials purchased from a few major suppliers. They include the following:

         In February 1998, we entered into an agreement with NMS. Under the terms of the contract, we can acquire both hardware and software for Gateways. With regard to both hardware and software, we can take advantage of free shipping and a no-risk sixty (60) day trial period, after which we may purchase the product, or ship it back to NMS with no further obligation.

         In November 1999, we executed a memorandum of understanding with Telic.net whereby the parties entered a strategic alliance under which Telic.net will provide us with enhanced services and we will acquire from Telic.net gateways at Telic.net's cost for use by our customers. Although the term under our agreement expired, both parties have expressed the wish to maintain the alliance as long as it is beneficial to each of them. We maintain the right to purchase hardware elsewhere. In addition, we can license certain of Telic.net's software, acquire certain source codes and Telic.net will modify our Gateways to accommodate our billing system and call flow. Telic.net agreed to provide full network support for us thereby advancing our timetable for full integration of our network.

Dependence on Major Customers

         In March 1999, we entered into an agreement with Teleco for installation of Gateways in China, Nicaragua, El Salvador, Guatemala, Honduras and Panama. Teleco lost the rights to China and Panama due to non-performance.

         In March 1999, we entered into an agreement with Billion for the installation of a beta version Gateway in Hong Kong. This Gateway is no longer in operation.

         In May 1999, we entered into an agreement with FirstNet, in which we granted FirstNet the exclusive right to market, advertise and sell our products and services in London and Manchester, with a right of first refusal in the remainder of the United Kingdom. This installation was completed in October 1999 and currently is operating.

         In July 1999, we entered into an agreement with MetroPlus , wherein we granted MetroPlus the exclusive right to market, advertise and sell our products and services in certain cities in Canada, Washington and Oregon. No installation date has been scheduled by MetroPlus. For the status of the MetroPlus situation, see "Gateway Locations."

Patents, Trademarks and Copyrights

         We do not hold and have not applied for any patents.

         On August 18, 1998, we filed for service mark protection with the United States Patent and Trademark Office ("USPTO") for IPVoice, MultiCom, AuditRite, 4Com, ICB Connect, TrueConnect and IPJack Design.

         In March 30, 1999, the USPTO issued Office Actions on MultiCom, 4Com and TrueConnect, finding that MultiCom could be confused with an existing trademark; finding that 4Com's identification of goods was unacceptable as indefinite; and finding that TrueConnect could be confused with an existing trademark. Our trademark attorney has filed responses to each of these.

         On April 7 and 8, 1999, the USPTO issued Office Actions on AuditRite, TruePartner and ICB Connect finding that AuditRite's identification of goods was unacceptable as indefinite; finding that TruePartner could be confused with an existing trademark; and finding that ICB Connect's identification of goods was unacceptable as indefinite. Our trademark attorney has filed responses to each of these.

         On April 23, 1999, the USPTO issued Office Actions on IPVoice stylized and design finding that IPVoice design's recitation of services was unacceptable as indefinite; and finding that IPVoice stylized was an inappropriate mark since it merely describes the applicant's services. Responses were filed. As to the response filed on the IPVoice stylized and design finding, on December 6, 1999, the USPTO notified us that it did not find the response acceptable and required us to amend our filing. As to the response filed on the IPVoice stylized, the USPTO has advised us that it is maintaining its position that the mark is inappropriate since it merely describes the applicant's services.

         On September 4, 1998, we filed for service mark protection with the USPTO for IPJack. On June 7, 1999, the USPTO issued an Office Action on IPJack finding the drawing unacceptable because the mark is not typed entirely in capital letters. Our trademark attorney filed a response on December 7, 1999.

         On October 16, 1998, we filed for service mark protection with the USPTO for COMMUNICATIONS OUT OF THE BOX and COMMUNICATIONS OUT OF THE BOX stylized. On April 30. 1999, the USPTO issued an Office Action finding the mark unacceptable as indefinite. A response was filed on November 1, 1999.

         We have filed for service mark protection with the USPTO for IPVoice.NET, IPVoice.COM, FLAT5, FLAT25, and 4X4.

Effect of Existing or Probable Governmental Regulation on the Business

         Federal

         We have no current license with the Federal Communications Commission ("FCC"). We use the Internet for transmission of long distance telephone calls. Presently, the FCC does not regulate companies that provide IP telephony services as common carriers or telecommunications service providers. Notwithstanding the current state of the rules, the FCC's potential jurisdiction over the Internet is broad because the Internet relies on wire and radio communications facilities and services over which these regulatory authorities have long-standing authority.

         In Canada, the Canadian Radio-Television and Telecommunication Commission ("CRTC") determined in 1998 that IP telephony services providers must pay local contribution charges for calls terminating on local telephone networks, while those calls that originate and terminate on computers are not subject to these charges. The possibility exists that regulatory authorities may one day make a determination to apply international call termination fees or otherwise tariff IP telephony.

         We also will be required to comply with the regulations regarding the operation of our business in several foreign jurisdictions and will be subject to compliance with the requirements of the authorities of these locales regarding the establishment and operation of our business.

         Access charges are assessed by local telephone companies to long distance companies for the use of the local telephone network to originate and terminate long distance calls generally on a per minute basis. Access charges have long been a source of dispute; with long distance companies arguing that the access rates are substantially in excess of cost and local telephone companies arguing that access rates are needed to subsidize lower local rates for end user and other purposes. The FCC currently is considering whether subscriber calls to Internet service providers should be classified as "local" or "interstate" calls. Although the FCC to date has determined that Internet service providers should not be required to pay interstate access charges to local telephone companies, this decision may be reconsidered in the future if the FCC finds these calls to be "interstate." Our costs for doing business would increase if we were required to pay interstate access charges.

         State

         We are subject to varying levels of regulation in the states in which we currently anticipate providing intrastate telecommunications services. The vast majority of the states require us to apply for certification to provide intrastate telecommunications services, or at least to register or to be found exempt from regulation, before commencing intrastate service. The vast majority of states also require us to file and maintain detailed tariffs listing our rates for intrastate service.

         Many states also impose various reporting requirements and/or require prior approval for transfers of control of certified carriers, corporate reorganizations, acquisitions of telecommunications operations, assignments of carrier assets, including subscriber bases, carrier stock offerings and incurrence by carriers of significant debt obligations. Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law and the rules, regulations and policies of the state regulatory authorities. Fines and other penalties, including the return of all monies received for intrastate traffic from residents of a state, may be imposed for such violations. In certain states, prior regulatory approval may be required for acquisitions of telecommunications operations.

         As we expand our efforts we must remain attentive to relevant federal and state regulations. FCC rules prohibit switching a customer from one long distance carrier to another without the customer's consent and specify how that consent can be obtained. Most states have consumer protection laws that further define the framework within which our marketing activities must be conducted. We intend to comply fully with all laws and regulations, and the constraints of federal and state restrictions could impact the success of direct marketing efforts.

         We currently are not subject to any State regulation with respect to our Internet related services. However, there can be no assurances that we will not be subject to such regulations in the future. Additionally, we are not aware of any pending legislation that would have a material adverse effect on our operations. We have, however, started the process of filing in every state and have requested our C-LEC and IXC status in the U.S. A C-LEC designation permits the resale of local telecommunications services and an IXC designation, which stands for InterExchange carrier, allows for the resale of long distance telecommunications services. We also have received a 214 international license from the FCC for international long distance service.

         Future Regulation

         As our services are available over the Internet in multiple states and foreign countries, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state and foreign country. New legislation or the application of laws and regulations from jurisdictions in this area could have a detrimental effect upon our business.

         In a report to Congress, the FCC stated its intention to consider whether to regulate voice and fax telephony services provided over the Internet as "telecommunications" even though Internet access itself would not be regulated. The FCC is also considering whether such Internet-based telephone service should be subject to universal service support obligations, or pay carrier access charges on the same basis as traditional telecommunications companies.

         A governmental body could impose sales and other taxes on the provision of our services, which could increase the costs of doing business. A number of state and local government officials have asserted the right or indicated a willingness to impose taxes on Internet-related services and commerce, including sales, use and access taxes; however, no such laws have become effective to date. We cannot accurately predict whether the imposition of any such taxes would materially increase our costs of doing business or limit the services which we provide, since it may be possible to pass on some of these costs to the consumer and continue to remain competitive.

         If, as the law in this area develops, we become liable for information carried on, stored on, or disseminated through our Gateways, it may be necessary for us to take steps to reduce our exposure to this type of liability through alterations in our equipment, insurance or other methods. This may require us to spend significant amounts of money for new equipment or premiums and may also require us to discontinue offering certain of our products or services.

         Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as content, privacy, access to adult content by minors, pricing, bulk e-mail (spam), encryption standards, consumer protection, electronic commerce, taxation, copyright infringement and other intellectual property issues. We cannot predict the impact, if any, that future regulatory changes or developments may have on our business, financial condition, or results of operation. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could increase our operating costs, limit our ability to offer services and reduce the demand for our services.

         Local telephone companies assess access charges to long distance companies for the use of the local telephone network to originate and terminate long distance calls, generally on a per-minute basis. Access charges have been a matter of continuing dispute, with long distance companies complaining that the rates are substantially in excess of cost, and local telephone companies arguing that access rates are justified to subsidize lower local rates for end users and other purposes. Both local and long distance companies, however, contend that Internet-based telephony should be subject to these charges. Since we currently plan to install our Gateways and to offer telephony, we would be directly affected by these developments. However, we cannot predict whether these debates will cause the FCC to reconsider its current policy of not regulating Internet service providers.

Cost of Research and Development

         Research and development was completed prior to the formation of the Subsidiary and its acquisition by the Company. However, we paid a third-party for additional testing in fiscal year 1999 at a cost of about $97,000 and $28,000 in the six months ended June 30, 2000.

         We plan to and currently conduct research and development on a continuing basis, particularly in connection with our Gateways and other products. At the current time, we do not anticipate that such costs will be borne directly or indirectly by the customer; however there is no guarantee that such costs will not be borne by customers in the future.

Cost and Effects of Compliance with Environmental Laws

         Our business is not subject to regulation under the state and Federal laws regarding environmental protection and hazardous substances control, including the Occupational Safety and Health Act, the Environmental Protection Act, and Toxic Substance Control Act. We are unaware of any bills currently pending in Congress, which could change the application of such laws so that they would affect us.

Employees

         At July 31, 2000, we employed twelve (12) persons all on a full-time basis. None of these employees are represented by a labor union for purposes of collective bargaining. We consider our relations with our employees to be satisfactory.

         We have employment agreements with Barbara Will, Anthony Welch, Harry Bowman and Michael Scott. Ms. Will, Mr. Welch, Mr. Bowman and Mr. Scott act as the President, Senior Vice President, Executive Vice President and Vice President of the Company, respectively. See "Management-Employment Agreements" and "Certain Relationships and Related Transactions."

Properties

         We maintain our executive offices at 7585 East Redfield Road, Suite 202, Scottsdale, Arizona 85260. Our telephone number is (480) 948-1895 and our facsimile number is (480) 948-1213.

         On July 10, 2000, we executed a lease effectively dated August 1, 2000. We moved into our new space in August 2000. We occupy approximately 6,170 square feet of space at our corporate offices.

         The lease has a term of three (3) years. Monthly rental payments are as follows: for the period of time from August 1, 2000 to July 31, 2001, $10,797.50, plus sales tax; for the period of time from August 1, 2001 to July 31, 2002, $11,229.40, plus sales tax; for the period of time from August 1, 2002 to July 31, 2003, $11,678.58, plus sales tax.

         Moreover, as "additional rent" under the terms of the lease, we are required to pay a percentage share of the building impositions and operating expenses. Under the lease, our percentage share of the expenses is an amount equal to (a) the amount by which, if any, the property's operating expenses exceed the annual operating expense base, plus (b) the amount by which, if any, the property's impositions exceed the annual imposition base.

         The term "operating expenses" is defined in the lease as including (a) all reasonable and necessary costs and expenses incurred by the landlord for the servicing, operation, maintenance and repair of the building and related interior and exterior appurtenances for which the premises is part; (b) the costs incurred in order to achieve a reduction of or to minimize the increase in operating expenses, including management fees; (c) capital expenditures for equipment or systems installed to reduce or minimize increases in operating expenses; (d) capital expenditures required by any governmental ordinance or act; (e) depreciation or amortization based on the useful life expectancy of such equipment or systems or expenditures; and (f) the cost of contesting the validity or amount of real estate taxes.

         The term "impositions" is defined in the lease as including all forms of real property taxes and assessments, license fees and taxes, commercial rental taxes, levies, charges, penalties and other taxes and similar impositions imposed on the property or the landlord by any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district or similar taxing authority, or any other imposition which after the date of the lease shall be assessed, levied or imposed or becomes due and payable from, or becomes a lien upon the premises or the facilities or appurtenances used in connection therewith. Our percentage share of these impositions and operating expenses is 25.29%.

         We lease a corporate apartment in Phoenix, Arizona which is used by corporate personnel. The lease is for a term of one year commencing November 1, 1999 and terminating October 31, 2000. We pay monthly rent in the amount of $866.12 plus a ratable adjustment for taxes. The lease has an automatic month to month renewal at the end of the term that extends until the landlord receives 30-day notice that the tenant intends to vacate.

         We own no real property and our personal property consists of hardware, inventory, software, furniture, fixtures and equipment, with an original cost of $606,000 as of June 30, 2000.

         In December 1999, we executed an agreement effective January 2000 replaced the existing phone system equipment with a new system under a finance lease purchase arrangement. The arrangement is for a term of four (4) years and we make monthly payments in the amount of $375.

         We currently employ our capital reserves in a sweep account. Activity is monitored on a daily basis.

Legal Proceedings

         On December 22, 1999, Peter Stazzone, former Secretary Treasurer of the Company, filed a suit against us [Peter M. Stazzone v. IPVoice.com, Inc., a Nevada Corporation, Superior Court of the State of Arizona, County of Maricopa, No. CV 99-22828] (the "Stazzone Action"). Mr. Stazzone alleges breach of his employment contract, breach of fiduciary duty by certain advisors, tortious interference by certain advisors, had intentional and negligent misrepresentation by us. Mr. Stazzone seeks his salary, liquidated damages, the award of stock and options, interest and attorneys fees. We intend vigorously to defend such action and believe we have meritorious defenses. We filed an answer on January 18, 2000. The parties have exchanged disclosure schedules but no discovery has been undertaken.

         On December 17, 1999, Satlink 3000, doing business as Independent Network Services ("INS") filed a suit against the Company [Satlink 3000, Inc., a Nevada Corporation v. IPVoice.com, Inc., a Nevada Corporation, Superior Court of the State of Arizona, County of Maricopa, No. CV 99-22560] (the "INS Action"). The INS Action is seeking actual and punitive damages as a result of the rescission of our merger with INS. We intend vigorously to defend such action and believe we have meritorious defenses and counterclaims against INS. We filed a Motion to Dismiss on the basis that the injury claimed was that of the INS stockholders and that the suit had to be in their names, not the company name. INS conceded this point and filed an Amended Complaint in February 2000 listing all but one of its stockholders. We filed a reply asserting that the Amended Complaint fails to name all of the stockholders. The court acknowledged this deficiency and requested that the parties attempt to resolve the issue. No resolution has yet been reached. In the meantime, we have received an open extension for filing an answer.

         Prior to the vote by the Board of Directors to rescind the transactions with INS and Mr. Stazzone, advice of counsel was sought as to the appropriateness of such actions. It was determined that affirmative legal action instigated by us was not the best use of our assets which would be better spent pursuing our business. However, it was determined that, in the event Mr. Stazzone or INS took action, we would defend and pursue all of our remedies at law and in equity.

         On April 25, 2000, Michael McKim filed a lawsuit against us alleging breach of employment contract and fraud. [Michael McKim v. IPVoice Communications, Inc., a/k/a IPVoice.com, Inc., United States District Court, Western District of Kentucky, at Louisville, 3:00CV-229-H.] We formerly employed Mr. McKim in Kentucky as our Vice President of Research and Development. In addition, for a period of time, Mr. McKim was a member of the Company's Board of Directors. As part of his compensation, Mr. McKim was to receive 300,000 shares of Common Stock, followed by an additional 750,000 shares over a three-year period, subject to various limitations.

         The complaint alleges that we failed to issue the 300,000 shares to Mr. McKim, thereby breaching our employment contract with him. In addition, the complaint alleges that in failing to provide the shares to him after having represented we would, we committed fraud. We filed our answer to the complaint on June 19, 2000. In the answer, we denied the allegations. Along with our answer, we filed a counterclaim against Mr. McKim alleging that during the course of his employment, Mr. McKim engaged in intentional misrepresentation, breach of fiduciary duty and intentional interference with business relationships. We intend to vigorously defend the lawsuit, and to aggressively pursue our counterclaim.

         We know of no other legal proceedings to which we are a party or to which any of our property is the subject, which are pending, threatened or contemplated. There are no unsatisfied judgments against us.


                                   MANAGEMENT

Directors, Executive Officers and Key Employees

         The directors, executive officers and key employees of the Company and their ages and positions held with the Company are as follows:

             NAME                             AGE      POSITIONS
             ----                             ---      ---------
             James K. Howson                  57       Director, Chairman and Chief Executive Officer

             Barbara Will                     47       Director, President and Chief Operating Officer

             Anthony Welch                    31       Director, Senior Vice President of Research and Development

             Russell Watson                   50       Director and Secretary

             Harry R. Bowman                  56       Executive Vice President

             Brian Auchey                     42       Acting Chief Financial Officer

             Michael Scott                    29       Vice President, Sales and Marketing

         Each of Company's directors is elected at the annual meeting of stockholders and serves until the next annual meeting and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No compensation is currently paid to directors for their service on the Board though the non-officer directors are reimbursed for travel and other direct expenses in attending meetings of the Board.

         James K. Howson has served as Chairman since June 1999 and as Chief Executive Officer since September 1999. Mr. Howson is an entrepreneur and has been an investor for thirty (30) years in small businesses and start-up companies in Europe, Latin American and the United States. From 1991 to 1996, Mr. Howson was an investor in and consultant to Mid-America Venture Capital Partners, Inc., a privately held company that provided seed capital to promising young businesses. Mr. Howson was also an investor in Environmental Systems, Inc. located in Lancaster, Pennsylvania. Mr. Howson attended Roan College in London England in 1959.

         Barbara S. Will has served as a Director, President and Chief Operating Officer since March 1998. She also served as Chairman between March 1998 to June 1999. Ms. Will has over twenty (20) years of experience in all areas of telecommunications, both domestic and international. Prior to joining the Company, from 1984 to 1997, Ms. Will was in a senior capacity with MCI and was responsible for signing some of the largest contracts with a carrier/reseller in MCI's history. Her extensive industry experience includes international and international private line; International 800; data; DSO, DSI, DSC, OC3; dedicated in and outbound; One-Plus; calling and debit cards; Operator Assistance; Internet; Enhanced Services; and Enhanced Network. During her time at MCI, she received numerous awards for her outstanding performance. Ms. Will attended Colorado State University for two years.

         Anthony K. Welch has served as a Director and Senior Vice President since March, 1998 and as Senior Vice President of Research and Development since August 1999. Mr. Welch is the original designer of the MultiCom, AuditRite, and TrueConnect platforms and has served as Special Consultant to various telecommunications organizations. From 1997 to 1998, Mr. Welch was involved in the formation of the Company and the development of the MultiCom business management software. From 1991 to 1997, Mr. Welch served as Special Consultant and Project Design Leader for such organizations as Nation's Bank CS Headquarters, Frito-Lay Worldwide Headquarters, NEC America Mobile Radio/Cellular/Pager Division Headquarters, and Southwestern Bell Mobile (Cellular/Pager) Systems Headquarters. Mr. Welch has received numerous awards and recognition for his work in Artificial Intelligence both in military and academic circles - and has applied this experience to creating technology solutions that are both intelligent and flexible. The technology behind the MultiCom system has received recognition from several telecom trade magazine publications including "Computer Telephony" and "Telephony" magazines. Mr. Welch obtained first place in the International Science competition for Artificial Intelligence at the age of 17. Mr. Welch attended the University of Mississippi and was the first freshman in the history of the college to be admitted into the artificial intelligence Ph.D. Program.

         Russell Watson has served as a Director since September 1999. Mr. Watson also has served as Secretary since May 2000. Currently, Mr. Watson is the Business Manager for Behrwood Capital Service, Inc., an investment management company which he joined in 1998. Mr. Watson also is the Secretary for Redstone Resources, Inc. since December 1999. He previously served as the Vice President of Operations for Venison America, Inc., a meat processor and distributor during 1999. From 1994 to 1998, Mr. Watson was Operations Manager for Mid-Atlantic Snack, Inc., a snack food distributor. Mr. Watson owned and operated a snack food marketing business from 1993 to 1994. From 1974 to 1993, Mr. Watson was CFO and Operations Manager for Weyerhauser Company, Hardwood Division. Mr. Watson received a B.S. degree from Indiana University of Pennsylvania in 1971.

         Harry R. Bowman has served as Executive Vice President since November 1999. Mr. Bowman is an experienced telecommunications operations professional who was employed by AT&T from 1961 until 1995, when he retired. During his time with AT&T, Mr. Bowman held various managerial positions, last serving as Manager for Creative Software, where he was responsible for sales, contracts, personnel and financials. Previously he had served as Manager of Technical Services, Date Center Operations and in other management positions. After spending four years in retirement, Mr. Bowman was provided with the opportunity to join the Company as its Executive Vice President, which he accepted. Mr. Bowman holds a BS Degree in Accounting from St. Joseph's University, Philadelphia, Pennsylvania.

         Brian Auchey currently serves as Acting Chief Financial Officer, a position he assumed on July 26, 2000. Mr. Auchey is not our employee. He provides his services as the designated representative of Growth Capital Resources.com, LLC ("GCR") with whom we entered into a financial and business management consulting agreement on June 1, 2000. Mr. Auchey has been Vice President of GCR since its formation in May 2000. Our agreement with GCR is terminable with thirty (30) days notice. GCR is compensated on an hourly basis, plus out-of-pocket expenses, for time spent by its staff in providing services to us. For Mr. Auchey's services while he is acting CFO, we have agreed to pay GCR $175 per hour, subject to certain adjustments. Prior to joining GCR, Mr. Auchey had been Vice President of International Investment Partners, Ltd., a Delaware corporation with offices in Lancaster, Pennsylvania (referred to as "IIP Domestic"), from December 1999 to May 2000. In that capacity, he also provided financial and management consulting services for us and became familiar with our financial structure and condition. From 1998 to 1999, Mr. Auchey was a Controller with Breuners Home Furnishings Corporation, a national furniture retailer. From 1988 to 1998, he worked in the Corporate Finance Department of DENTSPLY International Inc., a worldwide manufacturer and distributor of dental and medical products. Mr. Auchey began his professional career with KPMG Peat Marwick, LLP in 1980 and spent nine years working with SEC reporting clients in the manufacturing, retail and distribution, and financial services industries. Mr. Auchey received a BS in Accounting from Bloomsburg University and has been a Certified Public Accountant since 1982.

         Michael Scott, age 29, currently serves as Vice President, Sales and Marketing. Prior to joining the Company in April 2000, Mr. Scott has held multiple positions within the sales, marketing and technical support realm. He has worked with a variety of organizations from start-up firms such as ISOsafe, Inc., to Fortune 500 companies including Ortho Clinical Diagnostics, a Johnson & Johnson Company. Mr. Scott received a Bachelor of Science degree in Mechanical Engineering from Clemson University in 1993, and is currently pursuing his MBA.

Executive Compensation

         The following table sets forth certain information concerning compensation paid to or accrued by the Company for the benefit of the Company's President/Chief Operating Officer and Senior Vice President of Research and Development, the only executive officers of the Company whose total annual compensation has exceeded $100,000.

                                                                              OTHER
NAME AND PRINCIPAL POSITION                SALARY         BONUS            COMPENSATION(1)     YEAR
James K. Howson, Director, Chairman       $      0       $      0          $           0       1997
and Chief Executive Officer
                                          $      0       $      0          $      35,000       1998

                                          $      0       $      0          $     106,500(2)    1999

Anthony Welch, Director and Senior        $      0       $      0          $           0       1997
Vice President of Research and
Development                               $ 48,000       $      0          $           0       1998

                                          $106,956       $      0          $           0       1999

Barbara Will, Director, President         $      0       $      0          $           0       1997
and Chief Operating Officer
                                          $ 48,000       $      0          $           0       1998

                                          $106,956       $      0          $           0       1999

(1) Other compensation includes certain health and life insurance benefits paid by the Company on behalf of its employee.

(2) Mr. Howson was a consultant prior to becoming the Chief Executive Officer in June 1999 and continues to be paid under the consulting agreement we have with Condor which has a six (6) year term ending in November 2003.

1999 Year End Option Values for Executive Officers

                                                                  PERCENT OF TOTAL OPTIONS/SHARES
NAME AND PRINCIPAL POSITION    VALUE OF OPTIONS/SHARES GRANTED      GRANTED IN FISCAL YEAR 1999
---------------------------    -------------------------------      ---------------------------
James K. Howson                              0                                 0%
Barbara S. Will                              0                                 0%
Anthony K. Welch                             0                                 0%
Harry R. Bowman                              0                                 0%

         The Company has adopted a 2000 Executive Incentive Plan. Mr. Bowman has been granted options to purchase 50,000 shares of Common Stock. Mr. Scott has been granted options to purchase 20,000 shares of Common Stock. These options will vest over a three-year period so long as the optionee remains employed by us. The exercise price of the options is $1.21 per share. Russell Watson, a Director, has been granted options to purchase 20,000 shares of common Stock on the same basis. Additional options may be granted in the future under the 2000 Executive Incentive Plan.

Committees

         The Bylaws of the Company authorize the establishment of committees of the Board of Directors. The Board of Directors, by resolutions, have authorized the formation of an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. The Company, however, has not adopted an Audit Committee charter. Usually outside directors serve on these committees. However, the Company only has one outside director, Mr. Watson. Prior to this offering, the Board of Directors has performed all the duties of these respective committees but anticipates that, following completion of the offering, it will activate those committees and assign them certain responsibilities such as designating the Compensation Committee as the administrator of the 2000 Executive Incentive Plan.

Limitation of Liability and Indemnification Matters

         The Company's Articles of Incorporation provide that no director of the Company shall have personal liability to the Company or any of its stockholders for monetary damages for breach of any duty as a director or officers involving any act or omission of any such director or officer. Such a provision, however, under Nevada law, cannot eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of the law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of the Nevada Revised Statutes or, (v) for any transactions from which the director derived an improper personal benefit. The Company's Bylaws provide for indemnification of officers and directors pursuant to Nevada law.

Compliance with Section 16 of the Securities Exchange Act of 1934

         Section 16(a) of the Exchange Act requires the Company's directors and officers and persons who beneficially own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission ("Commission") initial reports of ownership and reports of changes in ownership of Common Stock in the Company. Officers, directors and greater-than-ten percent stockholders are required by Commission regulation to furnish the Company with copies of all
Section 16(a) reports they filed. To the Company's knowledge, based solely on review of the copies of such reports, if any, furnished to the Company certain stockholders, officers and directors have not filed their reports under Section 16(a).

Employment Agreements

         We have employment agreements with Barbara Will, Anthony Welch, Harry Bowman and Michael Scott, who respectively act as the President, Senior Vice President, Executive Vice President and Vice President, Sales and Marketing of the Company.

         The agreement with Ms. Will is for a period ending January 1, 2003. Her base salary is $150,000 per year and she is eligible for bonuses of up to 5 times her base salary upon achieving certain performance goals. No bonuses were paid in 1999, the first full year of the agreement. During a portion of 1999 and 2000, because of cash flow considerations, Ms. Will voluntarily reduced her base salary to a rate of $90,000 per year. She is also entitled to an automobile allowance and other benefits within the general benefit programs provided to all employees.

         After the initial term, the agreement renews automatically on a year-to-year basis unless we or she gives notice of termination at least 180 days prior to the next renewal date. Additionally, either of us may terminate without cause upon 60 days' written notice and for cause upon immediately effective written notice. If Ms. Will is terminated other than for cause, death or disability or if she terminates for good reason, she is entitled to a lump sum payment equal to (i) all unpaid salary and bonuses for any prior years, (ii) the remaining unpaid base salary for the year, (iii) the maximum potential bonuses for the current year, (iv) an extra bonus equal to 3 times her annual base salary, and (v) any contributions that would have been made by us to any employee pension or profit sharing plans. Additionally, she would receive ongoing benefits for up to two years and outplacement assistance.

         The agreement with Mr. Welch is essentially identical to that of Ms. Will with respect to the term, compensation, benefits and rights upon termination. During portions of 1999 and 2000 he also voluntarily reduced his base salary to a rate of $90,000 per year.

         The agreement with Mr. Bowman is for a term ending November 22, 2001. It does not renew automatically. His minimum base salary is $78,000 per year. Mr. Bowman is a resident of Pennsylvania but is required to spend at least 3 weeks each month at the corporate headquarters in Arizona. We provide travel expenses to Pennsylvania 12 times per year. He also receives an automobile allowance and a subsistence allowance while in Arizona. He participates in other benefit programs made available to all employees. Mr. Bowman is also a participant in the 2000 Executive Incentive Plan and has been awarded options to purchase 50,000 shares of Common Stock at an exercise price of $1.21 per share. The options vest over the next three years.

         The agreement with Mr. Scott is for an indefinite term and may be terminated by either us or Mr. Scott upon 30 days' written notice. His base salary is $85,000. He participates in benefits programs made available to all employees.

Mr. Scott is also a participant in the 2000 Executive Incentive Plan and has been awarded options to purchase 20,000 shares of Common Stock at an exercise price of $1.21 per share. The options vest over the next three years.

Stock Option Plan

         On December 9, 1999, our stockholders adopted an executive incentive plan (the "Option Plan" or "2000 Executive Incentive Plan") under which 1,000,000 shares of Common Stock are reserved for grants under the Option Plan. The Option Plan took effect on January 1, 2000 and terminates on December 31, 2005. Under the Option Plan, options can be granted to select employees, officers, executives, directors and consultant and advisors to the Company. It is intended that all options be granted at fair market value on a particular date determined by the Compensation and Option Committee which currently is made up of James Howson, Director and Chief Executive Officer and Russell Watson, Director; however, a lesser price may be set by such Committee. The exercise period for the options is determined by the Committee but cannot exceed six (6) years. Pursuant to the terms of the approved Option Plan, the Board of Directors is authorized to alter, amend or modify the Option Plan under certain conditions. The Board of Directors approved a modified Option Plan on February 28, 2000 that maintains the key features of the approved plan as required. As of July 31, 2000, options to purchase 305,000 shares at an exercise price of $1.21 per share have been granted to 8 employees, including Mr. Bowman, and Mr. Scott, and to Mr. Watson, a Director.

         Options granted under the Option Plan may qualify as "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and become exercisable in accordance with the terms approved at the time of grant. Options may be granted to any employee of the Company or its subsidiaries, including employees who are also officers or directors, selected by the Board of Directors in its discretion.

Other Options

         No other options or rights to acquire Common Stock have been granted to any current employees, officers or directors.


              SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of July 31, 2000, by (i) each person who is known to own beneficially more than 5% of the outstanding shares of the Company's Common Stock, (ii) each of the Company's directors and executive officers, and (iii) all directors and executive officers of the Company as a group. The information is determined in accordance with Rule 13d-3 under the Exchange Act based upon information furnished by the persons listed or contained in filings made by them with the SEC. Under this rule, a person is deemed to own beneficially the number of shares issuable upon exercise of options, warrants or convertible securities it holds that are exercisable within 60 days. Each beneficial owner's percentage ownership is determined by assuming that convertible securities, options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days have been exercised.

                                                                                PERCENTAGE OF CLASS
    NAME AND ADDRESS OF                                  SHARES BENEFICIALLY       BENEFICIALLY
    BENEFICIAL OWNER(1)               TITLE OF CLASS            OWNED                OWNED(2)
    -------------------               --------------            -----                --------
Barbara S. Will                           Common              3,000,000               16.16%

Condor Worldwide, Ltd.                    Common              3,000,000(3)            16.16%

Anthony K. Welch                          Common              2,706,523               14.58%

International Investment Partners,        Common              1,486,000                8.00%
Ltd., an Irish Corporation

Officers and Directors as a group         Common              8,706,523               46.89%

----------
(1) Such persons have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table. The address of all stockholders, other than International Investment Partners, Ltd., is c/o the Company, 7585 East Redfield Road, Suite 202, Scottsdale, Arizona 85260. The address of International Investment Partners, Ltd. is 428 Bay Street, Nassau, Bahamas.

(2) Assumes no exercise of certain outstanding warrants and options held by others, rights held by employees of the Company to acquire up to an aggregate of 305,000 shares and the issuance of approximately 6,986,000 shares upon the exercise by the Selling Stockholders of the Warrants and other rights to acquire shares of Common Stock.

(3) These shares are owned of record by Condor Worldwide, Ltd. of which Mr. James K. Howson is principal owner.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We have employment agreements with certain executive officers. See "Management-Employment Agreements."

         In November 1997, prior to its acquisition by us, the Subsidiary entered into a consulting agreement with Condor Worldwide, Inc. ("Condor"), whereby Condor agreed to provide certain sales, marketing and public relations services in exchange for 600,000 shares of the Subsidiary's Common Stock to be issued upon listing of the Subsidiary's stock on the OTC Bulletin Board. Such shares were never issued and the agreement was amended in July 1998 deleting the issuance of such shares. The consulting agreement was modified in March 2000 to disclaim all interest in the shares. The term of the Agreement was for a period of six (6) years and is still in effect. James K. Howson, our Chairman and CEO, serves as the Chairman and CEO of Condor and he is the beneficial owner of Condor. The contract initially provided for a cash fee of $150,000 per year. Effective September 1999, Condor agreed to reduce its consulting fees to the rate of $90,000 per year.

         In March 1998, IPVoice.com, Inc., then known as Nova Enterprises, Inc., (the "Parent") entered into a share exchange agreement with IPVoice Communications, a Delaware corporation (the "Subsidiary") and its stockholders whereby the Parent issued 9,000,000 shares of its Common Stock to the Subsidiary's stockholders for all of the Subsidiary's outstanding capital stock, which then became a wholly-owned subsidiary of the Parent. In connection with the agreement, the Company entered into employment agreements with Barbara Will, our current Chief Operating Officer and President and a Director and with Anthony Welch, designer of our proprietary software, who currently serves as the Senior Vice-President of Research and Development and a Director. As part of the exchange, Ms. Will, Mr. Welch and Condor each received 3,000,000 shares of Common Stock. James K. Howson, our Chairman and Chief Executive Officer, is the beneficial owner of Condor.

         In October 1998, we executed a consulting agreement with International Investment Partners, Ltd., an Irish corporation ("IIP"). IIP owns approximately 8.00% of our outstanding Common Stock and is a Selling Stockholder. The consulting agreement memorializes an oral agreement made in March 1998, to provide financial, consulting and advisory services over a three-year period in exchange for the issuance of 350,000 shares of Common Stock at an agreed value of $35,000, the grant of warrants to purchase an additional 1,600,000 shares of the Common Stock exercisable without time limitation at an exercise price of $0.06 per share, the grant of warrants to purchase an additional 350,000 shares of Common Stock exercisable without time limitation at an exercise price of $3.90 per share and, in consideration of $100 cash, the grant of warrants to purchase up to 5% of the Common Stock of the Company on a fully-diluted basis at a price of $1.00 per share. In addition, the agreement required us to pay a monthly fee of $4,000 from September 1998 through March 1999, $6,000 from April 1999 through March 2000 and $8,000 from April through the end of the agreement. In January 1999, IIP received 93,760 shares of Common Stock in lieu of payment for $14,064 in services under the consulting agreement. IIP exercised its warrant to purchase 1,600,000 shares in April 1999 at an exercise price of $96,000. As to the warrant to purchase up to 5% of our Common Stock, in January through April 14, 2000, IIP purchased 506,000 shares of Common Stock at an exercise price of $506,000. IIP retained the right to purchase additional shares until the full 5% on a fully-diluted basis had been acquired. Effective May 31, 2000, we and IIP agreed to terminate the consulting agreement under terms which excused IIP from providing any further services and discontinued our obligation to make the monthly payments for such services. In addition, IIP agreed to exchange both outstanding warrants and terminate the agreement for 700,000 shares of Common Stock.

         At December 31, 1998, we owed Ms. Will $34,268 for reimbursement of expenses paid on our behalf. During the year ended December 31, 1998, we owed two of our stockholders, Condor and IIP, $20,564 for consulting services. Total consulting fees incurred to these stockholders during the year ended December 31, 1998 amounted to $31,096. During 1998, additional consulting fees of $35,000 were paid to Mr. Howson. There were no outstanding amounts owed respective to these fees as of December 31, 1998. During the year ended December 31, 1998, IIP advanced funds totally $24,750 for payment of general operating expenses which was repaid in fiscal 1999.

         From December 1998 through January 1999, we sold 896,665 shares of its Common Stock to eight (8) investors for $134,500 including 166,667 shares sold to IIP for $25,000.

         In February 1999, we entered into an agreement with IIP Domestic wherein we granted IIP Domestic the non-exclusive right to market, advertise and sell our domestic and international calling services. Brian Auchey, the Company's Acting Chief Financial Officer, was Vice President of IIP Domestic until May 2000 when he joined Growth Capital Resources.com, LLC ("GCR") of Lancaster, Pennsylvania. The agreement was terminated.

         On April 7, 1999, we entered into a share exchange agreement with Satlink 3000, doing business as Independent Network Services ("INS"), whereby we exchanged 250,000 shares of our Redeemable Convertible Preferred Stock valued at $500,000 for all of the outstanding capital stock of INS. The Redeemable Convertible Preferred Stock contained 1 for 1 conversion rights after one (1) year and was redeemable at $2.00 per share. The President of INS, Peter M. Stazzone, remained as the President of INS. At the time of the exchange Mr. Stazzone became our Secretary, Treasurer and Chief Financial Officer under an employment agreement. Also at the time of the exchange, Mr. Stazzone received 50,000 shares of the Redeemable Convertible Preferred Stock. Pursuant to the Employment Agreement, Mr. Stazzone received 200,000 shares of Common Stock, a bonus of 100,000 shares of Common Stock deemed earned on the date of the Share Exchange Agreement, but to be delivered on the earlier of (i) the first anniversary date of his employment, or (ii) Mr. Stazzone's termination, and options to purchase an additional 200,000 shares of Common Stock exercisable for a period of three (3) years at an exercise price of $1.00 per share. In connection with the exchange, INS and Mr. Stazzone represented that INS had acquired certain assets, including the rights to INS' name, from the Bankruptcy Court in the Chapter 11 filing of Telsave. Mr. Stazzone had been the Chief Financial Officer of Telsave at the time the bankruptcy was filed and the Bankruptcy Court was provided with disclosure of his involvement with INS prior to the Court's approval of the sale of certain Telsave assets to INS. At the time of the acquisition of INS, the Company believed that it was acquiring the rights to the "10-10-460" CIC Code. The purchase price was based in part upon an appraisal of the value of the CIC Code which is loaded in approximately 60% of the domestic market. However, during the course of our audit for 1999, it was discovered that clear title may not have passed to INS and subsequently to us. Therefore, our Board determined that, in the event clear title had not passed to us, it would be in our best interest to rescind the transaction. We sought a legal opinion on the status of such title and were advised that there was no clear link between the ownership of the CIC Code and INS. Therefore the Board voted to rescind the transaction, to rescind the Redeemable Preferred Stock, Common Stock and warrant issuances made under the acquisition and the employment agreement and to terminate Mr. Stazzone's employment. The matter is now the subject of litigation between us and INS and Mr. Stazzone. See "Business - Legal Proceedings."

         On December 9, 1999, the stockholders adopted its 2000 Executive Incentive Plan under which 1,000,000 shares of Common Stock are reserved for grants under the plan. The plan took effect on January 1, 2000 and terminates on December 31, 2005. Under the plan, options can be granted to select employees, officers, executives, directors and consultants and advisors. It is intended that options will generally be exercisable at fair market value determined at issuance by the Compensation and Option Committee which is made up of James Howson, Director and Chief Executive Officer, and Russell Watson, Director. However, a lesser price may be set by such Committee. The exercise period for the options is determined by the Committee but cannot exceed six (6) years. Pursuant to the terms of the approved plan, the Board of Directors is authorized to alter, amend or modify the plan under certain conditions. The Board of Directors approved a modified plan on February 28, 2000 that maintains the key features of the approved plan as required, and has now granted options for 305,000 shares to 8 employees, including Mr. Bowman and Mr. Scott, and to one Director, Mr. Watson. See "Description of Securities - Options."

         At December 31, 1999, we owed Mr. Howson and Ms. Will $17,363 and $40 respectively. During the year ended December 31, 1999, we owed IIP and Behrwood Capital $40,000 and $896 respectively. Total consulting fees paid to IIP during the year amounted to $131,000. Total consulting fees paid to Condor and Mr. Bowman were $106,500 and $30,000 respectively. Mr. Bowman received consulting fees prior to becoming an officer. During 1999, we purchased for cash approximately $14,000 of furniture and fixtures from Ms. Will at the fair market value.

         In January 2000, we entered into a three (3) year equipment lease with IIP Domestic. IIP Domestic purchased three (3) Gateways from Telic.net for installation in New York and Los Angeles. We paid IIP Domestic $120,000 to purchase the Gateways and terminate this agreement. Brian Auchey, the Company's Acting Chief Financial Officer, was Vice President of IIP Domestic until May 2000 when he joined GCR.

         On May 5, 2000, Barbara S. Will, Anthony K. Welch and James K. Howson, in their individual capacities, and IPVoice Communications, Inc. and Condor Worldwide Ltd., assigned to us all of the intellectual property in MultiCom Business Management Software, a telecommunications software program, which uses an Internet interface with the public telephone system and provides real time billing, administration and control of the long distance telephone calls, including any and all modifications and future improvements. Barbara S. Will, Anthony K. Welch, and James K. Howson constitute three of the four members of our board of directors. James K. Howson is the Chairman and CEO of Condor.

         On June 1, 2000, we entered into a financial and business management consulting agreement with GCR. GCR is compensated on an hourly basis, plus out-of-pocket expenses, for time spent by its staff in providing services to us. Presently, because we have no full-time Chief Financial Officer, we have designated Brian Auchey, a Vice President of GCR, as our Acting Chief Financial Officer. He is devoting such time to our affairs as is deemed commensurate with that responsibility. GCR is paid $175 per hour, subject to certain adjustments, for Mr. Auchey's services.

         On August 2, 2000, we entered into a TruePartner Master Distributor Agreement and TruePartner Master Agent Marketing Agreement with GCR. Under these agreements, GCR is granted nonexclusive rights to market and sell the IPVoice equipment and services and is paid percentage of sales of equipment and services. Brian Auchey, our Acting Chief Financial Officer, is a Vice President of GCR.


                              SELLING STOCKHOLDERS

         The following list of Selling Stockholders includes: (i) the number of shares of Common Stock currently beneficially owned by each Selling Stockholder;
(ii) the number of shares being offered for resale by this prospectus by each Selling Stockholder; and (iii) the number and percentage of shares of Common Stock to be held by each Selling Stockholder after the completion of this offering, assuming all offered shares are sold.

         Except as otherwise indicated in the footnotes to such table, no Selling Stockholder has been an officer, director or employee of the Company for the past three years. The registration of the shares does not necessarily mean that the Selling Stockholders will sell all or any of the shares.

         The Selling Stockholders provided us with all information with respect to their share ownership. Because the Selling Stockholders may sell all or part of their shares, we are unable to estimate the number of shares that will be held by any Selling Stockholders by the termination of any offering made hereby. In addition, beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities.

Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person. See "Plan of Distribution."

                                                                               Shares Held After Offering(2)
                                                                               -----------------------------
                                                                Number of
Beneficial Owner(1)                       Current Ownership   Shares Offered     Shares         Percentage
-------------------                       -----------------   --------------     ------         ----------
Augustine Fund, L.P.                       3,442,902(3)(4)     3,442,902(5)            0             *%
The Shaar Fund Ltd.                        3,442,902(3)(4)     3,442,902(5)            0             *%
International Investment Partners, Ltd.,
  an Irish Corporation                     1,486,000           1,312,240         173,760             *%
Delano Group Securities                      100,000(4)          100,000               0             *%
Jeffrey E. S. Packer(6)                       75,000              75,000               0             *%
McGinn Smith & Co.                            10,000              10,000               0             *%
Raleigh D. Buckmaster                         18,291               9,375           8,916             *%
Robert R. Buckmaster Residual Trust           36,123               9,375          26,748             *%

----------
* Less than one percent

(1) Unless otherwise noted, we believe that all persons named have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them, subject to community property laws, where applicable.

(2) Assumes no exercise of outstanding warrants held by other stockholders or options held by employees and directors, but gives effect to the maximum conversion of the Series B Preferred Stock and exercise of all outstanding Warrants held by the Selling Stockholders.

(3) Assumes the Series B Preferred Stock conversion price is $.81 per share of Common Stock and that the Selling Stockholder converts 1,250 shares of Series B Preferred Stock, receives shares of Common Stock in payment of two years of dividends on the Series B Preferred Stock, and exercises fully the right to purchase additional shares of Common Stock at the time the Series B Preferred Stock is converted.

(4) Assumes the Warrant exercise price is $2.136 per share and that the Selling Stockholder fully exercises its Warrants.

(5) Depending on the actual conversion price of the Series B Stock, the number of shares offered will be adjusted but will not be less than 1,371,174 shares for this Selling Stockholder. The terms of the registration rights agreement require us to register 200% of the estimated maximum number of shares.

(6) Dr. Packer also holds 100 shares of Senior Convertible Stock which in the event of a default in our payment of a promissory note for $99,600 held by him, would entitle him to convert those shares into the number of shares of Common Stock which would then be equal to approximately 4.35% of the issued and outstanding Common Stock on a fully diluted basis. Payments on the promissory note are current and no conversion right has accrued.


                            DESCRIPTION OF SECURITIES

         The following summary of certain provisions of our capital stock is subject to, and qualified in its entirety by, the provisions of our Articles of Incorporation, as amended, and our Bylaws that are referenced as exhibits to this Registration Statement and by provisions of applicable law.

Common Stock

         We are authorized to issue up to 50,000,000 shares of Common Stock, $.001 par value. As of the date of this prospectus, there were 18,566,384 shares of Common Stock outstanding, held of record by 102 stockholders. Except as may be provided to holders of certain series of preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. We have not paid any dividends to date on our Common Stock. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding senior securities, subject to the rights of holders of preferred stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, when issued, validly issued, fully paid and nonassessable. The holders of Common Stock are entitled to one vote for each share held of same on each matter submitted to a vote of stockholders.

Preferred Stock

         We are presently authorized to issue up to 10,000,000 shares of preferred stock, $.001 par value per share. Such preferred stock may be issued in one or more series, on such terms and with such rights, preferences and designations as our Board of Directors may determine except to the extent set forth in our articles of incorporation. The preferred stock may be issued without action by stockholders. As of July 25, 2000, there were 2,700 shares of preferred stock outstanding held by 5 stockholders of record. Currently, we have outstanding shares for two series of preferred stock. Any future issuance of preferred stock could adversely affect the rights of the holders of Common Stock, and therefore reduce the value of our Common Stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets, to a third-party, thereby preserving control of the Company by its present owners.

Senior Convertible Preferred Stock ("Senior Preferred Stock")

         Initially, 1,150 shares of Senior Preferred Stock were issued as part of an offering of units between February and May 1999. Each unit consisted of 25 shares of Senior Preferred Stock, a promissory note for $24,900 and a warrant to purchase 18,750 shares of common stock at an exercise price of $.9875 per share. The Senior Preferred Stock represented security for the payment of the promissory notes. They provided that so long as all the shares remained outstanding, in the event of default in the payment of the promissory notes which is not seasonably cured, all Senior Preferred Stock would convert into a number of shares of Common Stock which, immediately after issuance, would equal 51% of the issued and outstanding shares of Common Stock (including all warrants and options to purchase Common Stock). We also agreed, upon default, to call a special stockholders meeting to provide the new Common Stock owners the opportunity to elect a majority of the Board of Directors from among persons nominated by the holders of the promissory notes.

         The Senior Preferred Stock is redeemable at no cost at the time that each promissory note is fully paid. Upon redemption of each promissory note, the 51% conversion right reduces proportionately. In a tender offer which concluded on May 19, 2000, we redeemed 950 shares of Senior Preferred Stock and thereby reduced the conversion right from 51% to approximately 8.87% of the issued and outstanding Common Stock on a fully diluted basis. We are current on all payments due on the promissory notes and do not intend to allow a default to occur with respect to their payment.

         The Senior Preferred Stock shares have no voting rights and do not pay dividends.

Series B Convertible Preferred Stock ("Series B Preferred Stock")

         The 2,500 outstanding shares of Series B Preferred Stock were issued at a price of $1,000 per share and carry a 7 1/2 % dividend payable at the time the shares are converted into Common Stock or are redeemed. Conversion may occur any time after the earlier of (i) the effective registration or the Common Stock or
(ii) 180 days after the issuance of the Series B Preferred Stock. The dividend is payable in cash or, at our option, in additional shares of Common Stock at the then applicable conversion price. The conversion price is the lower of (i) 110% of the lowest bid price of the common stock on the OTC Bulletin Board for the 5 trading days prior to the issuance of the Series B Preferred Stock, or
(ii) 75% of the average of the three lowest closing bid prices during the 30 consecutive trading days prior to the conversion of the Series B Preferred Stock to shares of Common Stock. When the Series B Preferred Stock was issued on May 22, 2000, the effective conversion price, based on 110% of the lowest bid price during the 5 preceding trading days would have been $1.96 per share of Common Stock. This is the maximum conversion price for the Series B Preferred Stock. It is possible that the alternative conversion price, based up prices during the 30 days prior to actual conversion, will be less, resulting in the issuance of a greater number of shares of Common Stock upon conversion. The

Series B Preferred Stock may also be converted in part from time to time which could result in a variety of actual conversion prices. The holders of the Series B Preferred Stock also have the right to purchase, at the time of conversion, one additional share of Common Stock for each share of Common Stock acquired upon conversion. If this option is exercised, the stockholder will pay the applicable conversion price, in cash, for each additional share acquired pursuant to this right.

         We have the right to redeem the Series B Preferred Stock prior to its conversion upon paying $1,275 per share of Series B Preferred Stock plus all accrued and unpaid dividends. The redemption must be paid in cash.

         Holders of the Series B Preferred Stock have no voting rights except in the event of a proposed amendment to our articles of incorporation that would affect their rights.

         Holders of the Series B Preferred Stock also received a total of 250,000 warrants to purchase Common Stock which are described below under "Warrants."

         In connection with the issuance of the Series B Preferred Stock, we agreed to register the Common Stock which is issuable upon conversion of the Series B Preferred Stock, including sufficient shares to cover the shares which may be issued as dividends, shares that may be issued should the right to acquire additional shares be exercised, and shares issuable upon exercise of their warrants. This commitment is the primary reason for this registration.

Redeemable Convertible Preferred Stock ("Redeemable Stock")

         In connection with the share exchange with Satlink 3000 described more fully under "Certain Relationships and Related Transactions," we issued 300,000 shares of Redeemable Stock to the stockholders of Satlink 300. The Redeemable Stock is convertible into shares of Common Stock on a one-for-one basis beginning April 7, 2000. The Redeemable Stock may be redeemed by the holder at a price of $2.00 per share. Subsequent to the closing of that transaction, we learned that material representations made to induce us to enter into the share exchange were untrue. The Board of Directors undertook to rescind the transaction and cancel the shares of Redeemable Stock. We do not deem the Redeemable Stock to be outstanding at this time. The recipients of the Redeemable Stock are contesting this action and have filed suit to retain the Redeemable Stock. The status of that matter is described more fully under "Business - Legal Proceedings."

Warrants

         We have issued warrants to purchase shares of Common Stock in a variety of transactions. Generally, warrants may be exercised by surrendering the warrant agreement to the transfer agent together with the exercise price. Warrants may be exercised in whole or in part from time to time until they expire or have been fully exercised. Several previously issued warrants have been exercised or have expired. As of July 31, 2000, warrant holders holding unexercised warrants had a right to acquire 546,875 shares of Common Stock. Included within this total are the following:

- Warrants for 350,000 shares issued in connection with the sale of the Series B Preferred Stock. These are exercisable at a price of $2.136 per share, subject to adjustment in certain events, and will expire, if not previously exercised, on May 22, 2005. The shares of Common Stock issuable upon exercise of these warrants are included in this registration statement.

- Warrants for 196,875 shares issued in connection with our offering of units in 1999. These are exercisable at a price of $.9875 per share and will expire, if not previously exercised, between May 11 and May 17, 2001.

Options

         In addition to the right granted to the holders of Series B Preferred Stock, to acquire additional shares of Common Stock upon conversion of the Series B Preferred Stock, described above, we have granted options to 8 employees and one director to purchase a total of 305,000 shares of Common Stock pursuant to our 2000 Executive Incentive Plan. One-third of these options will vest on July 25 in each of the years 2001, 2002 and 2003. The exercise price is $1.21 which was the average between the closing bid and asked prices of our Common Stock on the date of issuance.

         In April 1999, in connection with the share exchange with Satlink 3000, we issued to Peter Stazzone options to purchase 200,000 shares of Common Stock at an exercise price of $1.00 per share. These options were exercisable for a period of three years. Subsequent to the closing of that transaction, we learned that material representations made to induce us to enter into the share exchange were untrue. The Board of Directors undertook to rescind the transaction and cancel the options issued to Mr. Stazzone along with 300,000 shares of Common Stock also issued to Mr. Stazzone. We do not deem the options or shares to be outstanding at the present time. Mr. Stazzone is contesting this action and has filed suit to retain the options as well as the Common Stock. The status of that matter is described more fully under "Business - Legal Proceedings."

Registration Rights

         All of the shares offered in connection with this registration were issued in transactions in which the securities being issued, whether Common Stock, Preferred Stock or Warrants, were restricted securities and granting registration rights to the purchasers of those securities. In most instances, the registration rights are "piggyback" rights which only require us to include the shares for registration if we are otherwise undertaking the filing of a registration statement. Those "piggyback rights" generally require only that we register the number of shares beneficially held by the Selling Stockholder.

         However, in connection with the issuance of the Series B Preferred Stock, we agreed that we would register on behalf of those Selling Stockholders the greater of (i) 3,000,000 shares of Common Stock, or (ii) the number of shares equal to 200% of the shares issuable upon conversion of the Series B Preferred Stock, payment of the Series B Preferred Stock dividends in shares of Common Stock, exercise of the right to acquire additional shares of Common Stock, and exercise of the Warrants held by the Series B Preferred Stock stockholders. Because the number of shares issuable to the holders of the Series B Preferred Stock will vary with the market price of our Common Stock, we agreed that we would determine the number of shares to be registered on the assumption that they would all have been issued at the conversion or exercise price on the day this Registration Statement was filed. On that basis, 13,771,605 shares have been included in this registration for the holders of the Series B Preferred Stock.

Penny Stock

         The Securities and Exchange Commission has adopted Rule 15g-9 which established the definition of a "penny stock," for the purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience objectives of the person; and
(ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Shares Eligible for Future Sale

         Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of Common Stock being sold by the Selling Stockholders, may be resold without restrictions or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act.

         Approximately 9,503,000 outstanding shares of Common Stock not included in this offering are restricted securities within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144. In general, under Rule 144, as currently in effect, a person who has beneficially owned restricted shares for at least one year, including a person who may be deemed to be our affiliate, may sell within any three-month period a number of shares of common stock that does not exceed a specified maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the sale. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years would be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

Transfer Agent

         The Transfer Agent and Registrar for the Common Stock is Interwest Transfer Co., Inc. which is located at 1981 E. Murray Holladay Road, Suite 100, Salt Lake City, UT 84117, telephone (801) 272-9294, facsimile (801) 277-3147. We serve as our own transfer agent for the Preferred Stock.


                              PLAN OF DISTRIBUTION

         The Selling Stockholders may from time to time sell all or a portion of the Common Stock offered by the Selling Stockholders hereby in transactions at prevailing market prices on the OTC Bulletin Board, in privately negotiated transactions at negotiated prices, or in a combination of such methods of sale. The Selling Stockholders may sell the securities offered hereby to purchasers directly or may from time to time offer the securities through dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the securities for whom they may act as agent. The Selling Stockholders and any persons who participate in the sale of the securities offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions paid or discounts or concessions allowed to any person and any profits received on resale of the securities offered hereby may be deemed to be underwriting compensation under the Securities Act.

         In order to comply with the securities laws of certain states, if applicable, the securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from any registration or qualification requirement is available and the requirements therefore have been satisfied.

         The Company will receive no proceeds from the sale by the Selling Stockholders of the securities offered hereby. However, we will receive cash payments from the Selling Stockholders to the extent they exercise their Warrants or rights to purchase additional shares of Common Stock prior to selling the resulting shares. All of the expenses incurred in connection with the registration of the securities offered hereby will be paid by the Company, except for compensation of brokers or dealers and any transfer fees incurred in connection with the sale of the securities by the Selling Stockholders, which compensation and fees will be paid by the Selling Stockholders.

         There can be no assurance that the Selling Stockholders will sell all or any of the securities offered by them hereby. To the extent required, the specific securities to be sold by the Selling Stockholders in connection with a particular offer will be set forth in an accompanying prospectus supplement. Before offers and sales of securities are made by the Selling Stockholders: (a) to the extent the securities are sold at a fixed price or by option at a price other than the prevailing market price, the prospectus will be amended to set forth such price, and (b) if the compensation paid to brokers or dealers is other than usual and customary discounts, concessions or commissions, this prospectus will be amended to set forth the terms of the transaction.

                                  LEGAL MATTERS

         The validity of the shares of the Company's Common Stock offered hereby will be passed upon for the Company by Jennings, Strouss & Salmon, P.L.C., Phoenix, Arizona.





                                     EXPERTS

         The audited financial statements of the Company as of December 31, 1999 and the related statements of operations, stockholders' deficiency and cash flows for the years ended December 31, 1999 and 1998, included elsewhere in this prospectus, have been so included in reliance on the report of Durland & Company, CPAs, P.A., Palm Beach, Florida, independent certified public accountants, given on the authority of such firm as experts in auditing and accounting.

                              FINANCIAL STATEMENTS


Independent Auditors' Report ............................................    F-2

Consolidated Balance Sheets .............................................    F-3

Consolidated Statements of Operations ...................................    F-4

Consolidated Statements of Stockholders' Equity (Deficiency) ............    F-5

Consolidated Statements of Cash Flows ...................................    F-6

Notes to Consolidated Financial Statements ..............................    F-7

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
IPVoice.com, Inc.
(A Development Stage Enterprise)
Phoenix, Arizona

We have audited the accompanying consolidated balance sheet of IPVoice.com, Inc., a development stage enterprise, (the "Company") as of December 31, 1999 and the related consolidated statements of operations, stockholders' deficiency and cash flows for the two years ended December 31, 1999 and from February 19, 1997 (Inception) through December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and the results of their operations and their cash flows for the two years ended December 31, 1999 and from February 19, 1997 (Inception) through December 31, 1999, in conformity with generally accepted accounting principles.





                                                   Durland & Company, CPAs, P.A.
Palm Beach, Florida
March 7, 2000, except
Paragraph 2 of Note 6, as to which
the date is August 9, 2000

                                IPVOICE.COM, INC.
                        (A Development Stage Enterprise)
                           CONSOLIDATED BALANCE SHEETS

                                                                                   December 31,     June 30,
                                                                                      1999            2000
                                                                                                   (unaudited)
                                  ASSETS
CURRENT ASSETS
    Cash                                                                           $    98,592     $ 1,673,557
    Certificate of deposit - restricted                                                 25,205          50,829
    Accounts receivable                                                                108,100          20,642
    Inventory                                                                            7,586               0
    Prepaid expenses and deposits                                                       16,865         487,135
            Total current assets                                                       256,348       2,232,163

PROPERTY AND EQUIPMENT
    Computer equipment                                                                 369,619         515,082
    Office equipment                                                                    19,019          50,454
    Furniture and fixtures                                                              29,445          40,537
                Subtotal property and equipment                                        418,083         606,073
          Less accumulated depreciation                                                (40,528)        (88,230)
            Total property and equipment                                               377,555         517,843

OTHER ASSETS
    Intangible assets                                                                        0         105,032
            Total other assets                                                               0         105,032

Total Assets                                                                       $   633,903     $ 2,855,038

             LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES
    Accounts payable and accrued expenses
       Trade                                                                       $   326,524     $   213,190
       Officer                                                                          17,403          70,490
       Related party                                                                    40,896          49,247
    Accrued payroll taxes                                                                1,005               0
    Accrued interest - stockholders                                                     12,690           4,221
    Deferred revenue                                                                     7,821               0
            Total current liabilities                                                  406,339         337,148

LONG-TERM LIABILITIES
    Notes payable                                                                    1,145,400         385,950
            Total long-term liabilities                                              1,145,400         385,950

Total Liabilities                                                                    1,551,739         723,098

STOCKHOLDERS' EQUITY (DEFICIENCY)
    Senior convertible preferred stock, $0.001 par value, authorized
      10,000,000 shares; Series A, 1,150 and 200 issued and outstanding shares,
      Series B, 0 and 2,500 issued and outstanding shares                                    1               3
    Common stock, $0.001 par value, authorized 50,000,000 shares;
      16,422,758 and 17,866,384 issued and outstanding shares                           16,423          17,866
    Additional paid-in capital                                                       1,570,240       5,227,363
    Beneficial conversion feature discount                                                   0         833,333
    Deficit accumulated during the development stage                                (2,504,500)     (3,946,625)
            Total stockholders' equity (deficiency)                                   (917,836)      2,131,940
Total Liabilities and Stockholders' Equity (Deficiency)                            $   633,903     $ 2,855,038
                                                                                   ===========     ===========

                                IPVOICE.COM, INC.
                        (A Development Stage Enterprise)
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                                    Period from
                                                                                                                  February 19, 1997
                                                                                         Six Months Ended             (Inception)
                                                   Year Ended December 31,                   June 30,                  through
                                                     1999               1998            2000            1999        June 30, 2000
                                                                                    (unaudited)      (unaudited)     (unaudited)
NET SALES                                     $    321,279       $     41,254    $    107,973       $          0    $    470,506
COST OF SALES                                      305,434                  0         103,976                  0         409,410

          Gross profit                              15,845             41,254           3,997                  0          61,096

OPERATING EXPENSES
    Compensation
       Officers                                    340,896            140,076         177,343            147,329         661,696
       Other                                        78,522             37,715          96,910             30,613         209,766
       Consulting                                  470,765                  0         211,295            270,000         727,410
       Consulting - related party                  267,564             91,096         356,194            223,017         678,485
    General and administrative                     605,749            275,709         319,385            120,209       1,200,843
    Research and development                        97,403                  0          28,160                  0         125,563
    Organization expense - related party                 0                  0               0                  0          14,000
    Depreciation and amortization                   36,185              4,343          47,702              4,860          88,230

            Total operating expenses             1,897,084            548,939       1,236,989            796,028       3,705,993

Loss from operations                            (1,881,239)          (507,685)     (1,232,992)          (796,028)     (3,644,897)

OTHER INCOME (EXPENSE)
    Interest expense                               (64,387)                 0         (46,088)           (11,547)       (110,475)
    Interest income                                 20,324                  0          17,510              6,386          37,834
    Write-off of receivable                        (48,532)                 0               0                  0         (48,532)

            Total other income (expense)           (92,595)                 0         (28,578)            (5,161)       (121,173)

Net loss                                      $ (1,973,834)      $   (507,685)   $ (1,261,570)      $   (801,189)   $ (3,766,070)

Loss per common share                         $      (0.13)      $      (0.04)   $      (0.07)      $      (0.05)


Number weighted average common shares
outstanding                                     15,413,751         11,620,451    $ 17,268,264       $ 14,762,758
                                              ============       ============    ============       ============

                                IPVOICE.COM, INC.
                        (A Development Stage Enterprise)
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)



                                                                                                                     Bene.
                                                                      Par Value          Add'l         Stock         Conv.
                                          Number of Shares       Preferred  Common      Paid-in        Subs.        Feature
                                       Preferred    Common         Stock     Stock      Capital        Rec.         Discount
BEGINNING BALANCE,
February 19, 1997 (Inception)                0               0       $0         $0          $0             $0          $0

2/97 - founder's serv. ($0.001/sh.)          0       9,000,000        0      9,000           0              0           0
397 - cash ($0.01/sh.)                       0       1,400,000        0      1,400      12,600       (12,274)
Net loss                                     0               0        0          0           0              0           0

BALANCE, December 31, 1997                   0      10,400,000        0     10,400      12,600       (12,274)           0

3/19 - donated-rel. party                    0     (9,000,000)        0    (9,000)       9,000              0           0
($0.001/sh.)
3/19 - acquisition ($0.001/sh.)              0       9,000,000        0      9,000     (9,000)              0           0
3/20 - cash received                         0               0        0          0           0         12,274           0
2nd qtr. - cash ($1.00/sh.)                  0         144,000        0        144     143,856              0           0
3rd qtr. - cash ($1.00/sh.)                  0          10,000        0         10       9,990              0           0
3rd qtr. - cash ($0.75/sh.)                  0          53,333        0         53      39,947              0           0
3rd qtr. - cash ($0.50/sh.)                  0          20,000        0         20       9,980              0           0
3rd qtr. - cash ($0.25/sh.)                  0         100,000        0        100      24,900              0           0
3rd qtr. - cash ($0.10/sh.)                  0         627,000        0        627      62,073       (62,700)           0
3rd qtr. - services ($0.10/sh.)              0         473,000        0        473      46,827              0           0
4th qtr. - cash ($0.15/sh.)                  0         396,666        0        397      59,103              0           0
4th qtr. - services ($0.15/sh.)              0         275,000        0        275      40,975              0           0
4th qtr. - cash ($0.19/sh.)                  0          80,000        0         80      14,920              0           0
Net loss                                     0               0        0          0           0              0           0

BALANCE, December 31, 1998                   0      12,578,999        0     12,579     465,171       (62,700)           0

1st qtr. - cash ($0.22/sh.)                  0         687,499        0        687     149,313              0           0
1st qtr. - services ($0.87/sh.)              0         493,760        0        494     429,070              0           0
2nd qtr. - cash received                     0               0        0          0           0         60,000           0
2nd qtr. - cash ($4.00/sh.)              1,150               0        1          0       4,599              0           0
2nd qtr. - cash ($0.15/sh.)                  0       2,005,000        0      2,005     293,995              0           0
3rd qtr. - cash ($0.40/sh.)                  0         437,500        0        438     174,562              0           0
3rd qtr. - cash received                     0               0        0          0           0          2,700           0
3rd qtr. - services ($1.00/sh.)              0          10,000        0         10       9,990              0           0
4th qtr. - services ($0.21/sh.)              0         210,000        0        210      43,540              0           0
Net loss                                     0               0        0          0           0              0           0

BALANCE, December 31, 1999               1,150      16,422,758        1     16,423   1,570,240              0           0

1st qtr. - cash ($1.00/sh.)                  0         386,000        0        386     385,614              0           0
1st qtr. - cash ($.99/sh.)                   0          75,000        0         75      73,988              0           0
1st qtr. - services/deposits                 0         250,000        0        250     730,528              0           0
($2.92/sh.)
1st qtr. - services ($2.92/sh.)              0          50,000        0         50     145,950              0           0
2nd qtr. - conversion due to tender      (950)         543,876      (1)        544     678,208              0           0
offer
2nd qtr. - issuance of Series B -        2,500               0        3          0   1,323,904              0     833,333
cash
2nd qtr. - cash ($1.00/sh.)                  0         120,000        0        120     119,880              0           0
2nd qtr. - cash ($0.99/sh.)                  0          18,750        0         18      18,496              0           0
Series B preferred stock dividend            0               0        0          0     180,555              0           0
Net loss                                     0               0        0          0           0              0

ENDING BALANCE, June 30, 2000
(unaudited)                              2,700      17,866,384       $3    $17,866  $5,227,363             $0    $833,333
                                         =====      ==========       ==    =======  ==========             ==    ========

                                            Deficit
                                             Accum.
                                             During        Total
                                               the      Stockholders'
                                              Dev.         Equity
                                             Stage      (Deficiency)
BEGINNING BALANCE,
February 19, 1997 (Inception)                   $0              $0

2/97 - founder's serv. ($0.001/sh.)              0           9,000
397 - cash ($0.01/sh.)                           0           1,726
Net loss                                  (22,981)        (22,981)

BALANCE, December 31, 1997                (22,981)        (12,255)

3/19 - donated-rel. party                        0               0
($0.001/sh.)
3/19 - acquisition ($0.001/sh.)                  0               0
3/20 - cash received                             0          12,274
2nd qtr. - cash ($1.00/sh.)                      0         144,000
3rd qtr. - cash ($1.00/sh.)                      0          10,000
3rd qtr. - cash ($0.75/sh.)                      0          40,000
3rd qtr. - cash ($0.50/sh.)                      0          10,000
3rd qtr. - cash ($0.25/sh.)                      0          25,000
3rd qtr. - cash ($0.10/sh.)                      0               0
3rd qtr. - services ($0.10/sh.)                  0          47,300
4th qtr. - cash ($0.15/sh.)                      0          59,500
4th qtr. - services ($0.15/sh.)                  0          41,250
4th qtr. - cash ($0.19/sh.)                      0          15,000
Net loss                                 (507,685)       (507,685)

BALANCE, December 31, 1998               (530,666)       (115,616)

1st qtr. - cash ($0.22/sh.)                      0         150,000
1st qtr. - services ($0.87/sh.)                  0         429,564
2nd qtr. - cash received                         0          60,000
2nd qtr. - cash ($4.00/sh.)                      0           4,600
2nd qtr. - cash ($0.15/sh.)                      0         296,000
3rd qtr. - cash ($0.40/sh.)                      0         175,000
3rd qtr. - cash received                         0           2,700
3rd qtr. - services ($1.00/sh.)                  0          10,000
4th qtr. - services ($0.21/sh.)                  0          43,750
Net loss                               (1,973,834)     (1,973,834)

BALANCE, December 31, 1999             (2,504,500)       (917,836)

1st qtr. - cash ($1.00/sh.)                      0         386,000
1st qtr. - cash ($.99/sh.)                       0          74,063
1st qtr. - services/deposits                     0         730,778
($2.92/sh.)
1st qtr. - services ($2.92/sh.)                  0         146,000
2nd qtr. - conversion due to tender              0         678,751
offer
2nd qtr. - issuance of Series B -                0       2,157,240
cash
2nd qtr. - cash ($1.00/sh.)                      0         120,000
2nd qtr. - cash ($0.99/sh.)                      0          18,514
Series B preferred stock dividend        (180,555)               0
Net loss                               (1,261,570)     (1,261,570)

ENDING BALANCE, June 30, 2000
(unaudited)                            $(3,946,625)     $2,131,940
                                       ===========      ==========

                                IPVOICE.COM, INC.
                        (A Development Stage Enterprise)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                      Period from
                                                                                                                      February 19,
                                                                                             Six Months Ended             1997
                                                              Year Ended December 31,             June 30,             (Inception)
                                                                                                                         through
                                                               1999          1998          2000            1999       June 30, 2000
                                                                                        (unaudited)    (unaudited)     (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                  $(1,973,834)  $  (507,685)   $(1,261,570)   $  (801,189)    $(3,766,070)
Adjustments to reconcile net loss to net cash used by
operating activities:
    Stock issued for services - related party                  34,064        88,550        730,778        429,564         862,392
    Stock issued for services - other                         449,250             0        146,000              0         595,250
    Depreciation                                               36,185         4,343         47,702          4,860          88,230
    Interest credited to certificate of deposit                  (205)            0           (624)             0            (829)
Changes in operating assets and liabilities
    (Increase) decrease in inventory                           (7,586)     (152,980)         7,586        (15,791)              0
    (Increase) decrease in accounts receivable               (108,100)            0         87,458         (4,370)        (20,642)
    (Increase) decrease in prepaid expenses                   (16,865)            0       (470,270)             0        (487,135)
    Increase (decrease) in accounts payable - trade           134,707       191,817       (113,334)      (101,464)        213,190
    Increase (decrease) in accounts payable - officer         (16,865)       34,268         53,087        (27,930)         70,490
    Increase (decrease) in accounts payable - related          20,332         6,564          8,351         (5,652)         49,247
party
    Increase (decrease) in deferred revenue                     7,821             0         (7,821)             0               0
    Increase (decrease) in accrued payroll taxes              (34,725)       35,730         (1,005)       (35,730)              0
    Increase (decrease) in accrued interest                    12,690             0         (8,469)        11,547           4,221
Net cash used by operating activities                      (1,463,131)     (299,393)      (782,131)      (546,155)     (2,391,656)

CASH FLOW FROM INVESTING ACTIVITIES:
    Purchase certificate of deposit                           (25,000)            0        (25,000)             0         (50,000)
    Purchase of property and equipment                       (223,135)      (41,968)      (187,990)       (16,147)       (606,073)
    Purchase of intangibles                                         0             0       (105,032)             0        (105,032)
Net cash used by investing activities                        (248,135)      (41,968)      (318,022)       (16,147)       (761,105)

CASH FLOW FROM FINANCING ACTIVITIES:
    Increase (decrease) in advance from shareholder           (24,750)       24,750              0        (24,750)              0
    Proceeds from notes payable                             1,145,400             0              0      1,145,400       1,145,400
    Common stock issued for cash                              621,000       303,500        598,577        446,000       1,524,803
    Professional services in connection with Tender                 0             0        (80,699)             0         (80,699)
Offer
    Preferred stock issued for cash                             4,600             0      2,157,240          4,600       2,161,840
    Proceeds from stock subscription receivable                62,700        12,274              0         60,000          74,974
Net cash provided by financing activities                   1,808,950       340,524      2,675,118      1,631,250       4,826,318

Net increase (decrease) in cash                                97,684          (837)     1,574,965      1,068,948       1,673,557

CASH, beginning of period                                         908         1,745         98,592            908               0

CASH, end of period                                       $    98,592   $       908    $ 1,673,557    $ 1,069,856       1,673,557

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid in cash                                     $    51,697   $         0    $    37,619    $         0     $    89,316

NON-CASH FINANCING ACTIVITIES:
    Conversion of debt to common stock due to TO          $         0   $         0    $   759,450    $         0     $   759,450
    Series B preferred stock dividend                     $         0   $         0    $  (180,555)   $         0     $  (180,555)
    Stock subscription receivable                         $         0   $   (62,700)   $         0    $         0     $   (74,974)
    Donated capital - related party                       $         0   $     9,000    $         0    $         0     $     9,000
    Inventory transferred to property and equipment       $   152,980   $         0    $         0    $         0     $   152,980
                                                          ===========   ===========    ===========    ===========     ===========

                                IPVOICE.COM, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information with regard to the six-month period ending
                      June 30, 2000 and 1999 is unaudited)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

      THE COMPANY IPVoice.com, Inc., (the "Company"), is a Nevada chartered development stage corporation which conducts business from its headquarters in Phoenix, Arizona. The Company was incorporated on February 19, 1997 as Nova Enterprises, Inc., and changed its name to IPVoice Communications, Inc. in March 1998, and to IPVoice.com, Inc. in April 1999. The company is principally involved in the internet telephone industry. The Company is in the development stage. Although the Company has received revenue, it is not yet considered material to its intended operations. The Company has received limited operating revenues and will continue to incur expenses during its development, possibly in excess of revenue.

         The following summarize the more significant accounting and reporting policies and practices of the Company:

         A) USE OF ESTIMATES The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition, and revenues and expenses for the year then ended. Actual results may differ from those estimates.

         B) SIGNIFICANT ACQUISITION In March 1998, IPVoice.com, Inc., a Nevada corporation, acquired 100% of the issued and outstanding shares of the common stock of IPVoice Communications, Inc., a Delaware corporation, in a reverse merger, which was accounted for as a reorganization of the Delaware company.

         C) PRINCIPLES OF CONSOLIDATION The consolidated financial statements include the accounts of IPVoice.com, Inc. and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated.

         D) NET LOSS PER SHARE Basic net loss per weighted average common share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period.

         E) STOCK COMPENSATION FOR SERVICES RENDERED The Company issues shares of common stock in exchange for services rendered. The costs of the services are valued according to generally accepted accounting principles and have been charged to operations.

         F) INVENTORY Inventory consists of unused telephone time related to the prepaid calling cards sold. The Company receives transaction reports by activated PIN codes from the long distance provider.

         G) PROPERTY AND EQUIPMENT All property and equipment is recorded at cost and depreciated over their estimated useful lives, generally three, five and seven years, using the straight-line method. Upon sale or retirement, the costs and related accumulated depreciation are eliminated from their respective accounts, and the resulting gain or loss is included in the results of operations. Repairs and maintenance charges which do not increase the useful lives of the assets are charged to operations as incurred.

         H) REVENUE RECOGNITION The Company currently has two revenue streams:
         1) prepaid telephone calling cards and 2) the sale of its "Gateways". The Company recognizes revenue on the prepaid telephone cards based upon actual usage, as provided by the service provider in reports detailing usage by activated PIN codes. Since the Company requires payment in full by the wholesaler upon PIN code activation, in blocks, the amount received by the Company in excess of that reported by the provider is classified as deferred revenue. Revenue from the

                                IPVOICE.COM, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (CONTINUED)

         H) REVENUE RECOGNITION (CONTINUED) sale of the Company's "Gateways" is recognized upon acceptance of the equipment by the purchaser. Although the accounting for the two revenue streams is different, they are both part of the Company's single line of business.

         I) RESEARCH AND DEVELOPMENT Research and development costs are expensed in the period incurred.

         J) INTANGIBLES In the second quarter of 2000, the Company engaged a law firm for the preparation and filing of the required applications and tariffs with the state regulatory authorities in 48 continental United States, Hawaii, and District of Columbia and FCC at an estimated total cost of $230,000. Through June 30, 2000, the Company recorded expenditures of $105,032.

         K) INTERIM FINANCIAL INFORMATION The financial statements for the six months ended June 30, 2000 and 1999 are unaudited and include all adjustments, which in the opinion of management are necessary for fair presentation, and such adjustments are of a normal and recurring nature. The results for the six months are not indicative of a full year result.

(2) STOCKHOLDERS' EQUITY The Company has authorized 50,000,000 shares of
         $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock. Rights and privileges of the preferred stock are to be determined by the Board of Directors prior to issuance. The Company had 16,422,758 and 12,578,999 shares of common stock issued and outstanding at December 31, 1999 and 1998, respectively. The Company has 1,150 and 0 shares of senior convertible preferred stock issued and outstanding at December 31, 1999 and 1998, respectively. In February 1997, the Company issued 9,000,000 shares to its founder for services rendered to the Company valued at par value, or $9,000. In March 1997, the Company completed a Regulation D Rule 504 Placement for 1,400,000 shares in exchange for $14,000 cash.

         In March 1998, a majority shareholder donated 9,000,000 shares of common stock to the Company. 9,000,000 shares were simultaneously issued for the acquisition of IPVoice Communications, Inc., a Delaware corporation, Note (1)(b). During the second quarter of 1998, the Company issued 144,000 shares of common stock for $144,000 in cash. The Company issued 473,000 shares of common stock for services rendered, valued at the current market rate of $47,300, during the third quarter of 1998. Also during the third quarter, the Company issued 183,333 shares of common stock for $85,000 in cash, and 627,000 shares of common stock for a subscription receivable of $62,700. In the fourth quarter of 1998, the Company issued 275,000 shares of common stock for services rendered, valued at the current market rate of $41,250. In the same quarter, 476,666 shares of common stock were issued for $121,800 in cash.

         In January 1999, the Company issued 93,760 shares of common stock in exchange for services, valued at $14,064. In January and February 1999, the Company issued 499,999 shares of common stock in exchange for $75,000 in cash. In March 1999, the Company issued 187,500 shares of common stock for $75,000 in cash. These issuances were to then current stockholders. In March 1999, the Company issued 400,000 shares of common stock for services, valued at the current market rate of $415,000, to three previously unrelated entities.

         In April 1999, the Company issued 250,000 shares of common stock to an existing stockholder for $100,000 cash. In April 1999, an existing stockholder exercised a warrant for 155,000 shares of common stock by tendering $100,000 cash. In April 1999, an existing stockholder exercised a warrant for 1,600,000 shares of

                                IPVOICE.COM, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(2) STOCKHOLDERS' EQUITY (CONTINUED) common stock by tendering $96,000 in cash. In the second quarter, the Company completed a Regulation D Rule 506 Private Placement for units, which included the issuance of 1,150 shares of senior convertible preferred stock in exchange for $4,600 in cash. These senior convertible preferred shares, as a group, are convertible into common shares equaling 51% of the issued and outstanding common shares after conversion, in the event of an uncured default of the notes payable.

         In July 1999, the Company discovered that it had failed to issue and record 10,000 shares of common stock in exchange for legal services, valued at $10,000 in 1997, as originally contracted. These shares were recorded in July 1999. In August 1999, the Company issued 437,500 shares of common stock for $175,000 cash. All common stock shares issued in exchange for cash, except the two warrant exercises, were subscribed for in January 1999. In November 1999, the Company issued 10,000 shares of common stock in exchange for services valued at $23,750. In December 1999, the Company discovered that it had failed to issue and record 200,000 shares of common stock for services valued at $20,000, which had been contracted for in October 1998, and were recorded in December 1999.

         In first quarter 2000, an existing shareholder exercised warrants for 386,000 shares of common stock for $386,000 cash. In the first quarter 2000, an existing 506 investor exercised his warrants for 75,000 shares of common stock by tendering $74,063 cash. In the first quarter, the Company issued 300,000 shares of common stock for services/deposits, valued at the current market rate of $830,778, to two entities, one related party ($730,778) and the other unrelated ($146,000).

         In the second quarter 2000, an existing shareholder exercised warrants for 120,000 shares of common stock for $120,000 cash. In the second quarter 2000, an existing 506 investor exercised his warrants for 18,750 shares of common stock by tendering $18,514 cash.

         In the second quarter 2000, the Company made a Tender Offer to the senior convertible (Series A) preferred stockholders who were given the option of: (1) converting all of the units into 17,832 shares of common stock, (2) converting a portion of the units to shares of common stock and amend the notes, or (3) retain the units and not to agree to the offer. As a result of the Tender Offer, the Company issued 543,876 shares of common stock in exchange for the cancellation of 950 shares of Series A preferred stock and $759,450 of debt.

         During the second quarter of 2000, the Company received $2,157,240, net of expenses of $342,760, from the issuance of 2,500 shares of convertible Series B preferred stock with a 7.5% dividend rate. At the election of the shareholders, the Series B preferred stock may be converted into shares of common stock by dividing the purchase price by the conversion price. The conversion price equals the lesser of: (1) 110% of the lowest closing bid price for the common stock for the five trading days prior to the date of issuance, or (2) 75% of the average of the three lowest closing bid price for the common stock for the thirty consecutive trading days preceding the conversion date. The Company has recorded a beneficial conversion feature discount on the issuance of convertible Series B preferred stock in the amount of $833,333 in accordance with EITF Topic D-60. Based on the Series B preferred stockholders' agreement, the Company is recording the Series B preferred stock dividend over 180 days from May 22, 2000. Also, on the conversion date, the Series B preferred stockholders have an option to acquire up to $2,500,000 of common stock at the conversion price. The Company is currently evaluating the financial statement effects of this option. Furthermore, in accordance with the Series B preferred stockholders' agreement, the Company issued 350,000 warrants to purchase common stock at an exercise price of $2.136 per share.

                                IPVOICE.COM, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(3) INCOME TAXES Deferred income taxes (benefits) are provided for certain income and expenses which are recognized in different periods for tax and financial reporting purposes. The Company had net operating loss carry-forwards for income tax purposes of approximately $3,766,000, which expire beginning December 31, 2117. There may be certain limitations on the Company's ability to utilize the loss carry-forwards in the event of a change of control resulting from the conversion of the senior convertible preferred stock, should that occur.

         The amount recorded as a deferred tax asset, cumulative as of June 30, 2000, is $1,506,000, which represents the amount of tax benefits of the loss carry-forwards. The Company has established a valuation allowance for this deferred tax asset of $1,506,000, as the Company has no history of profitable operations.

         The significant components of the net deferred tax asset are:

                                                         December 31, 1999     June 30, 2000
                                                                                 (unaudited)
                         Net operating losses               $1,002,000           $1,506,000
                         Valuation allowance                (1,002,000)          (1,506,000)
                         Net deferred tax asset             $        0           $        0
                                                            ===========          ==========

(4) RELATED PARTIES At June 30, 2000, the Company owed two of its officers $64,148 for reimbursement of expenses paid on behalf of the Company. This amount is represented in Accounts payable - officer. At June 30, 2000, the Company owed a shareholder $65,419 for consulting services performed on behalf of the Company. This amount is represented in Accounts payable - related party. Total consulting fees incurred to a shareholder during the six months amounted to $303,744. Consulting fees in the amount of $52,450 was paid to an officer.

         At December 31, 1999, the Company owed two of its officers $17,403 for reimbursement of expenses paid on behalf of the Company. This amount is represented in Accounts payable - officer. At December 31, 1999, the Company owed two of its shareholders $40,896 for consulting services performed on behalf of the Company. This amount is represented in Accounts payable - related party. Total consulting fees incurred to a shareholder during the year amounts to $131,064. Consulting fees in the amount of $136,500 were paid to two officers, $30,000 of which was paid to one officer prior to his election. During 1999, the Company purchased for cash approximately $14,000 of furniture and fixtures from an officer of the Company at the fair market value.

         During the year ended December 31, 1998, one of the Company's shareholders advanced funds totaling $24,750 for payment of general operating expenses. This amount was repaid in 1999.

(5) SIGNIFICANT ACQUISITION On April 7, 1999, the Company acquired all of the issued and outstanding common stock of SatLink 3000, Inc., d/b/a Independent Network Services, a Nevada Corporation (INS). The Company issued 250,000 shares of redeemable convertible preferred shares. Each share is convertible, on or after one year after Closing, into one share of the Company's common stock or, at the shareholders' option, redeemable by the Company at a price of $2 per share, giving a total valuation of $500,000 to this transaction.

         During the course of the audit of the Sat Link 3000, Inc. 1998 financial statements, certain information was disclosed to the Company. Based upon this information, the Board of Directors elected, on October 29, 1999,

                                IPVOICE.COM, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(5) SIGNIFICANT ACQUISITION (CONTINUED) to rescind the acquisition transaction ab initio and nullify the above-mentioned agreements with the President and Chief Executive Officer of SatLink 3000, Inc. These transactions were unwound and, accordingly, have not been given any accounting recognition in the accompanying financial statements, except for the assumption of an office space lease and the writeoff of a receivable of $48,532. (See Note 8d.)

(6) PRIVATE OFFERING OF SECURITIES During the second quarter of 1999, the Company raised $1,150,000 through the issuance of forty-six investment units in the amount of $25,000. Each unit consisted of a two-year note in the principal amount of $24,900, with a maturity of June 3, 2001, with interest payable quarterly at 9% per annum; a warrant for 18,750 shares of common stock of the Company; and twenty-five senior convertible preferred shares. The preferred shares, as a group, are convertible into common shares equaling 51% of the issued and outstanding common shares after conversion, in the event of an uncured default of the notes payable. The note payable maturity can be extended for two additional years at the option of the Company, with no consideration to the unit holders. During the second quarter of 2000, the Company completed a Tender Offer, which reduced the debt from $1,145,400 to $385,950 and canceled 950 shares of senior convertible (Series A) preferred stock.

         During the second quarter of 2000, the Company received $2,157,240, net of expenses of $342,760, from the issuance of 2,500 shares of convertible Series B preferred stock with a 7.5% dividend rate. At the election of the shareholders, the Series B preferred stock may be converted into shares of common stock by dividing the purchase price by the conversion price. The conversion price equals the lesser of: 1) 110% of the lowest closing bid price for the common stock for the five trading days prior to the date of issuance, or 2) 75% of the average of the three lowest closing bid price for the common stock for the thirty consecutive trading days preceding the conversion date. Also, on the conversion date, the Series B preferred stockholders have an option to acquire up to $2,500,000 of common stock at the conversion price. Furthermore, in accordance with the Series B preferred stockholders' agreement, the Company issued 350,000 warrants to purchase common stock at an exercise price of $2.136 per share.

(7) RESTRICTED CERTIFICATE OF DEPOSIT In October 1999, the Company purchased a $25,000 one-year certificate of deposit, which bears interest at the rate of 4.89%. The Company has pledged this CD as collateral to a Letter of Credit in the amount of $25,000 issued in favor of the supplier of prepaid telephone card services as a guarantee of payment. This contract was cancelled in July 2000. In June 2000, the Company purchased a $25,000 one-year CD, which bears interest at the rate of 4.89%. The Company has pledged this CD as collateral to a Letter of Credit in the amount of $25,000 issued in favor of the co-location, PRI lines and Internet connections.

(8) COMMITMENTS AND CONTINGENCIES

         A) CONSULTING AGREEMENTS - RELATED PARTIES In December 1997, the Company entered into a consulting agreement with a previously unrelated company controlled by the present Chairman of the Board of Directors of the Company. This agreement, as amended, called for the payment of $5,000 per month for six years. This agreement was subsequently amended by verbal agreement, increasing the payment to $12,500 per month and in September 1999, reduced to $7,500 per month until the Company is profitable. At December 31, 1999, the Company is obligated to pay a total of $90,000 in 2000, $90,000 in 2001 and $82,500 in 2002.

                                IPVOICE.COM, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(8) COMMITMENTS AND CONTINGENCIES (CONTINUED)

         a) CONSULTING AGREEMENTS - RELATED PARTIES (CONTINUED) In October 1998, the Company entered into a consulting agreement with a previously unrelated party. This agreement called for the issuance of 350,000 shares of common stock valued at $35,000, an option for 1,600,000 shares of common stock at an exercise price of $0.06 per share, an option for 350,000 shares of common stock at an exercise price of $3.90 per share, a five-year warrant for common stock shares equal to five per cent of the then issued and outstanding common stock at exercise with a strike price of $1.00 per share and consulting fees for a 30 month period, beginning in September 1998, in the amounts of: $4,000 per month for the first 6 months, $6,000 per month for the next 12 months, and $8,000 for the last 12 months. At December 31, 1999, fifteen months remain under this agreement. The Company is obligated for payments totaling $90,000 in 2000, and $24,000 in 2001.

         At the end of the first quarter of 1999, the Company entered into three marketing agreements with three previously unrelated companies. Those agreements called for the issuance of 100,000, 200,000 and 100,000 shares of common stock. One agreement also called for the performance based issuance of up to 150,000 shares of common stock and the performance based issuance of warrants for up to 450,000 shares of common stock with an exercise price of $2.50 per share.

         b) CONSULTING AGREEMENTS - OTHER In June 1999, the Company entered into a one-year consulting agreement with an unrelated individual which called for payment of $100,000. In 1999, the Company paid $45,800 of this fee, and is obligated to pay the $54,200 balance during 2000.

         c) LEASES The Company entered into a one-year lease for its office space beginning in August 1999. The Company is obligated to rental payments amounting to $27,000 in 2000. The Company and lessor have agreed to extend the lease for an additional month. In 1999, the Company paid $35,000 in office rent. In November 1999, the Company entered into a one-year lease for an apartment for the Company's use. In 1999, the Company paid $1,700 in rent, and is obligated to pay $8,700 in 2000. In January 2000, the Company entered into a financing lease for a telephone system valued at $13,000, which calls for the Company to make payments totaling $4,500 per year for four years. In January 2000, the Company entered into a three-year operating lease with a stockholder of the Company. This lease calls for a fair market value purchase at lease end. The lease is for the Company's "Gateway" equipment located in New York City and Los Angeles. In March of 2000, the Company leased an automobile for 36 months, with payments totaling $9,000. The Company is obligated to the following payments: $36,800 in 2000; $40,000 in 2001; $40,000 in 2002 and $3,300 in 2003.

         d) LITIGATION In December 1999, SatLink filed a lawsuit alleging breach of contract as a result of the recission of the acquisition in October 1999, as discussed in Note 5 above. In December 1999, the former CFO of the Company filed a lawsuit alleging breach of contract as a result of the recission of the employment agreement in October 1999, as discussed in Note 5 above.

         On April 25, 2000, Michael McKim filed a lawsuit against the Company alleging breach of employment contract and fraud. The Company formerly employed Mr. McKim as Vice President of Research and Development. In addition, for a period of time, he was a member of the Company's Board of Directors. As a part of his compensation, Mr. McKim was to receive 300,000 shares of common stock, followed by an additional 750,000 shares of common stock over a three-year period, subject to various limitations.

                                IPVOICE.COM, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(8) COMMITMENTS AND CONTINGENCIES (CONTINUED)

         d) LITIGATION (CONTINUED) In his complaint, Mr. McKim alleges that the Company failed to issue the 300,000 shares to him, thereby breaching the employment agreement. In addition, he alleges that, in failing to provide the shares to him, the Company committed fraud. The Company filed its answer on June 19, 2000 denying the allegations of the complaint. The Company also filed a counterclaim against Mr. McKim alleging that, during the course of his employment, Mr. McKim engaged in intentional misrepresentation, breach of fiduciary duty and intentional interference with business relationships.

         The Company believes these suits have no merit and intends to vigorously defend them.

         e) EMPLOYMENT AGREEMENTS In April 1998, the Company entered into three-year employment agreements with the President and the Senior Vice President. These agreements call for salaries in the amount of $150,000 per year for each of those officers. In September 1999, those officers agreed to reduce this compensation to $90,000 per year until such time as the Company is profitable. The reduction agreements do not call for an accrual and payment of the difference. In November 1999, the Company entered into a two-year employment agreement with its Executive Vice President, (EVP), which calls for a salary of $78,000 per year and granted the EVP four-year options for 50,000 shares of common stock, with an exercise price of $1.75. These options are not exercisable until the stock trades above $7.50 and $12.00 per share for ten days out of thirty consecutive days, one-half and one-half, respectively. The Company is obligated to pay a total of $258,000 in 2000 and $110,000 in 2001, under these employment agreements.

         f) STOCK OPTION PLAN In December 1999, the stockholders approved for the Board of Directors to adopt an employee stock option plan. This plan reserves up to 1,000,000 shares to be issued upon the exercise of such granted options. The plan, which was not finalized until early 2000, allows for the grant of qualified and non-qualified options, as defined by Section 422 of the Internal Revenue Code of 1986, as amended. To be eligible, a grantee must be an employee, officer, director, or consultant of the Company. It is intended that all options be granted at fair market value on a particular date determined by the Compensation and Option Committee of the Board of Directors. As of July 31, 2000, options to purchase 305,000 shares at an exercise price of $1.21 per share have been granted to 8 employees and to a director.

(9) SUBSEQUENT EVENTS

         a) LEASES In July 2000, the Company purchased the equipment at its fair market value from the lessor. In July 2000, the Company entered an agreement to lease seven laptop computers for forty-eight months for a total obligation of $27,000. In July 2000, the Company signed an agreement to lease furniture for a period of sixty months for a total obligation of $57,000. In July 2000, the Company entered into a three-year lease for new office space. The Company is obligated to pay $57,409 in year 2000, $140,077 in year 2001, and $146,636 in year 2002.

         b) CONSULTING AGREEMENTS - RELATED PARTIES In July 2000, the Company and the previously unrelated party agreed to terminate the consulting agreement, including the outstanding warrants, in exchange for 700,000 shares of common stock.

                                IPVOICE.COM, INC.

                                    FORM SB-2

PART II  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Articles of Incorporation of IPVoice.com, Inc., a Nevada corporation, (the "Parent") contain a provision that eliminates or limits the personal liability of the Parent's directors or officers to the Parent or its stockholders for breach of fiduciary duty except acts or omissions which include misconduct or fraud. The Nevada Revised Statutes do not permit elimination or limitation of personal liability of an officer or director for (i) acts or omissions which involve intentional misconduct, fraud or knowing violation of law or (ii) the payment of distributions under Section 78.300 of the Nevada Revised Statutes.

         The Parent's Bylaws provide that the Parent indemnifies each person (including the heirs, executors, administrators or estate of such person) who is or was a director or officer of the Parent to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorneys fees, arising out of his or her status as a director, officer, agent, employee or representative. The rights accruing to any person under this Bylaws provision do not exclude any other right to which such indemnified person lawfully may be entitled. The Parent's Bylaws also provide that the Parent will pay any costs, charges or expenses (including attorneys' fees) incurred by an indemnified person in advance of the final disposition of the action if the indemnified person is obligated to repay all amounts if it is ultimately determined that such indemnified person is not entitled to indemnification. The Parent's Bylaws provide that the Parent shall indemnify such persons to the fullest extent permitted by the Bylaw provisions have not been invalidated and to the fullest extent permitted by law.

         Section 78.7502 of the Nevada Revised Statutes ("NRS") provides that:
(1) a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believes to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided the termination of any action, suit or proceeding by judgment, order settlement, conviction or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believes to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful and
(2) a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation; provided indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to be indemnified for such expenses as the court deems proper and (3) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         The NRS also provides that any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

         The NRS also permits a corporation's articles of incorporation, bylaws or arrangement to provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

         The NRS provides that indemnification and advancement of expenses authorized in or ordered by a court: (1) do not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to the preceding paragraph, may not be made to or on behalf of any director if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action and (2) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

         EXPENSE                                             AMOUNT*
         SEC Registration Fee                            $    4,076.31
         Legal Fees and Expenses                         $  125,000.00*
         Accounting Fees and Expenses                    $   15,000.00*
         Printing and Related Expenses                   $   25,000.00*
         Blue Sky Fees and Expenses                      $   18,000.00*
         Federal and State Taxes and Fees                $           0
         Transfer Agent's Fees                           $    1,500.00*
         Miscellaneous                                   $    6,423.69*
                                                         -------------
         Total                                           $  195,000.00


         --------------

         *     Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

GENERAL INFORMATION.

         The Company relied upon Section 3(a)(9) of the Securities Act of 1933, as amended (the "Act") for certain of its sales of unregistered securities. In each instance, such reliance was based upon the following: (i) the securities being issued were exchanged exclusively with the Company's existing security holders, and (ii) no commission or remuneration was paid or given directly or indirectly for soliciting such exchange.

         The Company relied upon Section 3(b) of the Act and Rule 504 for several transactions regarding the sale of its unregistered securities. In each instance, such reliance was based on the following: (i) the aggregate offering price of the offering of the shares of securities did not exceed $1,000,000, less the aggregate offering price for all other securities sold with the twelve months before the start of and during the offering of shares in reliance on any exemption under Section 3(b) or in violation of Section 5(a) of the Act; (ii) no general solicitation or advertising was conducted by the Company in connection with the offering of any of the shares; and (iii) the Company had not been since its inception (a) subject to the reporting requirements of Section 13 or 15(d) of the Securities Act of 1934, as amended, nor (b) an "investment company" within the meaning of the Investment Company Act of 1940, as amended, nor (c) a development stage company that either had no specific business plan or purpose or had indicated that its business plan was to engage in a merger or acquisition with an unidentified company or companies or other entity or person.

         The Company relied upon Section 4(2) of the Act and Rule 506 for several transactions regarding the sale of its unregistered securities. In each instance, such reliance was based upon the following: (i) the issuance of the shares did not involve a public offering, (ii) there were no more than thirty-five (35) investors (excluding "accredited investors"), (iii) each investor who was not an accredited investor either alone or with his purchaser representative(s) had such knowledge and experience in financial and business matters that he was capable of evaluating the merits and risks of the prospective investment, or the Company reasonably believed immediately prior to making any sale that such purchaser came within this description, (iv) the offers and sales were made in compliance with Rules 501 and 502, (v) the securities were subject to restrictions on resale and (vi) each of the parties was a sophisticated purchaser and had full access to the information on the Company necessary to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction.

SALES OF UNREGISTERED SECURITIES WITHIN THE PAST THREE YEARS.

         In March 1998, IPVoice.com, Inc., a Nevada corporation and the registrant under this Form SB-2, (the "Parent"), then known as Nova Enterprises, Inc., entered into a share exchange agreement with IPVoice Communications, a Delaware corporation (the "Subsidiary") and its stockholders whereby the Parent issued 9,000,000 shares of its Common Stock to the Subsidiary's stockholders for all of the outstanding capital stock of the Subsidiary, which then became a wholly-owned subsidiary of the Parent. The Parent and the Subsidiary are collectively referred to at the "Company", as the context requires. The Parent changes its name to IPVoice.com, Inc. after the transaction. In connection with the agreement, the Company entered into employment agreements with Barbara Will, its current Chief Operating Officer and President and a Director and with Anthony Welch, designer of the Company's proprietary software, who currently serves as the Senior Vice-President of Research and Development and a Director. As part of the exchange, Ms. Will, Mr. Welch and Condor Worldwide, Ltd. ("Condor") each received 3,000,000 shares of the Company's restricted common stock. James K. Howson, the Company's Chairman and Chief Executive Officer, is the beneficial owner of Condor. For such offering, the Company relied upon
Section 4(2) of the Act and Rule 506. A Form D was filed with the SEC.

         Between April 23 and August 14 1998, the Company sold 154,000 shares of its Common Stock to five (5) investors for $154,000 cash. For such offering, the Company relied upon Section 3(b) of the Act and Rule 504. A Form D was filed with the SEC.

         In July 1998, the Company sold 53,333 shares of its Common Stock to one
(1) investor for $40,000. For such offering, the Company relied upon Section 3(b) of the Act and Rule 504. A Form D was filed with the SEC.

         In July 1998, the Company entered into three related consulting services agreements with Calpe, Ltd ("Calpe"), The Investor Communication Group, Inc. ("ICG") and Corporate Imaging ("CI"). Calpe agreed to provide international sales and public relations assistance to the Company for a three-year period ending June 30,

2001 for which Calpe received 627,000 shares of the Company's Common Stock in lieu of $62,700 of commissions on product sales. ICG agreed to provide financial public relations and direct marketing assistance to the Company for a period of six months ended January 15, 1999, for which ICG received monthly payments of $12,500, 200,000 shares of the Company's Common Stock and 100,000 warrants to purchase Common Stock at an exercise price of $2.00 per share. CI agreed to provide media and public relations management services for the Company for a two-year period ending July 31, 2000 for which CI received 23,000 shares of Common. For this offering, the Company relied upon Section 3(b) of the Act and Rule 504. Three separate Forms D were filed with the SEC.

         In July 1998, the Company entered into an agreement with AIG International ("AIG") wherein the Company granted AIG the non-exclusive right to market, advertise and sell the Company's domestic and international calling services for a period of three years. As payment for these services, the Company issued warrants to purchase 50,000 shares of the Company's Common Stock exercisable at a price of $0.75 per share or, and agreed to pay commissions on sales of the Company's products and services. For such offering, the Company relied upon Section 4(2) of Act and Rule 506. A Form D was filed with the SEC.

         In September 1998, the Company issued 200,000 shares of its Common Stock to two (2) investors in three separate sales for an aggregate purchase price of $50,000 cash. For such sales, the Company relied upon Section 3(b) of the Act and Rule 504. A Form D was filed with the SEC for each sale.

         In October 1998, the Company executed a consulting agreement with International Investment Partners, Ltd., an Irish corporation ("IIP"), memorializing an oral agreement made in March 1998, to provide financial, consulting and advisory services over a three-year period in exchange for the issuance of 350,000 shares of Common Stock at an agreed value of $35,000, the grant of warrants to purchase an additional 1,600,000 shares of the Common Stock exercisable without time limitation at an exercise price of $0.06 per share, the grant of warrants to purchase an additional 350,000 shares of Common Stock exercisable without time limitation at an exercise price of $3.90 per share and, in consideration of $100 cash, the grant of warrants to purchase up to 5% of the Common Stock of the Company on a fully-diluted basis at a price of $1.00 per share. In addition, the agreement required the Company to pay a monthly fee of $4,000 from September 1998 through March 1999, $6,000 from April 1999 through March 2000 and $8,000 from April through the end of the agreement. In January 1999, IIP received 93,760 shares of Common Stock in lieu of payment for $14,064 in services under the consulting agreement. IIP exercised its warrant to purchase 1,600,000 shares in April 1999 at an exercise price of $96,000. As to the warrant to purchase up to 5% of the Common Stock of the Company, in January through April 14, 2000, IIP purchased 506,000 shares of Common Stock at an exercise price of $506,000. IIP retained the right to purchase additional shares until the full 5% had been acquired. Effective May 31, 2000, the Company and IIP agreed to terminate the consulting agreement under terms which excused IIP from providing any further services and discontinued the Company's obligation to make the monthly payments for such services. In addition, IIP agreed to exchange both outstanding warrants for 700,000 shares of Common Stock. In connection with the initial issuance of 243,760 shares of Common Stock and the warrants and the exercise of the warrant for 1,600,000, the Company relied upon Section 3(b) of the Act and Rule 504. A Form D was filed with the SEC. In connection with the issuance of 106,240 shares of the initial Common Stock, the shares of Common Stock in April 1999, and the shares of Common Stock upon exercise of the 5% warrant, the Company relied on Section 4(2) of the Act and Rule 506. A Form D was filed with the SEC. In connection with the exchange of the outstanding warrants for Common Stock, the Company relied on Section 3(a)(9) of the Act.

         On October 13, 1998, the Company entered into a consulting agreement with Inside.com, Inc. to provide media relations services and consulting advice to the Company for a one-year period in exchange for the issuance of 275,000 shares of Common Stock and the grant of warrants to purchase an additional 155,000 shares of Common Stock exercisable for a period of one year at a price of $0.645 per share. Inside.com, Inc. exercised its warrant to purchase 155,000 shares on April 30, 1999 at an exercise price of $100,000. In connection with the issuance of the Common Stock and warrants, the Company relied upon Section 3(b) of the Act and Rule 504. A Form D was filed with the SEC.

         From December 1998 through January 1999, the Company sold 896,665 shares of its Common Stock to eight (8) investors for $134,500 cash. For such offering, the Company relied upon Section 3(b) of the Act and Rule 504. A Form D was filed with the SEC.

         From February 1999 through May 1999, the Company sold forty-six (46) units to twenty-four (24) investors for $1,150,000 cash. Each unit consisted of
(i) a note payable in two (2) years with an option for the Company to extend it for an additional two (2) years in the principal amount of $24,900 bearing interest at 9% per annum payable quarterly in cash or, at the option of the Company, in shares of the Company's Common Stock; (ii) a warrant to purchase 18,750 shares of the Company's Common Stock exercisable during the period in which the note is outstanding at an exercise price equal to 125% of the average closing price of the stock for the thirty (30) trading days immediately prior to February 1, 1999, which warrants contain piggy-back registration rights; and
(iii) twenty-five (25) of the Company's Senior Convertible Preferred shares. In the event of a default in repayment of the notes, all outstanding Senior Convertible Preferred shares shall be converted into Common Stock of the Company in an amount which will equal 51 % of the issued and outstanding shares, warrants and options of the Company. For such offering, the Company relied upon
Section 4(2) of the Act and Rule 506. A Form D was filed with the SEC. Between April 20 and May 19 2000, the Company made a tender offer for the outstanding units pursuant to which the Company issued 543,876 shares of Common Stock in exchange for the surrender of $753,450 in notes, warrants to purchase 571,875 shares of Common Stock, and 950 shares of Senior Convertible Preferred Stock. Additionally, three (3) warrantholders have exercised 93,750 warrants at a price of $.9875 per share of Common Stock. The tender offer was made in reliance upon
Section 3(a)(9) of the Act. A tender offer statement was filed with the SEC on April 21, 2000.

         Between March 4 and April 2, 1999, the Company sold 875,000 shares of its Common Stock to one (1) investor for $350,000 cash. For such offering, the Company relied upon Section 3(b) of the Act and Rule 504. A Form D was filed was filed with the SEC.

         On March 29, 1999, the Company entered into a consulting agreement with Buying Power Network ("BPN") to provide financial public relations consulting services to the Company for which the Company agreed to pay $40,000 for the first month, $30,000 for the second month and $25,000 for the third, payable in shares of the Company's Common Stock. The contract term was through September 1999 and has expired without renewal. In exchange for services rendered by BPN, the Company issued 100,000 shares of its Common Stock, valued at $106,200, to Joyce Research Group, of which BPN is a division. For the fourth, fifth and sixth months of the contract, the Company granted Joyce Research Group options to purchase 150,000 shares of the Company's Common Stock at an exercise price equal to 60%, 65% and 70% of the market price, respectively. For such offering, the Company relied upon Section 3(b) of the Act and Rule 504. A Form D was filed with the SEC.

         On April 1, 1999, the Company entered into a marketing agreement with Benae International, Inc. to market the Company's telephony services and to register a minimum of one hundred (100) customers in the thirty (30) cities in which the Company plans to offer telephony services within twelve (12) months in exchange for 200,000 shares of the Common Stock of the Company. The shares are to be returned to the Company if the minimum is not met. For such offering, the Company relied upon Section 3(b) of the Act and Rule 504. A Form D was filed with the SEC.

         On April 1, 1999, the Company entered into a marketing and advertising agreement with Netgenie.com ("NG") to provide marketing services to a minimum of 75,000 customers in thirty (30) cities designated by the Company within a twelve
(12) month period in exchange for 100,000 shares of the Common Stock of the Company, which shares must be returned if NG fails to deliver a minimum of eight
(8) cities for a total of 75,000 customers. In addition, NG may earn performance bonuses of: 50,000 shares if eight (8) cities are delivered within ninety (90) days of execution; 50,000 shares if fifteen (15) cities are delivered within one hundred fifty (150) days; and 10,000 shares for each additional city thereafter before December 31, 1999 up to 30 cities. Further, NG was granted warrants to purchase 30,000 shares of the Company's Common Stock exercisable for a period of two (2) years at an exercise price of $2.50 per share for every block of 5,000 pre-registered customers up to 75,000 pre-registered customers in a twelve (12) month period. NG did not satisfy any of the incentive performance criteria and the right to acquire the additional shares or exercise the warrants has expired. For such offering, the Company relied upon Section 4(2) of the Act and Rule 506. A Form D was filed with the SEC.

         On April 7, 1999, the Company entered into a share exchange agreement with Satlink 3000, doing business as Independent Network Services ("INS"), whereby the Company exchanged 250,000 shares of its Redeemable

Convertible Preferred stock valued at $500,000 for all of the outstanding capital stock of INS. Such Redeemable Convertible Preferred stock contains 1 for 1 conversion rights after one (1) year and is redeemable at $2.00 per share. The President of INS, Peter M. Stazzone, remained with the Company as the President of the subsidiary. At the time of the exchange Mr. Stazzone became Secretary, Treasurer and Chief Financial Officer of the Company under an employment agreement. Also at the time of the exchange, Mr. Stazzone received 50,000 shares of the Redeemable Convertible Preferred Stock of the Company. Pursuant to the Employment Agreement, Mr. Stazzone received 200,000 shares of the Company's Common Stock, a stock bonus of 100,000 shares of Common Stock deemed earned on the date of the Share Exchange Agreement, but to be delivered on the earlier of
(i) the first anniversary date of his employment, or (ii) Mr. Stazzone's termination, and options to purchase an additional 200,000 shares of the Common Stock of the Company exercisable for a period of three (3) years at an exercise price of $1.00 per share. For such offering, the Company relied upon Section 4(2) of the Act and Rule 506. A Form D was filed with the SEC. In connection with the exchange, INS and Mr. Stazzone represented that INS had acquired certain assets, including the rights to INS' name, from the Bankruptcy Court in the Chapter 11 filing of Telsave. Mr. Stazzone was the Chief Financial Officer of Telsave at the time the bankruptcy was filed and the Bankruptcy Court was provided with disclosure of his involvement with INS prior to the Court's approval of the sale of certain Telsave assets to INS. At the time of the acquisition of INS, the Company believed that it was acquiring the rights to the CIC Code. The purchase price was based in part upon an appraisal of the value of the CIC Code which is loaded in approximately 60% of the domestic market. However, during the course of the Company's audit for 1999, it was discovered that clear title may not have passed to INS and subsequently the Company. Therefore, the Company's Board determined that, in the event clear title had not passed to the Company, it would be in the best interest of the Company to rescind the transaction. The Company sought a legal opinion on the status of such title and was advised that there was no clear link between the ownership of the CIC Code and INS. Therefore the Board voted to rescind the transaction, to rescind the Redeemable Preferred Stock, Common Stock and warrant issuances made under the acquisition and the employment agreement and to terminate Mr. Stazzone's employment. The matter is now the subject of litigation between the Company and INS and Mr. Stazzone.

         On November 29, 1999, the Company issued 10,000 shares of Common Stock to McGinn Smith & Co. as a retainer for its services as a financial advisor in identifying prospective institutional investors for the Company. For such offering, the Company relied upon Section 4(2) of the Act.

         On May 22, 2000, the Company issued 1,250 shares of its Series B Senior Convertible Preferred Stock ("Series B Stock") at a price of $1,000 per share to each of the Augustine Fund, L.P. and The Shaar Fund Ltd., for an aggregate price of $2.5 million. Each share of Series B Stock is convertible into shares of Common Stock at a price which is the lower of (i) $1.96 per share, or (ii) 75% of the average of the 3 lowest closing bid prices of the Common Stock during the 30 trading days immediately prior to the conversion. Each investor has the further right to purchase one additional share of Common Stock at the same price for each share received upon conversion. In addition, the Company has the right to pay the 7.5% dividend on the Series B Stock in shares of Common Stock at the same price. Each investor was also granted warrants to purchase 125,000 shares of the Company's common stock at an exercise price of $2.136 per share for a period of five years. In addition, the Company granted registration rights to the investors, the primary purpose for the filing of this Registration Statement. In connection with this offering, the Company paid fees to Delano Group Securities in the amount of $250,000 cash plus a warrant to purchase 100,000 shares of Common Stock at $2.136 per share. In issuing these securities, the Company relied on Section 4(2) of the Act and Rule 506. A Form D was filed with the SEC.

         In July 2000, pursuant to its 2000 Executive Inventive Plan, the Company issued a total of 305,000 options to purchase Common Stock to 8 employees and 1 director. At the same time, the Company cancelled the previously authorized but unissued options for Harry Bowman, a Vice President of the Company, to purchase 50,000 shares of Common Stock, and for Russell Watson, a Director of the Company, to purchase 20,000 shares of Common Stock. In issuing these options, the Company relied on Section 4(2) of the Act and Rule 506. As soon as practicable, the Company intends to register these options and shares on Form S-8.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Item No.                Description
--------                -----------
3.(i).1           [1]   Articles of Incorporation of Nova Enterprises, Inc. filed February 19, 1997
3.(i).2           [1]   Certificate of Amendment of Articles of Incorporation changing name to IPVoice
                        Communications, Inc. filed March 24, 1998.
3.(i).3           [1]   Certificate of Amendment of Articles of Incorporation changing name to IPVC.com, Inc.
3.(i).4           [1]   Certificate of Amendment of Articles of Incorporation changing name to IPVoice.com, Inc.
3.(i).5           [4]   Certificate of Correction completing the description of the Senior Convertible Preferred Shares listed in the Amendment to the Articles of Incorporation filed on April 19, 1999
3.(i).6           [4]   Certificate of Amendment of the Articles of Incorporation designating the preferences, limitations and relative rights of Series B Preferred Stock
3.(ii).1          [1]   Bylaws of Nova Enterprises, Inc.
4.1               [1]   Form of Private Placement Offering of 1,600,000 common shares at $0.01 per share.
4.2               [1]   Form of Private Placement Offering of 992,500 common shares at $1.00 per share.
4.3               [1]   Form of Private Placement Offering of 100,000 common shares at $0.50 per share.
4.4               [1]   Form of Private Placement Offering of 1,000,000 common shares at $0.15 per share.
4.5               [1]   Form of Private Placement Offering of 1,250,000 common shares at $0.40 per share.
4.6               [1]   Form of Private Placement Offering of 104 Units at $25,000.00 per unit.
4.7               [1]   Form of Promissory Note for Private Placement Offering of 104 Units at $25,000 per unit.
4.8               [1]   Form of Warrant for Private Placement Offering of 104 Units at $25,000 per unit.
5.1                *    Opinion of Jennings, Strouss & Salmon P.L.C.
10.1              [1]   Agreement dated March 1998 with Nova Enterprises, Inc.
10.2              [1]   Agreement dated April 1999 with Independent Network Services.
10.3              [1]   Agreement dated February 1998 with Natural MicroSystems Corporation.
10.4              [1]   Agreement dated June 1999 with ICG Telecom Group, Inc.
10.5              [1]   Agreement dated August 1999 with RSL Com U.S.A., Inc.
10.6              [1]   Agreement dated July 1999 with Star Telecommunications, Inc.
10.7              [1]   Agreement dated August 1999 with ILD Communications, Inc.
10.8              [1]   Agreement dated June 1999 with Level 3 Communications LLC.
10.9              [1]   Agreement dated August, 1999 with Worldcom Technologies, Inc.
10.10             [1]   Agreement dated March 1999 with Teleco Service International, Inc.
10.11             [1]   Agreement dated March 1999 with Billion Telecommunication Services, Ltd.
10.12             [1]   Agreement dated May 1999 with Firstnet Telephany Ltd.
10.13             [1]   Agreement dated July 1999 with MetroPlus Communication Technology, Inc.
10.14             [1]   Agreement dated February 1999 with BlueGrass Net.
10.15             [1]   Agreement dated July 1998 with The Armstrong International Group, Inc.
10.16             [1]   Agreement dated February 1999 with International Investment Partners, Ltd.
10.17             [1]   Agreement dated March 1999 with Kenneth M. Brown
10.18             [1]   Agreement dated April 1999 with Netgenie.com LLC
10.19             [1]   Agreement dated April 1999 with Benae International Inc.
10.20             [1]   Consulting Agreement dated November 1997 with Condor Worldwide, Ltd.
10.21             [1]   Consulting Agreement dated July 1998 with Calpe, Ltd.
10.22             [1]   Consulting Agreement dated July 1998 with The Investor Communications Group, Inc.
10.23             [1]   Consulting Agreement dated July 1998 with Corporate Imaging.
10.24             [1]   Consulting Agreement dated September 1998 with First Capital Partners, Inc.
10.25             [1]   Consulting Agreement dated October 1998 with International Investment Partners, Ltd.
10.26             [1]   Consulting Agreement dated October 1998 with Insidestock.com, Inc.
10.27             [1]   Consulting Agreement dated March 1999 with Buying Power Network.
10.28             [1]   Employment Agreement dated April 1998 with Barbara S. Will.

10.29             [1]   Employment Agreement dated April 1998 with Anthony K. Welch.
10.30             [1]   Employment Agreement dated April 1999 with Peter M. Stazzone.
10.31             [1]   Lease effective August 1, 1999 for Phoenix offices
10.32             [1]   Employment Agreement dated November 10, 1999 with Harry R.  Bowman
10.33             [2]   Memorandum of Understanding between the Company and Telic.net dated
                        November 17, 1999
10.34             [2]   Executive Incentive Stock Awards Plan adopted by Shareholders on December 9, 1999
10.35             [3]   Engagement Letter dated November 24, 1999 with McGinn, Smith & Co., Inc.
10.36             [3]   Engagement Letter dated February 16, 2000 with Delano Group Securities
10.37             [3]   UUNET Agreement dated December 15, 1999
10.38             [3]   Equipment Lease dated January 20, 2000 with International Investment Partners
10.39             [3]   Professional Service Agreement dated October 8, 1999 with Natural Microsystems Corp.
10.40             [3]   Apartment Rental Agreement effective November 1, 1999
10.41             [3]   Telephone Equipment Lease/Purchase Agreements dated December 10, 1999
10.42             [3]   Amended 2000 Stock Plan
10.43             [4]   Agreement dated March 30, 2000 with Condor Worldwide, Ltd.
10.44             [4]   Promissory Note dated May 5, 2000 and Pledge and Security Agreement
10.45             [4]   Agreement  dated May 5, 2000 with Condor  Worldwide,  Ltd.,  James K. Howson,  Anthony Welch,
                        Barbara Will and IPVoice.com
10.46             [5]   Augustine Fund, L.P. - Securities Purchase Agreement including all exhibits
10.47             [5]   The Shaar Fund, Ltd. - Securities Purchase Agreement including all exhibits
10.48             [6]   Employment Agreement dated April 2000 with J. Michael Scott
10.49             [6]   Service Agreement dated May 15, 2000 with Telic Communications, Inc.
10.50             [6]   Financial and Business Management Consulting Agreement dated June 1, 2000 with Growth
                        Capital Resources.com, LLC
10.51             [6]   Collocation Agreement dated June 23, 2000 with Intermedia Communications Inc.
10.52             [6]   Service Agreement dated June 29, 2000 with Telecom Compliance Services, Inc.
10.53              *    Office Lease Agreement dated July 10, 2000 with Cornwell Corporation
10.54              *    Support Agreement dated July 28, 2000 with Sepesi, Inc.
23.1               *    Consent of Durland & Company, CPAs, P.A.
24.1               *    Power of Attorney (included on signature page)
27.1               *    Financial Data Sheet
99.1              [5]   Press Release issued by the Registrant on May 24, 2000 entitled "IPVoice.com,  Inc. Finalizes
                        $2.5 Million Funding Led by Augustine and Schaar Funds"

[1]      Previously filed with the Company's Form 10SB filed November 3, 1999

[2] Previously filed with the Company's Form 10QSB for the Quarter ended September 30, 1999

[3] Previously filed with the Company's Form 10KSB/A for the fiscal year ended December 31, 1999

[4] Previously filed with the Company's Form 10QSB for the Quarter ended March 31, 2000

[5]      Previously filed with the Company's Form 8K filed June 16, 2000

[6] Previously filed with the Company's Form 10QSB for the Quarter ended June 30, 2000

(*  Filed herewith)

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (i) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (ii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (iii) To include any additional or changed material information on the plan of distribution.

         (2) For the purpose of determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, less in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.



SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Phoenix, State of Arizona, on August 18, 2000.
IPVOICE.COM, INC.


By: /s/ Barbara Will
    President and Chief Operating Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Barbara Will with full power of substitution to execute in the name of such person and to file any Amendment or Post-Effective Amendment to this Registration Statement making such changes in this Registration Statement as the Company deems appropriate and appoints Barbara Will with full power of substitution, attorney-in-fact to sign and to file any amendment and Post-Effective Amendment to this Registration Statement.

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                                   Title                           Date
---------                                   -----                           ----
/s/ James K. Howson        Director and                                August 18, 2000
James K. Howson            Chief Executive Officer
                           [Principal Executive Officer]

/s/ Barbara Will           Director and President                      August 18, 2000
Barbara Will


/s/ Brian Auchey           Acting Chief Financial Officer              August 18, 2000
Brian Auchey               [Principal Financial
                           and Accounting Officer]


/s/ Anthony Welch          Director                                    August 18, 2000
Anthony Welch


/s/ Russell Watson         Director                                    August 18, 2000
Russell Watson

                                 EXHIBIT INDEX

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
Item No.       Description
3.(i).1   [1]  Articles of Incorporation of Nova Enterprises, Inc. filed
               February 19, 1997

3.(i).2   [1]  Certificate of Amendment of Articles of Incorporation changing name to IPVoice Communications, Inc. filed March 24, 1998.

3.(i).3   [1]  Certificate of Amendment of Articles of Incorporation changing name to IPVC.com, Inc.

3.(i).4   [1]  Certificate of Amendment of Articles of Incorporation changing name to IPVoice.com, Inc.

3.(i).5   [4]  Certificate of Correction completing the description of the
               Senior Convertible Preferred Shares listed in the Amendment to the Articles of Incorporation filed on April 19, 1999

3.(i).6   [4]  Certificate of Amendment of the Articles of Incorporation
               designating the preferences, limitations and relative rights of
               Series B Preferred Stock

3.(ii).1  [1]  Bylaws of Nova Enterprises, Inc.

4.1       [1]  Form of Private Placement Offering of 1,600,000 common shares at
               $0.01 per share.

4.2       [1]  Form of Private Placement Offering of 992,500 common shares at
               $1.00 per share.

4.3       [1]  Form of Private Placement Offering of 100,000 common shares at
               $0.50 per share.

4.4       [1]  Form of Private Placement Offering of 1,000,000 common shares at
               $0.15 per share.

4.5       [1]  Form of Private Placement Offering of 1,250,000 common shares at
               $0.40 per share.

4.6       [1]  Form of Private Placement Offering of 104 Units at $25,000.00
               per unit.

4.7       [1]  Form of Promissory Note  for Private Placement Offering of 104
               Units at $25,000 per unit.

4.8       [1]  Form of Warrant for Private Placement Offering of 104 Units at
               $25,000 per unit.

5.1        *   Opinion of Jennings, Strouss & Salmon P.L.C.

10.1      [1]  Agreement dated March 1998 with Nova Enterprises, Inc.

10.2      [1]  Agreement dated April 1999 with Independent Network Services.

10.3      [1]  Agreement dated February 1998 with Natural MicroSystems
               Corporation.

10.4      [1]  Agreement dated June 1999 with ICG Telecom Group, Inc.

10.5      [1]  Agreement dated August 1999 with RSL Com U.S.A., Inc.

10.6      [1]  Agreement dated July 1999 with Star Telecommunications, Inc.

10.7      [1]  Agreement dated August 1999 with ILD Communications, Inc.

10.8      [1]  Agreement dated June 1999 with Level 3 Communications LLC.

10.9      [1]  Agreement dated August, 1999 with Worldcom Technologies, Inc.

10.10     [1]  Agreement dated March 1999 with Teleco Service International,
               Inc.

10.11     [1]  Agreement dated March 1999 with Billion Telecommunication
               Services, Ltd.

10.12     [1]  Agreement dated May 1999 with Firstnet Telephany Ltd.

10.13     [1]  Agreement dated July 1999 with MetroPlus Communication
               Technology, Inc.

10.14     [1]  Agreement dated February 1999 with BlueGrass Net.

10.15     [1]  Agreement dated July 1998 with The Armstrong International
               Group, Inc.

10.16     [1]  Agreement dated February 1999 with International Investment
               Partners, Ltd.

10.17     [1]  Agreement dated March 1999 with Kenneth M. Brown

10.18     [1]  Agreement dated April 1999 with Netgenie.com LLC

10.19     [1]  Agreement dated April 1999 with Benae International Inc.

10.20     [1]  Consulting Agreement dated November 1997 with Condor Worldwide,
               Ltd.

10.21     [1]  Consulting Agreement dated July 1998 with Calpe, Ltd.

10.22     [1]  Consulting Agreement dated July 1998 with The Investor
               Communications Group, Inc.

10.23     [1]  Consulting Agreement dated July 1998 with Corporate Imaging.

10.24     [1]  Consulting Agreement dated September 1998 with First Capital
               Partners, Inc.

10.25     [1]  Consulting Agreement dated October 1998 with International
               Investment Partners, Ltd.

10.26     [1]  Consulting Agreement dated October 1998 with Insidestock.com,
               Inc.

10.27     [1]  Consulting Agreement dated March 1999 with Buying Power Network.

10.28     [1]  Employment Agreement dated April 1998 with Barbara S. Will.
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
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Item No.        Description
--------  ----- -------------------------------------------------------------------------------------------------------

 10.29     [1]  Employment Agreement dated April 1998 with Anthony K. Welch.
 10.30     [1]  Employment Agreement dated April 1999 with Peter M. Stazzone.
 10.31     [1]  Lease effective August 1, 1999 for Phoenix offices
 10.32     [1]  Employment Agreement dated November 10, 1999 with Harry R. Bowman
 10.33     [2]  Memorandum of Understanding between the Company and Telic.net dated November 17, 1999
 10.34     [2]  Executive Incentive Stock Awards Plan adopted by Shareholders on December 9, 1999
 10.35     [3]  Engagement Letter dated November 24, 1999 with McGinn, Smith & Co., Inc.
 10.36     [3]  Engagement Letter dated February 16, 2000 with Delano Group Securities
 10.37     [3]  UUNET Agreement dated December 15, 1999
 10.38     [3]  Equipment Lease dated January 20, 2000 with International Investment Partners
 10.39     [3]  Professional Service Agreement dated October 8, 1999 with Natural Microsystems Corp.
 10.40     [3]  Apartment Rental Agreement effective November 1, 1999
 10.41     [3]  Telephone Equipment Lease/Purchase Agreements dated December 10, 1999
 10.42     [3]  Amended 2000 Stock Plan
 10.43     [4]  Agreement dated March 30, 2000 with Condor Worldwide, Ltd.
 10.44     [4]  Promissory Note dated May 5, 2000 and Pledge and Security Agreement
 10.45     [4]  Agreement dated May 5, 2000 with Condor Worldwide, Ltd., James K. Howson, Anthony Welch,
                Barbara Will and IPVoice.com
 10.46     [5]  Augustine Fund, L.P. -- Securities Purchase Agreement including all exhibits
 10.47     [5]  The Shaar Fund, Ltd. -- Securities Purchase Agreement including all exhibits
 10.48     [6]  Employment Agreement dated April 2000 with J. Michael Scott
 10.49     [6]  Service Agreement dated May 15, 2000 with Telic Communications, Inc.
 10.50     [6]  Financial and Business Management Consulting Agreement dated June 1, 2000 with Growth Capital Resources.com LLC
 10.51     [6]  Collocation Agreement dated June 23, 2000 with Intermedia Communications Inc.
 10.52     [6]  Service Agreement dated June 29, 2000 with Telecom Compliance Services, Inc.
 10.53      *   Office Lease Agreement dated July 10, 2000 with Cornwell Corporation
 10.54      *   Support Agreement dated July 28, 2000 with Sepsesi, Inc.
 23.1       *   Consent of Durland & Company, CPAs, P.A.
 24.1       *   Power of Attorney (included on signature page)
 27.1       *   Financial Data Sheet
 99.1      [5]  Press Release issued by the Registrant on May 24, 2000 entitled "IPVoice.com, Inc. Finalizes $2.5 Million
                Funding Led by Augustine and Schaar Funds"
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[1]  Previously filed with the Company's Form 10SB filed November 3, 1999

[2]  Previously filed with the Company's Form 10QSB for the Quarter ended
     September 30, 1999

[3]  Previously filed with the Company's Form 10KSB/A for the fiscal year ended
     December 31, 1999

[4]  Previously filed with the Company's Form 10QSB for the Quarter ended
     March 31, 2000

[5]  Previously filed with the Company's Form 8K filed June 16, 2000

[6]  Previously filed with the Company's Form 10QDSB for the Quarter ended
     June 30, 2000

(* Filed herewith)